                                                                   EXHIBIT 99.2


PROSPECTUS

                               6,220,404 SHARES

                           (LOGO)  HEALTHTRUST INC.
                                   The Hospital Company

                                  COMMON STOCK
                            ------------------------

     Of the 6,220,404 shares of Common Stock (par value $.001 per share) offered hereby, 4,976,323 shares are being offered hereby in the United States and Canada by the U.S. Underwriters and 1,244,081 shares are being offered in a concurrent offering outside the United States and Canada by the International Underwriters. The offering price and the aggregate underwriting discount per share are identical for both offerings. See "Underwriting."

     Of the 6,220,404 shares of Common Stock offered, 5,200,000 shares are being sold by Healthtrust, Inc. - The Hospital Company and 1,020,404 shares are being sold by certain non-management selling stockholders upon the exercise of warrants which were issued in connection with the formation of the Company. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the selling stockholders. The Underwriters have agreed to purchase the shares to be sold by the Company regardless of whether the Underwriters purchase any or all of the selling stockholders' shares. See "Underwriting."

     Concurrently with the Offerings, the Company is publicly offering $200 million aggregate principal amount of 10 1/4% Subordinated Notes due 2004. The Offerings and the offering of the Subordinated Notes are being made as part of the financing of the Company's acquisition of EPIC Holdings, Inc. and certain related transactions. The Offerings and the offering of the Subordinated Notes are contingent upon the consummation of the acquisition. See "The Acquisition and the Financing Plan."

     The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "HTI." On April 28, 1994, the last sale price of the Company's Common Stock, as reported on the New York Stock Exchange, was $29 per share.

     FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "INVESTMENT CONSIDERATIONS."
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- - --------------------------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------------------------
                                                                                    PROCEEDS TO
                                      PRICE TO      UNDERWRITING    PROCEEDS TO       SELLING
                                       PUBLIC       DISCOUNT(1)      COMPANY(2)   STOCKHOLDERS(3)
- - --------------------------------------------------------------------------------------------------
Per Share.........................      $28.25         $1.13           $27.12          $27.12
- - --------------------------------------------------------------------------------------------------
Total(4)..........................   $175,726,413    $7,029,057     $141,024,000    $27,673,356
- - --------------------------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of the offerings payable by the Company estimated at $1,100,000.
(3) Before deducting the exercise price of $3.18 per share with respect to the 1,015,312 shares being sold by the selling stockholders upon exercise of warrants.
(4) The Company has granted the U.S. Underwriters and the International Underwriters options exercisable within 30 days after the date hereof to purchase up to 624,000 and 156,000 additional shares, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $197,761,413, $7,910,457, and $162,177,600, respectively. See
     "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about May 5, 1994.
                            ------------------------

MERRILL LYNCH & CO.                                 DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION
                         ------------------------------

                 The date of this Prospectus is April 28, 1994.

                             (Map, see Appendix)










                            ------------------------

     IN CONNECTION WITH THESE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMPANY'S COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     Healthtrust, Inc. - The Hospital Company (together with its subsidiaries, "Healthtrust" or the "Company") is one of the largest providers of health care services in the United States, delivering a full range of inpatient, outpatient and other health care services principally through its affiliated hospitals. At April 1, 1994, the Company owned or leased through its subsidiaries or joint ventures 82 acute care hospitals (the "affiliated hospitals") and is an investor, through joint ventures, in four other acute care hospitals. The Company's affiliated hospitals are located in rural, suburban and urban communities in 21 southern and western states. Approximately 40% of Healthtrust's affiliated hospitals are the sole providers of general acute care hospital services in their communities, and an additional 20% are one of two general acute care hospitals in their communities. The Company's affiliated hospitals generally provide a full range of inpatient and outpatient health care services, including medical/surgical, diagnostic, obstetric, pediatric and emergency services. Many of the Company's affiliated hospitals also offer certain specialty programs and services, including occupational medicine programs, home health care services, skilled nursing services, physical therapy programs, rehabilitation services, alcohol and drug dependency programs and selected mental health services.

     The Company has experienced consistent growth since it began operations through the acquisition of a group of hospitals and related assets (the "Formation") from Hospital Corporation of America ("HCA") in September 1987. The 82 affiliated hospitals presently operated by the Company generated approximately $2.4 billion of net operating revenue, $135.2 million of net income before extraordinary charges and preferred stock dividends and $121.6 million of net income for the fiscal year ended August 31, 1993, compared with approximately $1.8 billion of net operating revenue, a $101.3 million net loss before extraordinary charges and preferred stock dividends and a $159.9 million net loss for the fiscal year ended August 31, 1989 generated by the 94 hospitals then operated by the Company. In addition, for the same periods, the Company's operating cash flow (net operating revenue less hospital service costs) increased from $339.2 million to $506.0 million. Operating cash flow should not be considered as a substitute for cash provided by operating activities or any consolidated income statement data prepared in accordance with generally accepted accounting principles ("GAAP"). See "Selected Historical Financial Information."

     The Company's principal objective is to be a significant and growing provider of low cost, high quality health care services in the markets in which it operates. Although the means of achieving this objective will vary depending upon the local market and the relative position of the Company's affiliated hospitals and other health care businesses in that market, the strategies employed generally include (i) expanding market share through improvements in quality and reductions in cost for existing services and through the provision of new or expanded services to meet underserved needs, (ii) participating in quality health care delivery networks through affiliations, joint ventures, partnerships and other arrangements with physicians, other hospitals and providers of other health care related services, (iii) continuously improving operating and financial performance, and (iv) developing the resources needed by management to operate more effectively in the changing health care environment. In addition, the Company has pursued and will continue to pursue other opportunities to grow through the acquisition, construction or development of hospital facilities or other health care related businesses that are or can be positioned competitively in their markets consistent with the Company's objectives. The Company recently acquired Nashville Memorial Hospital in Madison, Tennessee and executed a definitive agreement to purchase Holy Cross Hospital of Salt Lake City, Utah, Holy Cross-Jordan Valley Hospital in Jordan Valley, Utah and St. Benedict's Hospital in Ogden, Utah. On March 22, 1994, the Federal Trade Commission ("FTC") informed the Company that it will challenge the acquisition of the three Utah hospitals. The Company is seeking to resolve the issues raised by the FTC.

     Consistent with the Company's strategy, Healthtrust entered into an agreement on January 9, 1994 to acquire EPIC Holdings, Inc. ("EPIC Holdings" and, together with its subsidiaries, "EPIC") (the "Acquisition"). EPIC is a health care services provider that owns and operates 34 general acute care hospitals providing inpatient, outpatient and other specialty services in 10 southern, southwestern and western states. Approximately 29% of EPIC's hospitals are the sole providers of general acute care hospital services in their communities, and an additional 27% of EPIC's hospitals are one of two general acute care hospitals in their communities. Following the Acquisition, Healthtrust will be the second largest hospital management company in the United States, operating 115 hospitals in 22 states. Of these 115 hospitals, approximately 37% are the sole providers of general acute care hospital services in their communities and an additional 22% are one of two such providers in their communities. Total pro forma combined net operating revenue, operating cash flow and net income before extraordinary charges for Healthtrust and EPIC for their 1993 fiscal years were approximately $3.4 billion, $651.4 million and $125.9 million, respectively, after giving effect to the Acquisition and the Financing Plan, assuming the Current Tender Amount of each issue of Specified EPIC Debt Securities is purchased in the Tender Offers (all as hereinafter defined). See "Selected Pro Forma Financial Information."

     The Company believes that the Acquisition will enhance the Company's presence in the geographic areas it presently serves and provide access to new markets. In addition, the Acquisition will allow the Company to expand its health care delivery capabilities in such areas as home health care, geropsychiatric care, rehabilitation services and physical therapy services, thereby enhancing the Company's development of integrated health care delivery networks designed to provide a full range of health care services to managed care plans, self-insured employers and certain government payors. Healthtrust also expects to realize operating cost savings of approximately $50 million during the fiscal year ending August 31, 1995 resulting from increased economies of scale and improved operating efficiencies following the Acquisition. After giving effect to these savings, the Acquisition is expected to add $0.10 to $0.12 per share to the Company's earnings during fiscal year 1995. See "Investment Considerations -- Acquisition-Related Considerations," "The Acquisition and the Financing Plan" and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company included elsewhere in this Prospectus.

THE FINANCING PLAN

     In connection with the Acquisition, on March 15, 1994, EPIC and certain of its subsidiaries commenced offers to purchase up to 100% of five series of outstanding debt securities of EPIC (the "Specified EPIC Debt Securities") in an aggregate principal amount of approximately $608.5 million (representing an aggregate accreted value of approximately $529.9 million as of December 31,
1993). In connection therewith, the consent of the holders of the Specified EPIC Debt Securities is being solicited to eliminate or modify substantially all of the restrictive covenants and certain event of default provisions related thereto. The offers to purchase the Specified EPIC Debt Securities and the related solicitation of consents are hereinafter referred to as the "Tender Offers." In addition, following the consummation of the Acquisition, it is anticipated that approximately $220.8 million aggregate principal amount of certain other outstanding EPIC indebtedness (representing an aggregate accreted value of approximately $142.6 million as of December 31, 1993) will be redeemed or prepaid in accordance with the provisions thereof (the "Debt Redemption").

     The Acquisition, the Tender Offers and the Debt Redemption will be financed through the following: (i) the offering by the Company of the Common Stock offered hereby, (ii) the public offering by the Company of $200.0 million aggregate principal amount of a new series of subordinated notes (the "Subordinated Debt Offering"), (iii) the refinancing of the Company's existing bank credit facility with a new bank credit facility (the "1994 Credit Agreement") providing for aggregate commitments of up to $1.2 billion and (iv) cash on hand. The offering of the Common Stock offered hereby is expected to occur substantially contemporaneously with the Acquisition, the Subordinated Debt Offering, the Debt Redemption and the 1994 Credit Agreement, and is conditioned upon the consummation of the Acquisition. It is anticipated that the Tender Offers will remain open until approximately five business days after the consummation of the Acquisition. See "The Acquisition and the Financing Plan" and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company included elsewhere in this Prospectus.

                                 THE OFFERINGS

     Of the 6,220,404 shares of Common Stock offered hereby, 4,976,323 shares are being offered in the United States and Canada by the U.S. Underwriters and 1,244,081 shares are being offered in a concurrent offering outside the United States and Canada by the International Underwriters (the "Offerings"). Of the shares of Common Stock offered hereby, 1,020,404 shares (the "Secondary Shares") are being offered by certain non-management selling stockholders (the "Selling Stockholders").

Common Stock Offered by:
  The Company.................................  5,200,000 shares
  The Selling Stockholders....................  1,020,404 shares(1)
Common Stock Outstanding after the
  Offerings...................................  88,996,898 shares(2)
Use of Proceeds...............................  The proceeds of the sale of the shares of
                                                Common Stock offered by the Company in the
                                                Offerings, together with the proceeds of the
                                                Subordinated Debt Offering, borrowings under
                                                the 1994 Credit Agreement and cash on hand,
                                                will be used to finance the Acquisition, the
                                                Tender Offers and the Debt Redemption. See
                                                "Use of Proceeds." The Company will not
                                                receive any of the proceeds of the sale of
                                                the shares of Common Stock offered by the
                                                Selling Stockholders.
New York Stock Exchange Symbol................  HTI

- - ---------------

(1) 1,015,312 of the Secondary Shares are being offered by the holders thereof upon exercise of Warrants to purchase Common Stock issued in 1987 in connection with the Formation of the Company ("Warrants") at an exercise price of $3.18 per share. 3,772 and 1,320 of the Secondary Shares were purchased by the holders thereof upon exercise of Warrants at exercise prices of $7.95 and $5.30 per share, respectively. See "Selling Stockholders."
(2) As of April 20, 1994. Does not include (i) 4,304,107 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans (of which options for 916,100 shares are presently exercisable) as of January 31, 1994 (ii) 844,198 shares of Common Stock issuable upon exercise of Warrants and (iii) approximately 900,000 shares of Common Stock to be issued and contributed to the Company's 401(k) Retirement Program (the "Plan") on or about May 15, 1994.

                           INVESTMENT CONSIDERATIONS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Common Stock offered hereby.

SUBSTANTIAL INDEBTEDNESS

     Following the consummation of the Acquisition and the Financing Plan, the Company will continue to have substantial indebtedness and, as a result, significant debt service obligations. As of February 28, 1994, the Company's ratio of long-term debt to stockholders' equity was 1.3 to 1 and approximately $150.3 million of the Company's $967.0 million of long-term debt was subject to variable interest rates (in each case including current maturities). After giving effect to the Acquisition and the transactions contemplated by the Financing Plan (as hereinafter defined), at February 28, 1994, the ratio of the Company's long-term debt to stockholders' equity would have been 2.0 to 1, and the portion of the Company's $1,758.6 million of long-term debt subject to variable interest rates would have been approximately $711.8 million (in each case including current maturities), in each case assuming the Current Tender Amount of each issue of the outstanding Specified EPIC Debt Securities is purchased in the Tender Offers. See "Capitalization" and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company included elsewhere in this Prospectus.

     The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; and (iv) such indebtedness contains numerous financial and other restrictive covenants, including those restricting the incurrence of indebtedness, the creation or existence of liens, the declaration or payment of dividends, certain investments, the acquisition of securities of the Company, and certain extraordinary corporate transactions. Failure by the Company to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness.

HEALTH CARE REFORM

     On November 20, 1993, President Clinton submitted proposed comprehensive health care reform legislation ("Administration's Proposal") to Congress. A central component of the Administration's Proposal is the restructuring of health insurance markets through the use of "managed competition." Under the Administration's Proposal, states would be required to establish regional purchasing cooperatives, known as "regional alliances," that would be the exclusive source of coverage for individuals and employers with less than 5,000 employees. All employers would be required to make coverage available to their employees and contribute 80% of the premium, and all individuals would be required to enroll in an approved health plan. Regional alliances would contract with health plans that demonstrate an ability to provide consumers with a full range of benefits, including hospital services, and the provision of such benefits would be mandated by the federal government. The federal government would provide subsidies to low income individuals and certain small businesses to help pay for the cost of coverage. These subsidies and other costs of the Administration's Proposal would be funded in significant part by reductions in payments by the Medicare and Medicaid programs to providers, including hospitals. The Administration's Proposal would also place stringent limits on the annual growth in health plan premiums. Other comprehensive reform proposals have been or are expected to be introduced in Congress. These other proposals contain or are expected to contain coverage guarantees, benefit standards, financing and cost control mechanisms which are different than the Administration's Proposal. The Company is unable to predict what, if any, reforms will be adopted, or when any such reforms will be implemented. No assurance can be given that such reforms will not have a material adverse impact on the Company's revenues or earnings.

REIMBURSEMENT AND REGULATION

     The Company derives a substantial portion of its revenue from Medicare and Medicaid programs. Such programs are highly regulated and subject to frequent and in certain cases substantial changes. Significant changes in Medicare and Medicaid reimbursement programs have resulted in reduced levels of reimbursement for a substantial portion of hospital procedures and costs. Changes in other existing reimbursement programs are scheduled or anticipated in the future which changes are likely to result in further reductions in reimbursement levels. In addition, the Company's revenue could be affected by any implementation of federal government sequestration under the Balanced Budget and Emergency Deficit Control Act of 1985, as amended.

     The health care industry is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, addition of facilities and services and cost containment. Over the past several years, federal and state initiatives have been undertaken to evaluate the impact that financial arrangements between health care providers and physicians may have on Medicare and state health care programs. As a result of such initiatives, the U.S. Department of Health and Human Services ("HHS") issued final regulations outlining certain "safe harbor" practices which, although potentially capable of inducing prohibited referrals of business, would not be subject to enforcement action under the Social Security Act of 1935, as amended (the "Social Security Act"). In addition, certain provisions of Section 1877 of the Social Security Act, commonly known as the "Stark Bill," have recently been amended to significantly broaden the scope of prohibited physician self-referrals thereunder. Certain of the Company's current financial arrangements with physicians do not qualify for the safe harbor exemptions and, as a result, risk scrutiny by HHS and may be subject to enforcement action. Additionally, the Company believes that certain of EPIC's financial arrangements with physicians do not qualify for the safe harbor exemptions. The Company's participation in and development of joint ventures and other financial arrangements with physicians could be adversely affected by the recent HHS regulations and Stark Bill amendments. The Company is unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have an adverse impact on the Company.

DEPENDENCE ON PHYSICIANS AND OTHER KEY PERSONNEL

     Since physicians generally control the majority of hospital admissions, the success of the Company, in part, is dependent upon the number and quality of physicians on its hospitals' medical staffs. The Company's operations also are dependent on the efforts, ability and experience of its key corporate and hospital management teams. The loss of some or all of these key personnel or an inability to attract and retain sufficient numbers of qualified physicians could adversely affect the Company's hospitals.

COMPETITION

     The health care business is highly competitive and subject to excess capacity. Competition among hospitals and other health care providers for patients has intensified in recent years. During this period, hospital occupancy rates in the United States have declined as a result of cost containment pressures, changing technology, changes in regulations and reimbursement, changes in practice patterns from inpatient to outpatient treatment, an increasing supply of physicians and other factors. In many geographic areas in which the Company operates, there are other hospitals or facilities that provide inpatient or outpatient services comparable to those offered by the Company's hospitals. Certain of these hospitals have greater financial resources than the Company's hospitals and offer a wider range of services than the Company's hospitals. Even in communities in which the Company's hospitals are the sole providers of general acute care hospital services, the Company may face competition from local providers of outpatient services and hospitals and other health care providers in nearby communities. The competitive position of the Company's hospitals also has been, and in all likelihood will continue to be, affected by the increased initiatives undertaken during the past several years by federal and state governments and other major purchasers of health care, including insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. Due in part to these initiatives, managed care organizations such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs"), which offer prepaid and discounted medical services packages, represent an increasing segment of health care payors, tending to reduce the historical rate of growth of hospital revenue. In addition, hospitals owned by governmental agencies or other tax-exempt entities benefit from endowments, charitable contributions and tax-exempt financing, which advantages are not enjoyed by the Company's hospitals.

LEGAL PROCEEDINGS

     Certain of the Company's Utah hospitals, along with other Utah hospitals, were the subject of a federal grand jury investigation of possible criminal violations of the federal antitrust laws in connection with nursing compensation practices. The Company has been informed by the Antitrust Division of U.S. Department of Justice that the Government does not intend to pursue criminal charges against the Company in connection with the actions of its Utah facilities. In addition, the Justice Department recently filed a civil antitrust complaint and three consent decrees in U.S. District Court in Salt Lake City, Utah. The consent decrees, if approved by the court, would settle the suit against all named hospitals. Such approval of the consent decrees is expected on or about May 13, 1994. If the consent decrees are approved, four of the Company's affiliated hospitals will be prohibited from entering into agreements with other Utah hospitals to fix the compensation paid to nurses and will be prohibited from exchanging information with other Utah hospitals concerning current or prospective compensation paid to nurses, except in limited circumstances, for a period of five years. None of the settling parties have admitted any wrongdoing and no fines or penalties have been assessed.

     On March 9, 1994, Memorial Hospital at Gulfport ("Memorial") filed suit against EPIC and the Company in Mississippi State court, alleging that EPIC agreed to sell Garden Park Community Hospital ("Garden Park") in Garden Park, Mississippi to Memorial for approximately $23.3 million. The suit seeks specific performance of the alleged agreement and actual and punitive damages. In addition, Memorial is seeking a preliminary injunction to prohibit consummation of the Acquisition until the final disposition of its suit or, in the alternative, a preliminary injunction prohibiting EPIC and the Company from encumbering or disposing of the assets comprising Garden Park. Following a bench trial, the court concluded that no contract for the sale of Garden Park was reached, and denied Memorial's motion for specific performance and injunctive relief, though certain other claims are still pending.

     In April 1994, Lawrence Lacroix filed suit against EPIC in Texas state court alleging that the payment to certain EPIC executives of severance and other benefits in connection with the Acquisition, the payment of the Acquisition consideration with respect to outstanding EPIC stock appreciation rights and the cash contribution to the EPIC Employee Stock Ownership Plan (the "EPIC ESOP") contemplated by the ESOP Agreement (as defined herein) are fraudulent transfers. The lawsuit alleges that such payments would deplete the assets of EPIC available to satisfy Mr. Lacroix's claims as a potential judgment creditor in connection with a pending medical malpractice suit. Mr. Lacroix seeks to enjoin such payments.

PROFESSIONAL LIABILITY

     As is typical in the health care industry, the Company is subject to claims and legal actions by patients and others in the ordinary course of business. The Company generally self-insures against substantially all of its professional and general liabilities and maintains an unfunded reserve for liability risks. While the Company's cash flow has been adequate to provide for liability claims in the past, there can be no assurance that the Company's cash flow will continue to be adequate. If payments with respect to self-insured liabilities increase in the future, the results of operations of the Company could be adversely affected.

PRINCIPAL STOCKHOLDER

     As of December 31, 1993, the trustee (the "Plan Trustee") of the Plan held approximately 31% of the outstanding Common Stock. After giving effect to the Offerings, as of December 31, 1993, the Plan Trustee would have held approximately 28% of the outstanding Common Stock. Shares of Common Stock held by the Plan Trustee are held in the accounts of participants in the Plan. Such participants are able to direct the Plan Trustee to vote the shares allocated to their accounts, except when the Plan Trustee believes its fiduciary duties obligate it to override such directions. As a principal stockholder, the Plan Trustee may have the ability to influence the policies and affairs of the Company to a greater extent than other stockholders.

FORMATION-RELATED CONSIDERATIONS

     In connection with the Formation of Healthtrust in 1987, HCA agreed to indemnify the Company against tax claims, professional liability claims and claims covered by standard public liability insurance relating to the acquired assets, in each case relating to periods prior to the Formation. In the past HCA has satisfied its obligation to indemnify the Company for all such claims, and the Company has no reason to believe that HCA would not continue to do so. However, if HCA should fail to meet its indemnification obligations, the Company would be responsible for the satisfaction of any such claims in the future, which claims, if substantial, could have a material adverse effect on the Company.

     With respect to certain taxable periods ending on or prior to the Formation in September 1987, the Company and certain of its subsidiaries filed federal income tax returns on a consolidated basis with HCA and, as a result, under federal income tax law, the Company and such subsidiaries are severally liable with HCA for the federal income taxes of HCA's consolidated group for such periods. However, in connection with the Formation, HCA agreed that it would be responsible for the payment of all taxes, assessments, interest and penalties imposed by any taxing authority for any periods prior to and including the date of the Formation. HCA has disclosed that following a recent examination of HCA's federal income tax returns for tax years 1981 through 1990, the Internal Revenue Service has proposed certain adjustments to such returns, and HCA has received notices of deficiencies for certain years, which it is contesting through litigation. Should HCA be unable to sustain its position on disputed matters, additional taxes would approximate $383 million, plus accrued interest of approximately $640 million as of December 31, 1993, for taxable periods in which the Company and certain of its subsidiaries were members of HCA's consolidated group. If the additional taxes that have been asserted by the Internal Revenue Service were finally determined to be due and HCA were unable to, or for any other reason did not, pay such taxes or related interest, the Company could be responsible for such payment, which payment could have a material adverse effect on the Company.

ERISA MATTERS

     In connection with the Formation in 1987, the Company's Employee Stock Ownership Plan (the "ESOP") purchased approximately 50.9 million shares of Common Stock for $810 million. The purchase price was based on the determination of the committee administering the ESOP (the "ESOP Committee") as to the fair market value of such shares at that time. Based on such determination, and subject to limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"), the Company has claimed income tax deductions for contributions to the ESOP for the years to which such contributions relate. Contributions to the ESOP were used by the ESOP to pay interest and principal on the loans owed to the Company. These payments were in turn used by the Company to pay interest and principal on the ESOP term loans under the Company's previous bank credit agreement and certain other indebtedness related to the ESOP. As a result, the Company was effectively able to obtain a deduction for principal, as well as interest payments, on ESOP-related borrowings. If the ESOP Committee's determination of fair market value was incorrect, the Company's contribution to the ESOP might not be fully deductible, which could have a material adverse effect on the Company.

     It was intended that qualified holders of the ESOP term loans and the other indebtedness incurred in connection with the ESOP be entitled to exclude from taxable income 50% of the interest received on such indebtedness. In addition, the loans to the ESOP and the purchase of Common Stock by the ESOP were intended to qualify for exemption from the "prohibited transaction" rules under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which rules generally prohibit sale and loan transactions between an employer and a qualified retirement plan. The 50% interest exclusion and the prohibited transaction exemption were available only if the plan was designed to invest primarily in "employer securities." It is likely that if Healthtrust and HCA were deemed to have been members of the same "controlled group of corporations" for purposes of the relevant section in the Code or ERISA, the stock of HCA, and not Healthtrust's Common Stock, would have been "employer securities" for these purposes. Healthtrust and HCA concluded that they were not in the same "controlled group of corporations" (as defined in Section 409(1) of the Code). If, notwithstanding such conclusion, HCA's common stock were deemed to have been "employer securities" for such purposes, there could be severe adverse consequences to Healthtrust, including violation of the prohibited transaction rules discussed above (which could subject Healthtrust or other disqualified persons with respect to the ESOP to an excise tax and could require that certain corrective action be taken) and retroactive increases in the rate of interest payable on certain of the Company's previously outstanding ESOP-related indebtedness as a result of the loss of the 50% interest exclusion. In addition, the 50% interest exclusion and the prohibited transaction exemption were available only if the price paid by the ESOP reflected the fair market value of the employer securities as determined in good faith by the plan fiduciaries. Accordingly, if the ESOP Committee's determination of fair market value was incorrect, the 50% interest exclusion might not have been fully available and the Company or other disqualified persons may have committed prohibited transactions, either of which events could have a material adverse effect on the Company. See Note 5 to "Capitalization."

ACQUISITION-RELATED CONSIDERATIONS

     The purchase of EPIC common stock by the EPIC ESOP in connection with EPIC's acquisition (the "EPIC Formation") of its facilities from American Medical International, Inc. ("AMI") in 1988 was structured in a manner similar to the purchase of Common Stock by the ESOP in connection with the Formation of Healthtrust and was intended to (i) qualify for exemption from the "prohibited transaction" rules of the Code and ERISA, (ii) permit EPIC to deduct for federal income tax purposes its contributions to the EPIC ESOP used to pay principal and interest on loans made by EPIC to the EPIC ESOP and (iii) permit qualified holders of indebtedness incurred in connection with the EPIC ESOP to benefit from the 50% interest exclusion provision referred to in "-- ERISA Matters" above. Exemption from the prohibited transaction rules and the availability of the ESOP-related benefits described above depends on (i) the amount the EPIC ESOP paid for EPIC common stock not having exceeded the fair market value of that EPIC common stock, (ii) the EPIC common stock being "employer securities" and (iii) compliance with the other relevant provisions of the Code and ERISA. If (i) the EPIC ESOP paid an amount in excess of fair market value for the EPIC common stock, (ii) the EPIC common stock were to fail to qualify as "employer securities" or (iii) the EPIC ESOP were to fail to comply with the other relevant provisions of the Code or ERISA, such events could result in material adverse consequences to EPIC similar to those described with respect to the Company under "-- ERISA Matters" above, which could have a material adverse effect on the Company following consummation of the Acquisition. See "The Acquisition and the Financing Plan" and Note 6 to "Capitalization." In addition, although the Company believes that the actions which the parties intend to take with respect to the EPIC ESOP pursuant to the ESOP Agreement (as hereinafter defined) should not give rise to any adverse tax or other consequences to EPIC or the Company, if the Internal Revenue Service or the Department of Labor were to successfully challenge certain aspects of such actions, the Company or EPIC could be subject to certain taxes or penalties, which could have a material adverse effect on the Company following consummation of the Acquisition. Additionally, the termination of contributions to the EPIC ESOP in connection with the Acquisition will result in a default on the EPIC ESOP Notes (as hereinafter defined). If the EPIC ESOP Notes are not redeemed pursuant to the Debt Redemption, such default could adversely affect the Company. See "The Acquisition and the Financing Plan."

     In connection with the EPIC Formation, AMI agreed to indemnify EPIC against certain losses, including the loss of certain expected tax benefits. If AMI is unable to or otherwise does not satisfy such indemnification obligations, EPIC could be responsible for such losses, which could adversely affect the Company following the Acquisition.

     The Company will use the proceeds of the Offerings to fund the Acquisition. While the Company believes that it can improve the profitability of the operations acquired from EPIC, there can be no assurance that this will be the case. In addition, there can be no assurance that the Company will be able to realize expected operating and economic efficiencies following the Acquisition or that the Acquisition will not adversely affect the Company's results of operations or financial condition. See the Unaudited Pro Forma Condensed Combined Financial Statements of the Company included elsewhere in this Prospectus.

                     THE ACQUISITION AND THE FINANCING PLAN

     On January 9, 1994, Healthtrust, Odyssey Acquisition Corp., a wholly-owned subsidiary of Healthtrust ("Odyssey") and EPIC entered into a merger agreement pursuant to which Odyssey will merge into EPIC and EPIC will become a wholly-owned subsidiary of Healthtrust. Upon consummation of the Acquisition, the holders of EPIC common stock (and securities exercisable therefor) will become entitled to receive $7.00 per share in cash from Healthtrust. It is anticipated that the Company will purchase approximately 35.7 million shares of EPIC common stock (and securities exercisable therefor) at the closing of the Acquisition, for an aggregate purchase price of approximately $250.2 million, comprised of the following securities: (i) approximately 13.6 million shares of EPIC common stock allocated or allocable to EPIC ESOP participants, (ii) approximately 15.9 million other shares of outstanding EPIC common stock and
(iii) outstanding stock appreciation rights, warrants and options exercisable for approximately 6.2 million shares of EPIC common stock. The consummation of the Acquisition is subject to certain conditions, including, among others, the approval of the stockholders of EPIC, certain regulatory approvals and the consent solicitation in connection with the Specified EPIC Debt Securities described below. The approval of the Acquisition requires the affirmative vote of the holders of a majority of the outstanding shares of EPIC common stock entitled to vote thereon. Subject to certain conditions, each of AMI and the EPIC ESOP Trustee has agreed to vote the shares of EPIC common stock over which it exercises voting power (in the aggregate approximately 52% of the EPIC common stock outstanding on January 8, 1994) in favor of the Acquisition.

     In connection with the Acquisition, the Company entered into an Amended and Restated ESOP Agreement (the "ESOP Agreement") with EPIC Holdings, EPIC Healthcare Group, Inc. ("EPIC Group"), U.S. Trust Company of California, N.A., the trustee of the trust established under the EPIC ESOP (the "EPIC ESOP Trustee") and the EPIC Committee administering the EPIC ESOP. Pursuant to the ESOP Agreement, all shares of EPIC common stock held by the EPIC ESOP Trustee and not allocated or allocable to EPIC ESOP participants as of the closing of the Acquisition (approximately 10.6 million shares) will be returned to EPIC in full satisfaction of certain loans granted by EPIC to the EPIC ESOP Trustee, and contributions to the EPIC ESOP will be terminated. Subject to certain Code limitations, EPIC has agreed to contribute approximately $27.6 million in cash to the EPIC ESOP upon consummation of the Acquisition or within one business day thereafter, which contribution will not be applied to repay EPIC ESOP loans but will be allocated directly to participants' accounts. In addition, following the Acquisition, the EPIC ESOP participants who continue to be employed by the Company will be entitled to participate in the Plan or in a similar plan to be established by the Company (the Plan or such other plan, the "Healthtrust Plan"). Subject to Code limitations, EPIC will contribute to the EPIC ESOP an aggregate dollar amount equivalent to the 4% profit sharing contribution (described below) to which EPIC ESOP participants would have been entitled had they participated in the Plan from March 1, 1994 through the Acquisition closing date. In addition, the Company has agreed to provide certain minimum retirement benefits in accordance with the terms of the Plan and subject to Code limitations, including (i) a profit sharing contribution by the Company on behalf of EPIC ESOP participants who participate in the Healthtrust Plan of 4% of aggregate compensation from the Acquisition closing date through December 31, 1994 and (ii) a matching contribution by the Company of 100% of participants' salary deferrals for each EPIC ESOP participant who participates in the Healthtrust Plan, up to a maximum of 3% of compensation, for the period from the Acquisition closing date through December 31, 1998. In the event that fewer shares are so allocated or allocable to EPIC ESOP participants as of the closing or the full amount of contributions to the Healthtrust Plan are not permitted to be made due to Code limitations, additional contributions will be made in the future in lieu of any shares not so allocated or allocable and any contributions not so permitted to be made. The obligations of the parties under the ESOP Agreement are conditioned upon, among other things, the consummation of the Acquisition. The foregoing does not purport to be a complete description of the ESOP Agreement and reference is hereby made to the ESOP Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     In connection with the Acquisition and the related merger agreement, on March 15, 1994, EPIC and certain of its subsidiaries commenced offers to purchase up to 100% of the following outstanding debt securities of EPIC at the following purchase prices: (i) $250.0 million aggregate principal amount (represent-ing an aggregate accreted value of approximately $172.2 million as of December 31, 1993) of 12% Senior Deferred Coupon Notes due 2002 of EPIC Holdings (the "EPIC 12% Notes") for 112% of accreted value (expected to be approximately $178.8 million at the time of purchase), or an aggregate purchase price of $200.3 million, (ii) $160 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2003 of EPIC Group (the "EPIC 10 7/8% Notes") for 116% of principal amount, or an aggregate purchase price of $185.6 million, (iii) $100 million aggregate principal amount (representing an aggregate accreted value of approximately $99.6 million as of December 31, 1993) of 11 3/8% Class B-1 First Priority Mortgage Notes due 2001 of EPIC Properties (the "EPIC Class 1 Mortgage Notes"), for 118 3/4% of principal amount, or an aggregate purchase price of $118.8 million, (iv) approximately $83.5 million aggregate principal amount (representing an aggregate accreted value of approximately $83.1 million as of December 31, 1993) of 11 1/2% Class B-2 First Priority Mortgage Notes due 2001 of EPIC Properties (the "EPIC Class 2 Mortgage Notes") for 121 1/8% of principal amount, or an aggregate purchase price of $101.1 million and (v) $15 million aggregate principal amount of Floating Rate Class B-3 First Priority Mortgage Notes due 1998 (with an interest rate of 6 3/8% at February 1, 1994) of EPIC Properties (the "EPIC Class 3 Mortgage Notes" and, together with the EPIC Class 1 Mortgage Notes and EPIC Class 2 Mortgage Notes, the "EPIC Mortgage Notes") for 103 1/8% of principal amount, or an aggregate purchase price of $15.5 million. In connection therewith, the consent of the holders of the Specified EPIC Debt Securities is being solicited to eliminate or modify substantially all of the restrictive covenants and certain event of default provisions relating to any Specified EPIC Debt Securities which remain outstanding after the offers to purchase are completed. Consent payments of $20 per $1,000 of principal amount will be made with respect to the Specified EPIC Debt Securities for which consents have been validly delivered (and not revoked) on or prior to April 13, 1994, the date on which such consents were accepted. The obligation to make the consent payments is subject to certain conditions, including the acceptance for purchase and payment of the applicable issue of Specified EPIC Debt Securities in the Tender Offers. The obligation to purchase and pay for the Specified EPIC Debt Securities in the Tender Offers is conditioned upon, among other things,
(i) the consummation of the Acquisition, the Offerings and the Subordinated Debt Offering, (ii) the Company having entered into the 1994 Credit Agreement and having received sufficient proceeds of borrowings thereunder to consummate the Tender Offers, (iii) receipt of validly delivered and unrevoked consents from holders of a majority in aggregate principal amount of each of the EPIC 12% Notes, EPIC 10 7/8% Notes and EPIC Mortgage Notes and (iv) there having been validly tendered and not withdrawn at least a majority in aggregate principal amount of each of the EPIC 12% Notes, EPIC 10 7/8% Notes and EPIC Mortgage Notes. On April 14, 1994, after receiving tenders and related consents from the holders of 100%, 100% and 95.1% of the outstanding EPIC 12% Notes, EPIC 10 7/8% Notes and EPIC Mortgage Notes, respectively (the "Current Tender Amounts"), supplemental indentures giving effect to the proposed modifications to the Specified EPIC Debt Securities were executed. Holders of tendered Specified EPIC Debt Securities will no longer be entitled to withdraw such securities or their related consents (except as otherwise provided pursuant to the terms of the Tender Offers).

     Following the consummation of the Acquisition, it is anticipated that 100% of the following outstanding indebtedness of EPIC Group (collectively, the "EPIC Redeemable Debt") will be redeemed or prepaid in accordance with the provisions thereof: (i) approximately $74.8 million aggregate principal amount (representing an aggregate accreted value of approximately $72.3 million as of December 31, 1993) of 11 7/8% Senior ESOP Notes due 1998 (the "EPIC ESOP Notes"), (ii) approximately $96.4 million aggregate principal amount (representing an aggregate accreted value of approximately $31.9 million as of December 31, 1993) of Zero Coupon Notes due 2001 (the "EPIC Zero Coupon Notes") (with an effective interest rate of 14.8% at December 31, 1993), (iii) approximately $30.9 million aggregate principal amount (representing an aggregate accreted value of approximately $20.0 million as of December 31, 1993) of 11% Junior Subordinated Pay-In-Kind Notes due 2003 and (iv) approximately $18.7 million principal amount outstanding under EPIC's existing bank credit facility. During the first quarter of EPIC's 1993 fiscal year, a subsidiary of EPIC Group purchased $5.4 million of EPIC ESOP Notes in the open market.

     The Acquisition, the Tender Offers and the Debt Redemption will be financed through the following:

          (i) the Offerings by the Company;

          (ii) the public offering by the Company of $200 million aggregate principal amount of a new series of Subordinated Notes due 2004;

          (iii) the refinancing of the Company's existing bank credit facility with a new bank credit facility described below, which will provide for aggregate commitments of up to $1.2 billion; and

          (iv) cash on hand.

     The Company, The Bank of Nova Scotia, as administrative agent (the "Administrative Agent") and a syndicate of banks have executed the 1994 Credit Agreement, dated as of April 28, 1994. Pursuant to the 1994 Credit Agreement, the Company will be able to borrow up to an aggregate of $1.2 billion, consisting of (i) a revolving facility in an aggregate amount of $400.0 million (the "Revolving Facility"), with the proceeds thereof being available to pay in part the consideration for the Acquisition, the Financing Plan (as hereinafter defined) and the acquisition of certain other health care related facilities and assets (the "Other Transactions"), and financing the Company's ongoing working capital and general corporate needs, (ii) a term loan facility in an aggregate amount of $415.0 million (the "Term Facility"), with the proceeds thereof being available solely to repay amounts outstanding under the Company's existing credit facility and to pay in part the cash consideration of the Tender Offers and (iii) a declining delayed term loan facility in an initial aggregate amount of $385.0 million (the "Delayed Term Facility"), with the proceeds thereof being available solely to pay in part the cash consideration for the Debt Redemption and the Other Transactions. Under the 1994 Credit Agreement, and after giving effect to the Acquisition and the Financing Plan, the Company expects to have available an aggregate of approximately $488.2 million of unutilized commitments, assuming the Current Tender Amount of each issue of Specified EPIC Debt Securities is purchased in the Tender Offers.

     The loans to be provided under the 1994 Credit Agreement (the "1994 Loans") will bear interest at fluctuating rates equal, at the Company's option, to either (a) an alternate base rate (equal to the higher of the Administrative Agent's base rate for dollar loans or the federal funds rate plus 50 basis points) plus 50 basis points or (b) the Administrative Agent's reserve-adjusted LIBOR rate plus 150 basis points, and in each case subject to mutually agreed upon increases and reductions. The 1994 Loans will be secured by pledges of the shares of capital stock of, and will be guaranteed by, virtually all of the Company's direct and indirect subsidiaries. Pursuant to the 1994 Credit Agreement, the Company is required to deliver pledges of capital stock and guarantees of certain EPIC entities within a specified period of time after the initial borrowings. If the Debt Redemption is not consummated, such pledges and guarantees would result in a default under certain outstanding EPIC indebtedness. The 1994 Loans provided pursuant to the Term Facility will be subject to semiannual repayment requirements commencing on the six month anniversary of the initial borrowings and the 1994 Loans provided pursuant to the Delayed Term Facility will be subject to semiannual repayment requirements commencing on the two year anniversary of the initial borrowings. The 1994 Loans must be repaid in full not later than the seven year anniversary of the initial borrowings. In addition to the scheduled repayments, the Company also will be required, subject to certain exceptions, to repay the 1994 Loans with all or a portion of the cash proceeds from sales of assets, subsidiary stock, or accounts receivable or the cash proceeds from any refinancing of the 1994 Credit Agreement. The 1994 Credit Agreement contains a number of customary covenants, including those restricting the incurrence of indebtedness, the creation or existence of liens, the declaration or payment of dividends, certain other investments, the acquisition of debt and equity securities of the Company, certain corporate transactions such as sales of substantial assets, mergers or consolidations or other transactions outside of the ordinary course of business. The Company is also required to comply with certain financial maintenance covenants.

     The obligations of the lenders under the 1994 Credit Agreement are conditioned upon, among other things, (i) the Company's receipt of gross cash proceeds from the Subordinated Debt Offering of not less than $200.0 million;
(ii) the Company's receipt of gross cash proceeds from the Offerings of not less than $140.0 million; (iii) the sum of (w) the gross cash proceeds received from the Subordinated Debt Offering, (x) the gross cash proceeds received from the Offerings, (y) cash on hand and (z) the amounts available under the 1994 Credit Agreement being sufficient to consummate the Acquisition, the Tender Offers, the Debt Redemption, the refinancing of the Company's existing credit facility and the Other Transactions; (iv) the consummation of the Acquisition and the Tender Offers and (v) the absence of any event of default having occurred as a result of the Acquisition, the Tender Offer, the Debt Redemption or the Other

Transactions under any of the indentures governing the Specified EPIC Debt Securities. It is anticipated that all such conditions will not be met at the time the Acquisition is consummated, since the Tender Offers are expected to remain open until approximately five business days after such consummation. Therefore, the Company presently intends to amend its existing credit facility, or prepay all amounts outstanding thereunder, in order to permit the Company to proceed with the Acquisition.

     The Tender Offers, the Debt Redemption, the Offerings, the Subordinated Debt Offering and the 1994 Credit Facility are hereinafter referred to as the "Financing Plan." The Offerings are expected to occur substantially contemporaneously with the Acquisition, the Subordinated Debt Offering, the Debt Redemption and the 1994 Credit Agreement and are conditioned upon the consummation of the Acquisition. It is anticipated that the Tender Offers will remain open until approximately five business days after the consummation of the Acquisition.

     The following table sets forth the sources of funds to be used to effect the Acquisition, the Tender Offers and the Debt Redemption, assuming (i) 5,200,000 shares of Common Stock are sold by the Company in the Offerings at a public offering price of $28.25 per share, (ii) $200 million aggregate principal amount of Subordinated Notes are sold by the Company in the Subordinated Debt Offering at a public offering price of 100% of principal amount, (iii) approximately 35,746,000 shares of EPIC common stock (and securities exercisable therefor) are acquired pursuant to the Acquisition; and (iv) the Current Tender Amount of each issue of the outstanding Specified EPIC Debt Securities is purchased in the Tender Offers.

                         ACQUISITION AND FINANCING PLAN
                             (DOLLARS IN MILLIONS)

            SOURCES OF FUNDS
            Cash on hand(1)..........................................    $  186.4
            1994 Credit Agreement....................................       711.8
            The Offerings............................................       146.9
            The Subordinated Debt Offering...........................       200.0
                                                                         --------
                 Total...............................................    $1,245.1
                                                                         --------
                                                                         --------
            USE OF FUNDS
            Purchase of EPIC equity in Acquisition...................    $  250.2
            Tender Offers(2).........................................       621.2
            Debt Redemption..........................................       157.5
            Refinancing of existing bank credit facility.............       150.3
            Payment in connection with EPIC ESOP termination.........        27.6
            Estimated Fees and Expenses(3)...........................        38.3
                                                                         --------
                 Total...............................................    $1,245.1
                                                                         --------
                                                                         --------

- - ---------------

(1) Cash on hand of $186.4 million consists of as reported Healthtrust cash of $159.8 million, plus as reported EPIC cash of $55.1 million, less cash used in connection with EPIC's redemption of its 15% Senior Subordinated Notes of $8.5 million, less a cash balance to be maintained of $20.0 million.
(2) Represents (a) the principal amount of the EPIC 10 7/8% Notes and the EPIC Class 3 Mortgage Notes, (b) the accreted value as of December 31, 1993 of the EPIC 12% Notes, EPIC Class 1 Mortgage Notes and EPIC Class 2 Mortgage Notes and (c) $101.0 million of aggregate premiums and consent payments.
(3) Includes underwriting discounts and commissions with respect to the Company, bank fees and legal and accounting expenses.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock in the Offerings are estimated to be approximately $143,154,000 million (approximately $164,307,600 million if the Underwriters' over-allotment options are exercised in full), after giving effect to the receipt of an aggregate of approximately $3,230,000 from the exercise of warrants by the Selling Stockholders. The Company intends to use the net proceeds from its sale of Common Stock in the Offerings, together with the net proceeds of the Subordinated Debt Offering, borrowings under the 1994 Credit Agreement and cash on hand, to effect the Acquisition, the Tender Offers and the Debt Redemption. The EPIC 10 7/8% Notes, which are subject to repurchase pursuant to the Tender Offers, were issued by EPIC Group in June 1993 to refinance certain outstanding long-term indebtedness. See "The Acquisition and the Financing Plan."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of February 28, 1994, of EPIC as of December 31, 1993 and combined as adjusted to reflect the Acquisition, the Offerings, the Subordinated Debt Offering and the other transactions contemplated by the Financing Plan. This table should be read in conjunction with "The Acquisition and the Financing Plan," the Unaudited Pro Forma Condensed Combined Financial Statements of the Company and the historical financial statements of the Company and EPIC and the notes thereto included or incorporated by reference in this Prospectus.

                                                                                                             AS OF
                                                                                                       FEBRUARY 28, 1994
                                                                       HEALTHTRUST        EPIC             COMBINED
                                                                         ACTUAL          ACTUAL           AS ADJUSTED
                                                                       -----------       -------       -----------------
                                                                                     (DOLLARS IN MILLIONS)
LONG-TERM DEBT:
  Bank Indebtedness..................................................   $   150.3        $    --           $   711.8
  10 3/4% Subordinated Notes due 2002................................       500.0             --               500.0
  8 3/4% Subordinated Debentures due 2005............................       300.0             --               300.0
  Subordinated Debt Offering.........................................          --             --               200.0
  Specified EPIC Debt Securities.....................................          --          529.9                  --(1)
  EPIC Redeemable Debt...............................................          --          142.6                  --
  EPIC Group 15% Senior Subordinated Notes(2)........................          --           40.3                  --
  Other Debt.........................................................        16.7           20.4                46.8
                                                                       -----------       -------            --------
    Less Current Portion.............................................       (35.6)         (48.0)              (53.6)
                                                                       -----------       -------            --------
        Total Long-Term Debt.........................................       931.4          685.2             1,705.0
STOCKHOLDERS' EQUITY:
  Common Stock, $.001 par value: 400,000,000 shares authorized,
    81,221,108 shares issued and outstanding (86,421,108 shares
    issued and outstanding, as adjusted)(3)..........................         0.1             --                 0.1
  EPIC common stock, $.01 par value: 100,000,000 shares authorized,
    40,167,753 shares issued and outstanding(4)......................          --            0.4                  --
  Additional paid-in capital(5)......................................       828.3          245.8               828.3
    Common Stock Offerings(6)........................................          --             --               141.0
  Deferred compensation..............................................        (0.6)        (137.4)               (0.6)
  Retained deficit...................................................       (83.4)        (191.7)              (83.4)
                                                                       -----------       -------            --------
        Total Stockholders' Equity...................................       744.4          (82.9)              885.4
                                                                       -----------       -------            --------
        Total Capitalization.........................................   $ 1,675.8        $ 602.3           $ 2,590.4
                                                                       -----------       -------            --------
                                                                       -----------       -------            --------

- - ---------------

(1) Assumes 100% of each issue of Specified EPIC Debt Securities is purchased in the Tender Offers.
(2) EPIC redeemed such indebtedness in February 1994.
(3) Excludes (i) 7,812,849 shares of Common Stock reserved for issuance under the Company's stock plans and upon exercise of options granted under the Company's stock option plans; and (ii) 3,409,219 shares of Common Stock reserved for issuance upon the exercise of Warrants, of which 1,549,709 have been exercised since February 28, 1994. Also excludes approximately 900,000 shares of Common Stock to be issued and contributed by the Company to the Plan on or about May 15, 1994.
(4) As of January 8, 1994. Excludes 6,227,165 shares reserved for issuance upon exercise of certain options, stock appreciation rights and warrants.
(5) Additional paid-in capital with respect to the Company equals the total amount of (i) the net proceeds of the Company's initial public offering of Common Stock, (ii) the net proceeds of the sales of Common Stock to the ESOP, (iii) the estimated value of shares of Common Stock awarded under the Company's stock plans, (iv) the estimated aggregate fair market value of Warrants that were issued to HCA and certain other investors in connection with the Formation and the financing thereof and (v) the estimated aggregate fair market value of the Company's preferred stock surrendered by HCA upon exercise of Warrants to receive Common Stock, minus (vi) dividends paid and accrued and accretion of discount on preferred stock. In connection with the Formation, the Company issued Warrants exercisable for an aggregate of 36,874,551 shares of Common Stock (33,460,240 shares for HCA and 3,414,311 shares of certain other investors). The Company initially recorded its Warrants at an aggregate fair value of $117.0 million, or $3.18 per Warrant, as determined by an independent investment banking firm subsequent to the Formation. HCA recorded the fair value of its investment in the Warrants at $37.0 million or $1.11 per Warrant, based upon a valuation range determined by another investment banking firm. These respective values were based upon a number of assumptions and projections as to financial results, including estimates by the investment banking firms of the discounted present value of a share of Common Stock at September 17, 1987 ($3.38 in the case of the Warrant value recorded by the Company and a range of $.66 to $1.59 in the case of the Warrant value recorded by HCA). Each such estimate was based upon, among other things, certain different assumptions in the valuation of the Warrants as to the investment objectives of a purchaser of such Warrants (and, accordingly, an annual yield assumption for discounting to the date of the Formation the estimated value of a share of Common Stock at a future date) and the number of shares of Common Stock subject to the Warrants. After further review, the Company decreased the amount recorded for Warrants to $52.0 million, or $1.41 per Warrant. In addition, EPIC has received determinations of the fair value of the EPIC common stock from independent financial advisors that valued such stock at prices lower than the amount paid therefor by the EPIC ESOP in connection with the EPIC Formation.
(6) Excludes 1,015,312 shares of Common Stock to be sold in the Offerings by the Selling Stockholders upon the exercise of Warrants. Holders of Warrants that are outstanding following consummation of the Offerings remain entitled to certain demand and incidental registration rights in connection with their securities.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables set forth selected historical financial information for (i) the Company for each of the years in the five-year period ended August 31, 1993 and for the six months ended February 28, 1994 and 1993; and (ii) EPIC for each of the years in the five-year period ended September 30, 1993 and for the three months ended December 31, 1993 and 1992. The selected financial information for the Company and EPIC for each of the years in the five-year periods ended August 31, 1993 and September 30, 1993, respectively, are derived from the consolidated financial statements of the Company and EPIC, each of which have been audited by Ernst & Young, independent auditors. The selected financial information for the Company for the six months ended February 28, 1994 and 1993 and for EPIC for the three months ended December 31, 1993 and 1992, are derived from unaudited condensed consolidated financial statements of the Company and EPIC and reflect all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of such information. Operating results for the six months ended February 28, 1994 and the three months ended December 31, 1993 are not necessarily indicative of the results that may be expected for the Company's fiscal year ending August 31, 1994.

     All information contained in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and related notes of the Company and EPIC included or incorporated by reference herein.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

                                              SIX MONTHS
                                                 ENDED
                                             FEBRUARY 28,                             YEAR ENDED AUGUST 31,
                                         ---------------------     ------------------------------------------------------------
                                           1994         1993         1993         1992         1991         1990         1989
                                         --------     --------     --------     --------     --------     --------     --------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net operating revenue..................  $1,274.6     $1,189.7     $2,394.6     $2,265.3     $2,025.7     $1,856.9     $1,769.1
Hospital service costs.................   1,000.9        926.0      1,888.6      1,796.0      1,615.8      1,488.2      1,429.9
Depreciation and amortization..........      69.7         64.9        132.7        127.5        120.8        119.2        121.5
Interest expense.......................      42.3         50.9         99.8        119.6        152.6        161.1        189.8
ESOP/pension expense...................      20.5         23.1         39.0         38.7         97.0        100.7        138.6
Deferred compensation expense..........       0.6          3.0          4.3          8.1         18.7         31.1         27.2
Other (income) expense, net............      (8.7)        (6.3)        (7.6)        (4.6)       (14.5)        23.1         14.8
                                         --------     --------     --------     --------     --------     --------     --------
  Income (loss) before minority
    interests, taxes and extraordinary
    charges............................     149.3        128.1        237.8        180.0         35.3        (66.5)      (152.7)
Minority interests.....................       4.1          7.4         11.9         15.3         13.3          8.6          1.7
Income tax expense (benefit)...........      59.0         49.4         90.7         71.4         15.4        (21.9)       (53.1)
Extraordinary charges (net of
  taxes)(1)............................        --           --         13.6        136.4           --          5.8           --
                                         --------     --------     --------     --------     --------     --------     --------
  Net income (loss)....................      86.2         71.3        121.6        (43.1)         6.6        (59.0)      (101.3)
Redeemable preferred stock dividends...        --           --           --         24.6         76.3         65.7         58.6
                                         --------     --------     --------     --------     --------     --------     --------
  Net income (loss) to common
    stockholders.......................  $   86.2     $   71.3     $  121.6     $  (67.7)    $  (69.7)    $ (124.7)    $ (159.9)
                                         --------     --------     --------     --------     --------     --------     --------
                                         --------     --------     --------     --------     --------     --------     --------
EARNINGS (LOSS) PER SHARE:
Before extraordinary charges...........  $   1.02     $   0.85     $   1.62     $   0.90     $  (1.15)    $  (2.03)    $  (2.78)
Extraordinary charges..................        --           --         0.16         1.78           --         0.10           --
                                         --------     --------     --------     --------     --------     --------     --------
Net income (loss) per common share.....  $   1.02     $   0.85     $   1.46     $  (0.88)    $  (1.15)    $  (2.13)    $  (2.78)
                                         --------     --------     --------     --------     --------     --------     --------
                                         --------     --------     --------     --------     --------     --------     --------
Ratio of earnings to fixed
  charges(2)(3)........................       3.6x         3.0x         2.8x         2.2x         1.1x          --           --

                                                    AS OF                               AS OF AUGUST 31,
                                                 FEBRUARY 28,     ------------------------------------------------------------
                                                     1994           1993         1992         1991         1990         1989
                                                 ------------     --------     --------     --------     --------     --------
                                                                             (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments..................   $  159.8      $  151.3     $  172.6     $  302.6     $  230.7     $   12.2
Working capital..................................      291.6         219.1        245.3        390.2        309.8         72.9
Total assets.....................................    2,515.8       2,536.7      2,379.7      2,445.4      2,293.8      2,210.6
Long-term debt...................................      931.4         948.6      1,033.9      1,150.0      1,155.6      1,151.3
Redeemable preferred stock.......................         --            --           --        575.9        499.6        433.9
Stockholders' equity.............................      744.4         655.7        530.8         88.0         42.1         34.9

                                               SIX MONTHS
                                                 ENDED
                                              FEBRUARY 28,                            YEAR ENDED AUGUST 31,
                                          --------------------     ------------------------------------------------------------
                                            1994        1993         1993         1992         1991         1990         1989
                                          --------     -------     --------     --------     --------     --------     --------
                                                                          (DOLLARS IN MILLIONS)
OTHER DATA:
Additions to property, plant and
  equipment.............................  $   83.7      $ 85.9     $  219.5     $  178.1     $  170.3     $  120.8     $   98.4
Acquisitions............................        --         1.6        101.9           --           --           --           --
Ratio of operating cash flow to interest
  expense(4)............................       6.5x        5.2x         4.8x         3.9x         2.7x         2.3x         1.8x

- - ---------------

(1) Extraordinary after-tax charges relate to the early extinguishment of debt.
(2) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before fixed charges and income taxes by (ii) fixed charges, which consist of interest charges (interest expense plus interest charged to construction) and the portion of rent expense which is deemed to be equivalent to interest expense.
(3) The Company's earnings were inadequate to cover fixed charges for the years ended August 31, 1990 and 1989 by $75.5 million and $154.5 million, respectively.
(4) Operating cash flow represents net operating revenue less hospital service costs. For purposes of calculating the ratio of operating cash flow to interest expense, hospital service costs have been adjusted to include $25.5 million of cash ESOP/pension expense for the year ended August 31, 1993 (the only period presented which included cash ESOP/pension expense). Operating cash flow and the ratio of operating cash flow to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with GAAP, are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP. The ratio of operating cash flow to interest expense is included herein because the Company believes that it may be a useful tool for investors in measuring a company's ability to service its debt.

                              EPIC HOLDINGS, INC.

                                              THREE MONTHS
                                                 ENDED
                                              DECEMBER 31,                           YEAR ENDED SEPTEMBER 30,
                                          --------------------     ------------------------------------------------------------
                                            1993        1992         1993         1992         1991         1990         1989
                                          --------     -------     --------     --------     --------     --------     --------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net operating revenue...................  $  272.5     $ 244.4     $1,019.1     $  941.3     $  802.7     $  742.4     $  613.2
Hospital service costs..................     236.2       215.1        873.7        809.9        683.3        631.7        520.1
Depreciation and amortization...........      13.1        13.8         57.9         53.0         49.3         47.5         44.4
Interest expense........................      23.8        22.0         89.9         79.8         68.3         69.2         76.2
ESOP expense............................       5.7         5.2         20.7         20.7         23.1         15.4         16.9
Deferred compensation expense...........       0.7        (0.5)         3.8         11.8          8.1          5.8         15.6
Other income, net.......................      (0.8)       (0.6)        (7.2)        (2.8)        (4.9)        (5.1)        (8.2)
                                          --------     -------     --------     --------     --------     --------     --------
  Loss before minority interests, taxes
    and extraordinary charges...........      (6.2)      (10.6)       (19.7)       (31.1)       (24.5)       (22.1)       (51.8)
Minority interests......................       1.7         0.6          3.5          2.0          2.1          1.8          0.1
Income tax expense (benefit)............       0.4         0.2          2.0         (9.3)        (7.6)        (6.6)       (17.0)
Extraordinary charges (net of
  taxes)(1).............................        --         0.6         21.9          1.3          2.6           --           --
                                          --------     -------     --------     --------     --------     --------     --------
  Net loss..............................      (8.3)      (12.0)       (47.1)       (25.1)       (21.6)       (17.3)       (34.9)
Redeemable preferred stock dividends....        --          --           --         11.1         22.8         19.0         18.1
                                          --------     -------     --------     --------     --------     --------     --------
  Net loss to common stockholders.......  $   (8.3)    $ (12.0)    $  (47.1)    $  (36.2)    $  (44.4)    $  (36.3)    $  (53.0)
                                          --------     -------     --------     --------     --------     --------     --------
                                          --------     -------     --------     --------     --------     --------     --------
LOSS PER SHARE:
Before extraordinary charges............  $  (0.21)    $ (0.28)    $  (0.63)    $  (1.07)    $  (1.71)    $  (1.48)    $  (2.16)
Extraordinary charges...................        --        0.01         0.55         0.04         0.11           --           --
                                          --------     -------     --------     --------     --------     --------     --------
Net loss per common share...............  $  (0.21)    $ (0.29)    $  (1.18)    $  (1.11)    $  (1.82)    $  (1.48)    $  (2.16)
                                          --------     -------     --------     --------     --------     --------     --------
                                          --------     -------     --------     --------     --------     --------     --------
Ratio of earnings to fixed
  charges(2)(3).........................        --          --           --           --           --           --           --

                                                  AS OF                             AS OF SEPTEMBER 30,
                                              DECEMBER 31,      ------------------------------------------------------------
                                                  1993            1993         1992         1991         1990         1989
                                              -----------       --------     --------     --------     --------     --------
                                                                        (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments...........        $  89.3       $  112.5     $   53.8     $   84.6     $   69.1     $   71.3
Working capital...........................           37.6           35.1         41.3         53.7          8.3          2.8
Total assets..............................          898.5          875.0        780.8        763.4        758.0        743.2
Long-term debt............................          685.2          679.6        619.4        478.3        462.5        481.4
Redeemable preferred stock................             --             --           --        186.0        163.2        144.2
Stockholders' equity (deficit)............          (82.9)         (85.3)       (58.4)      (101.7)       (79.9)       (58.9)

                                              THREE MONTHS
                                                 ENDED
                                              DECEMBER 31,                           YEAR ENDED SEPTEMBER 30,
                                          --------------------     ------------------------------------------------------------
                                            1993        1992         1993         1992         1991         1990         1989
                                          --------     -------     --------     --------     --------     --------     --------
                                                                          (DOLLARS IN MILLIONS)
OTHER DATA:
Additions to property, plant and
  equipment.............................  $   23.4     $   7.4     $   60.8     $   47.8     $   25.6     $   40.2     $   19.4
Acquisitions............................       1.0         4.1         54.5         12.3           --           --           --
Ratio of operating cash flow to interest
  expense(4)............................       1.5x        1.3x         1.6x         1.6x         1.7x         1.6x         1.2x

- - ---------------

(1) Extraordinary after-tax charges relate to the early extinguishment of debt.
(2) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before fixed charges and income taxes by (ii) fixed charges, which consist of interest charges (interest expense plus interest charged to construction) and the portion of rent expense which is deemed to be equivalent to interest expense.
(3) EPIC's earnings were inadequate to cover fixed charges for the three months ended December 31, 1993 and 1992 by $7.9 million and $11.5 million, respectively, and the years ended September 30, 1993, 1992, 1991, 1990 and 1989 by $24.2 million, $34.1 million, $27.7 million, $24.9 million and $51.9 million, respectively.
(4) Operating cash flow represents net operating revenue less hospital service costs. Operating cash flow and the ratio of operating cash flow to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with GAAP, are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP. The ratio of operating cash flow to interest expense is included herein because the Company believes that it may be a useful tool for investors in measuring a company's ability to service its debt.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

     The following selected pro forma financial information is derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Prospectus and is based upon the consolidated financial statements of each of the Company and EPIC, adjusted to give effect to the Acquisition and the Financing Plan. The selected pro forma statement of operations data for the year ended August 31, 1993 and the six months ended February 28, 1994 gives effect to the Acquisition and the Financing Plan as if they had occurred on September 1, 1992. The pro forma balance sheet data as of February 28, 1994 gives effect to the Acquisition and the Financing Plan as if they had occurred on February 28, 1994.

     All information contained in the following tables should be read in conjunction with "The Acquisition and the Financing Plan," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Condensed Combined Financial Statements of the Company and the consolidated financial statements and related notes of the Company and EPIC included or incorporated by reference herein.

                                                                                          PRO FORMA
                                                                          -----------------------------------------
                                                                            SIX MONTHS ENDED          YEAR ENDED
                                                                              FEBRUARY 28,            AUGUST 31,
                                                                                  1994                   1993
                                                                          --------------------     ----------------
                                                                                         (UNAUDITED)
                                                                                    (DOLLARS IN MILLIONS
                                                                                   EXCEPT PER SHARE DATA)
    STATEMENT OF OPERATIONS DATA:
    Net operating revenue...............................................        $1,811.8               $3,413.7
    Hospital service costs..............................................         1,463.4                2,762.3
    Depreciation and amortization.......................................           104.3                  201.2
    Interest expense....................................................            72.6                  161.1
    ESOP/pension expense................................................            31.3                   59.7
    Deferred compensation expense.......................................             0.6                    4.3
    Other income, net...................................................            (4.0)                  (6.9)
                                                                                --------               --------
    Income before minority interests, taxes and extraordinary charges...           143.6                  232.0
    Minority interests..................................................             6.9                   15.4
    Income tax expense..................................................            57.0                   90.7
                                                                                --------               --------
    Net income before extraordinary charges.............................        $   79.7               $  125.9
                                                                                --------               --------
                                                                                --------               --------
    Earnings per share before extraordinary charges.....................        $   0.89               $   1.42
                                                                                --------               --------
                                                                                --------               --------
    Ratio of earnings to fixed charges(1)...............................             2.5x                   2.1x
                                                                                --------               --------

                                                                                AS OF
                                                                            FEBRUARY 28,
                                                                                1994
                                                                        ---------------------
                                                                             (UNAUDITED)
                                                                        (DOLLARS IN MILLIONS)
    BALANCE SHEET DATA:
    Cash and short-term investments...................................        $    20.0
    Working capital...................................................            123.2
    Total assets......................................................          3,663.3
    Long-term debt....................................................          1,705.0
    Stockholders' equity..............................................            885.4

                                                                            SIX MONTHS ENDED          YEAR ENDED
                                                                              FEBRUARY 28,            AUGUST 31,
                                                                                  1994                   1993
                                                                          --------------------     ----------------
    OTHER DATA:
    Ratio of operating cash flow to interest expense(2).................             4.8x                   3.9x

- - ---------------

(1) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before fixed charges and income taxes by (ii) fixed charges, which consist of interest charges (interest expense plus interest charged to construction) and the portion of rent expense which is deemed to be equivalent to interest expense.
(2) Operating cash flow represents net operating revenue less hospital service costs. For purposes of calculating the ratio of operating cash flow to interest expense, the Company's hospital service costs have been adjusted to include $25.5 million of cash ESOP/pension expense for the year ended August 31, 1993 (the only period presented which included cash ESOP/pension expense). Operating cash flow and the ratio of operating cash flow to interest expense do not take into account certain expenses that are reflected in the calculation of net income in accordance with GAAP, are not intended to represent any measure of performance in accordance with GAAP, and should not be considered in isolation or as a substitute for cash provided by operating activities, net income or any other consolidated income statement data prepared in accordance with GAAP. The ratio of operating cash flow to interest expense is included herein because the Company believes that it may be a useful tool for investors in measuring a company's ability to service its debt.

                         SELECTED OPERATING STATISTICS

     The following tables set forth certain operating statistics for the hospitals operated by the Company and EPIC for each of the periods indicated.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

                                                                    YEAR ENDED AUGUST 31,
                                                             ------------------------------------
                                                                1993         1992         1991
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN MILLIONS)
HISTORICAL OPERATING DATA:
Number of hospitals........................................          81           81           85
Bed capacity(1)............................................      11,233       11,374       11,607
Gross revenue:(2)
  Inpatient................................................  $  2,594.2   $  2,439.3   $  2,148.6
  Outpatient...............................................  $  1,181.6   $  1,021.9   $    814.2
Net operating revenue(3)...................................  $  2,394.6   $  2,265.3   $  2,025.7
Patient days...............................................   1,541,536    1,616,340    1,658,061
Adjusted patient days(4)...................................   2,243,677    2,293,453    2,286,357
Average length of stay (days)..............................         5.4          5.5          5.7
Admissions.................................................     284,606      291,599      293,344
Adjusted admissions(5).....................................     414,239      413,755      404,502
Occupancy rate(6)..........................................        40.5%        40.2%        40.4%
Operating margin(7)........................................        21.1%        20.7%        20.2%

                              EPIC HOLDINGS, INC.

                                                                   YEAR ENDED SEPTEMBER 30,
                                                             ------------------------------------
                                                                1993         1992         1991
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN MILLIONS)
HISTORICAL OPERATING DATA:
Number of hospitals........................................          34           35           34
Bed capacity(1)............................................       4,444        4,332        4,296
Net operating revenue:(3)
  Acute inpatient net revenue..............................  $    469.2   $    489.1   $    454.4
  Outpatient net revenue...................................       317.2        282.1        234.7
  Other net revenue(8).....................................       232.7        170.1        113.6
                                                             ----------   ----------   ----------
Net operating revenue(3)...................................  $  1,019.1   $    941.3   $    802.7
Patient days...............................................     589,283      641,373      643,210
Adjusted patient days(4)...................................     943,355      940,046      906,640
Average length of stay (days)..............................         5.8          6.0          6.0
Admissions.................................................     101,487      106,990      106,534
Adjusted admissions(5).....................................     162,466      156,813      150,134
Occupancy rate(6)..........................................          39%          40%          41%
Operating margin(7)........................................        14.3%        14.0%        14.9%

- - ---------------

(1) Average number of licensed beds during the period. "Licensed beds" are those beds for which a facility has been granted approval to operate from the appropriate state licensing agency.
(2) Gross revenue represents the hospitals' standard charges for services performed prior to any contractual adjustments and/or policy discounts.
(3) Net operating revenue represents gross revenue less any contractual adjustments and/or policy discounts.
(4) Represents actual patient days adjusted to include outpatient and emergency room services by multiplying actual patient days by the sum of inpatient revenue and outpatient revenue and dividing the result by inpatient revenue.
(5) Represents actual admissions adjusted to include outpatient and emergency room services by multiplying actual admissions by the sum of inpatient revenue and outpatient revenue and dividing the result by inpatient revenue.
(6) Based on the number of licensed beds in service.
(7) Operating margin for each period presented refers to the result obtained by dividing (i) net operating revenue less hospital service costs by (ii) net operating revenue.
(8) Other net revenue includes revenue from skilled nursing, rehabilitation and geropsychiatric units, home health visits and management contract fees.

                              DESCRIPTION OF EPIC

     EPIC is a health care services provider that owns and operates acute care hospitals and related health care businesses. EPIC owns and operates 34 general acute care hospitals with a total of 4,444 licensed beds and has approximately 11,200 full time equivalent employees. EPIC's hospitals offer inpatient, outpatient and other specialty services and are situated primarily in suburban locations and cities in 10 southern, southwestern and western states. In addition, EPIC offers, as an extension of its basic health care services, certain specialty programs and services, including home health care, rehabilitation services, skilled nursing care, health care management services and selected mental health services. Twenty-seven of EPIC's hospitals are located in Texas, California, Oklahoma or Louisiana. EPIC also owns or manages
(i) associated medical office buildings, as well as related health care businesses, (ii) two long-term care facilities, (iii) certain vacant developed and undeveloped properties and (iv) a 238,000 square foot office facility in Dallas, Texas which serves as its administrative support center. EPIC is also constructing a 125-bed acute care facility in Mandeville, Louisiana which is expected to be completed in June 1994. As of December 6, 1993, the EPIC ESOP, which was established to increase incentives to EPIC employees and to finance the EPIC Formation, owned approximately 60.8% (53% on a fully-diluted basis) of the EPIC common stock outstanding. Pursuant to the ESOP Agreement and in connection with the Acquisition, contributions to the EPIC ESOP will be terminated. See "Properties," "Price Range of Common Stock," "Dividend Policy" and "EPIC Managements' Discussion and Analysis of Financial Condition and Results of Operations."

                                   PROPERTIES

     The following table sets forth certain information relating to each of the hospitals operated by the Company at November 1, 1993 and by EPIC at September 30, 1993, grouped by state. Hospitals operated by EPIC appear in italicized type. Unless otherwise noted below, all hospitals are wholly-owned by subsidiaries of the Company or EPIC.

                                                                                     NUMBER OF
        STATE                           NAME                          LOCATION     LICENSED BEDS
- - ---------------------------------------------------------------  -------------------------------
Alabama              Andalusia Hospital                          Andalusia               77
                     Crestwood Hospital                          Huntsville             120
                     Selma Medical Center                        Selma                  214
Arizona              El Dorado Hospital & Medical Center         Tucson                 166
                     Northwest Hospital                          Tucson                 150
Arkansas             DeQueen Regional Medical Center             DeQueen                122
                     *Medical Park Hospital                      Hope                    91
California           Chino Community Hospital                    Chino                  118
                     Palm Drive Hospital                         Sebastopol              56
                     *Healdsburg General Hospital                Healdsburg              49
                     *Mission Bay Memorial Hospital              San Diego              150
                     *Visalia Community Hospital                 Visalia                 52
                     Westside Hospital(1)                        Los Angeles             87
Florida              North Okaloosa Medical Center               Crestview              110
                     Palm Beach Regional Hospital                Lake Worth             200
                     East Pointe Hospital                        Lehigh Acres            88
                     Palms West Hospital                         Loxahatchee            117
                     Santa Rosa Medical Center(2)                Milton                 129
                     Plantation General Hospital(3)              Plantation             264
                     Edward White Hospital                       St. Petersburg         167
                     South Bay Hospital                          Sun City Center        112
                     *Clearwater Community Hospital(4)           Clearwater             133
                     *Lake City Medical Center                   Lake City               75

                                                                                     NUMBER OF
        STATE                           NAME                          LOCATION     LICENSED BEDS
- - ---------------------------------------------------------------  -------------------------------
Georgia              Doctors Hospital(5)                         Columbus               248
                     Lanier Park Regional Hospital               Gainesville            124
                     *Barrow Medical Center                      Winder                  60
Idaho                West Valley Medical Center                  Caldwell               150
                     Eastern Idaho Regional Medical Center       Idaho Falls            286
Indiana              Terre Haute Regional Hospital               Terre Haute            284
Kentucky             Scott General Hospital                      Georgetown              75
                     Spring View Hospital                        Lebanon                113
                     PineLake Medical Center                     Mayfield               116
                     Meadowview Regional Hospital                Maysville              111
                     Bourbon General Hospital                    Paris                   60
                     Logan Memorial Hospital                     Russellville           100
Louisiana            Medical Center of Baton Rouge               Baton Rouge            225
                     Medical Center of SW Louisiana              Lafayette              166
                     Women's and Children's Hospital(6)          Lafayette               93
                     Lakeside Hospital                           Metairie               186
                     Dauterive Hospital                          New Iberia             113
                     Doctor's Hospital of Opelousas(7)(8)        Opelousas              133
                     *Highland Park Hospital                     Covington              104
                     *Riverview Medical Center                   Gonzales               104
Mississippi          Vicksburg Medical Center                    Vicksburg              144
                     *Garden Park Community Hospital(9)          Gulfport               120
Missouri             Springfield Community Hospital              Springfield            200
North Carolina       Davis Community Hospital                    Statesville            149
                     The Brunswick Hospital(10)                  Supply                  60
                     Heritage Hospital                           Tarboro                127
Oklahoma             Edmond Regional Medical Center              Edmond                 139
                     Wagoner Community Hospital(11)              Wagoner                100
                     *Claremore Hospital                         Claremore               89
                     *Doctor's Medical Center                    Tulsa                  211
                     *Southwestern Medical Center                Lawton                 108
Oregon               McMinnville Community Hospital              McMinnville             80
                     Douglas Community Hospital                  Roseburg               118
South Carolina       Marlboro Park Hospital                      Bennettsville          111
                     Chesterfield General Hospital               Cheraw                  72
                     Colleton Regional Hospital                  Walterboro             131
                     Doctor's Memorial Hospital(8)(12)           Spartanburg            108

                                                                                     NUMBER OF
        STATE                           NAME                          LOCATION     LICENSED BEDS
- - ---------------------------------------------------------------  -------------------------------
Tennessee            Smith County Memorial Hospital              Carthage                66
                     Sycamore Shoals Hospital                    Elizabethton           100
                     Trinity Hospital                            Erin                    40
                     Hendersonville Hospital(13)                 Hendersonville         120
                     Johnson City Specialty Hospital(14)         Johnson City            39
                     North Side Hospital(15)                     Johnson City           154
                     Crockett Hospital                           Lawrenceburg           106
                     Livingston Regional Hospital                Livingston             106
                     River Park Hospital(16)                     McMinnville             89
                     South Pittsburg Municipal Hospital(17)      South Pittsburg        107
                     Southern Tennessee Medical Center(18)       Winchester             212
                     Stones River Hospital                       Woodbury                85
Texas                Northeast Community Hospital                Bedford                200
                     Valley Regional Medical Center              Brownsville            158
                     Brownwood Regional Hospital(19)             Brownwood              218
                     Doctors Hospital(20)                        Conroe                 135
                     Medical Center Hospital                     Conroe                 182
                     El Campo Memorial Hospital                  El Campo                41
                     Gilmer Medical Center                       Gilmer                  46
                     Sun Belt Regional Medical Center(21)        Houston                273
                     Midway Park Medical Center                  Lancaster               90
                     Longview Regional Hospital                  Longview                80
                     Woodland Heights Medical Center             Lufkin                 117
                     Coronado Hospital                           Pampa                  115
                     Bayshore Medical Center                     Pasadena               469
                     Detar Hospital                              Victoria               303
                     Gulf Coast Medical Center                   Wharton                161
                     *Alice Physicians & Surgeons Hospital       Alice                  131
                     *Alvin Community Hospital                   Alvin                   86
                     *Coastal Bend Hospital                      Aransas Pass            75
                     *Denton Regional Medical Center             Denton                 297
                     Doctor's Hospital of Laredo(22)             Laredo                  91
                     *Fort Bend Community Hospital               Missouri City           80
                     *Katy Medical Center                        Katy                   103
                     Mainland Regional Healthcare System(23)     Texas City             430
                     Medical Arts Hospital(8)                    Dallas                  72
                     Medical Arts Hospital(8)                    Texarkana              110
                     *Medical Plaza Hospital                     Sherman                164
                     North Texas Medical Center                  McKinney               270
                     *Parkway Hospital                           Houston                262
                     *Riverside Hospital                         Corpus Christi          89
                     *Round Rock Community Hospital              Round Rock              75
                     Terrell Community Hospital(23)              Terrell                101
                     *Westbury Hospital                          Houston                134
Utah                 Lakeview Hospital                           Bountiful              128
                     Brigham City Community Hospital             Brigham City            50
                     Mountain View Hospital                      Payson                 118
                     Castleview Hospital                         Price                   88
                     Ashley Valley Medical Center                Vernal                  39
                     Pioneer Valley Hospital                     West Valley City       139

                                                                                     NUMBER OF
        STATE                           NAME                          LOCATION     LICENSED BEDS
- - ---------------------------------------------------------------  -------------------------------
Virginia             Northern Virginia Doctors Hospital          Arlington              267
                     Montgomery Regional Hospital                Blacksburg             146
                     Pulaski Community Hospital                  Pulaski                153
Washington           Capital Medical Center                      Olympia                110
Wyoming              Riverton Memorial Hospital                  Riverton                70

- - ---------------

  * The land, building, and improvements are owned by EPIC Properties, are subject to the Mortgages (as hereinafter defined), and are leased to EPIC Master Leasing, Inc. ("Master Leasing") pursuant to a lease.
 (1) Owned by a limited partnership of which 28.7% of the interest is held by non-EPIC limited partners. The limited partnership has leased the hospital to a joint venture of which approximately 23.7% is held by non-EPIC minority owners.
 (2) Lease expires in 2005, unless landlord exercises option to purchase facility for book value in 1995.
 (3) Operated by a partnership of which the Company is the general partner owning 53% and certain physicians are limited partners owning 47%.
 (4) Operated by a limited partnership of which approximately 18% of the interest is held by non-EPIC limited partners.
 (5) Owned by the Company as a tenancy in common with physicians having a minority interest of 40.5%.
 (6) Ground lease expires in 2011; there are two ten-year optional renewal terms.
 (7) Operated by a limited partnership of which approximately 23% of the interest is held by non-EPIC limited partners.
 (8) The facility is leased from a third party other than EPIC Properties.
 (9) Operated by a limited partnership in which investors other than EPIC receive the first $2 million earned by the partnership after payment of the lease payments due to EPIC ($3 million per year, increasing by 15% per year), and EPIC is entitled to 60% of all additional earnings.
(10) Lease expires in 2024.
(11) Lease expires in 2007.
(12) Operated by a limited partnership of which approximately 15% of the interest is held by non-EPIC limited partners. With the consent of the Company, EPIC has not renewed the lease for this facility. Such lease will expire in July 1994.
(13) Owned by a partnership of which the Company is the general partner owning 83% and certain physicians are limited partners owning 17%.
(14) Owned by a partnership of which the Company is the general partner owning 87% and certain physicians are limited partners owning 13%.
(15) Owned by the Company as a tenancy in common with physicians having a minority interest of 30.25%.
(16) Owned by a partnership of which the Company is the general partner owning 78% and certain physicians are limited partners owning 22%.
(17) Managed by the Company for profits and losses attributable thereto with an option to buy for $50,000 and the provision for full payment of all outstanding indebtedness issued in connection with the construction of the hospital. The Company's management contract for this facility expires in 1999.
(18) Includes a leased (lease expires in 2020) hospital campus located in Sewanee, Tennessee with 50 licensed beds.
(19) Lease expires in 2000; there are two optional renewal terms of ten years each.
(20) Initial term of lease expires in 2006; there are three optional renewal terms of ten years each. The Company has an option to buy this facility for an amount determined in accordance with a specified formula.
(21) Includes a hospital campus located at Channelview, Texas with 96 licensed beds.
(22) Operated by a limited partnership of which approximately 22.125% of the interest is held by non-EPIC limited partners.
(23) The hospital consists of two facilities, one of which is leased from a third party.

     The Company is engaged from time to time in discussions relating to proposed sales of certain of its hospitals and of minority interests in, or joint ventures with medical staff physicians or others with respect to, certain other facilities. However, except as noted in the table above, as of November 1, 1993, no definitive arrangements with respect to any sales or joint ventures had been agreed upon by the Company.

     The Company also owns (i) a 50% interest in a general partnership with Orlando Regional Medical Center, Inc., which partnership owns South Seminole Community Hospital (126 beds) in Longwood, Florida; (ii) a 50% interest in a general partnership with Presbyterian Hospital of Charlotte, which partnership owns Orthopaedic Hospital of Charlotte (166 beds) in Charlotte, North Carolina; and (iii) a 25% interest in a general partnership with AMI, which partnership owns Encino Hospital (188 beds) in Encino, California and Tarzana Medical Center (177 beds) in Tarzana, California. The Company has also formed a joint venture with Austin Diagnostic Clinic, P.A. for the purpose of constructing and operating an integrated healthcare facility in Austin, Texas. This facility, currently under construction, will consist of a 180-bed hospital, a diagnostic and treatment center and a medical office building. Following completion of construction the Company will manage the hospital. In addition, the Company, through its subsidiaries or joint venture arrangements, owns, leases or manages approximately 120 medical office buildings with physicians' office space and various parcels of undeveloped land, substantially all of which are adjacent to its hospitals. The Company also occupies approximately 65,000 square feet of corporate office space in Nashville, Tennessee.

     Twenty-four of the 34 EPIC hospitals are owned by EPIC Properties, a wholly-owned subsidiary of EPIC, and are subject to mortgages (the "Mortgages") granted in connection with the issuance of the EPIC Mortgage Notes. EPIC Properties leases these 24 hospitals to Master Leasing, a wholly-owned subsidiary of EPIC. With respect to these 24 hospitals, EPIC has agreed to indemnify EPIC Properties, the trustee under the indenture governing the EPIC Mortgage Notes (the "Mortgage Notes Trustee"), all holders of the EPIC Mortgage Notes and each of their respective subsidiaries, directors, officers, agents, successors and assigns from liabilities relating to the presence of hazardous wastes, any medical or infectious wastes, or substances in the soil or ground water of any real property on which such hospitals are located in concentrations that the applicable federal or state environmental agency would require remedial action to correct (the "Environmental Indemnity"). Pursuant to the Environmental Indemnity, EPIC is obligated to remediate or to cause to be remediated any spill, leak, disposal, discharge or release of certain materials on or beneath any property occurring during the period that the EPIC Mortgage Notes remain outstanding. EPIC Properties has collaterally assigned the Environmental Indemnity to the Mortgage Notes Trustee.

                          PRICE RANGE OF COMMON STOCK

HEALTHTRUST

     The Common Stock is listed on the NYSE under the symbol "HTI." On April 28, 1994, the last sale price of the Common Stock, as reported on the NYSE, was $29 per share. The following table sets forth the high and low sale prices of the Common Stock for the periods indicated as reported by the NYSE Composite Tape since the initial public offering of the Common Stock on December 13, 1991:

    FISCAL YEAR ENDED AUGUST 31, 1992                                      HIGH     LOW
    -------------------------------------------------------------------    ----     ----
         Second Quarter (beginning December 13, 1991)..................    $23 3/4  $13 5/8
         Third Quarter.................................................     20 5/8   14 1/8
         Fourth Quarter................................................     17 1/4   13 1/8
    FISCAL YEAR ENDED AUGUST 31, 1993
    -------------------------------------------------------------------
         First Quarter.................................................     17 7/8   11 7/8
         Second Quarter................................................     19 7/8   12
         Third Quarter.................................................     19 1/8   13 3/8
         Fourth Quarter................................................     21 7/8   17 3/8
    FISCAL YEAR ENDING AUGUST 31, 1994
    -------------------------------------------------------------------
         First Quarter.................................................     24 3/4   19 3/4
         Second Quarter................................................     29 5/8   22 1/2
         Third Quarter (through April 28, 1994)........................     33 1/4   27 3/4

EPIC

     There is no established trading market for the common stock of EPIC Holdings. The EPIC Holdings common stock is not listed on any securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System. As of December 14, 1993, there were 43 holders of record of the EPIC Holdings common stock. In addition, there is no established trading market for the common stock of EPIC Group, and as of December 14, 1993, EPIC Holdings was the only holder of record thereof.

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock. The Company currently intends to retain earnings for working capital, capital expenditures, general corporate purposes and reduction of outstanding indebtedness. Accordingly, the Company does not expect to pay dividends in the foreseeable future. In addition, the declaration and payment of dividends on the Common Stock are prohibited by the terms of the Company's existing bank credit facility and restricted by the indentures governing certain of the Company's other long term indebtedness (including the indenture pursuant to which the indebtedness to be issued in the Subordinated Debt Offering will be issued), and the Company anticipates that similar prohibitions will be included in the 1994 Credit Agreement.

     Each share of EPIC Holdings common stock and EPIC Group common stock has an equal and ratable right to receive dividends to be paid from EPIC's assets legally available therefor when, as and if declared by the Board of Directors of EPIC Holdings or EPIC Group, as the case may be. No dividends have been paid on the EPIC Holdings common stock. Cash dividends of $1,022,000 were paid on the EPIC Group common stock in September 1993. The declaration and payment of dividends on the EPIC Holdings common stock and EPIC Group common stock are restricted by the terms of the instruments governing certain of EPIC's outstanding long-term indebtedness. It is anticipated that if the Acquisition and the Financing Plan (including the Tender Offers or the related consent solicitation) are consummated, such restrictions will be eliminated.

                  EPIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion has been taken from the Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 1993 of EPIC Holdings and EPIC Group. Such discussion should be read in conjunction with the historical financial statements of EPIC Holdings and EPIC Group appearing elsewhere in this Prospectus.

EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     The following table summarizes certain operating results and statistics of EPIC Group for the years ended September 30, 1993, 1992 and 1991 (dollars in thousands).

                                           YEAR ENDED            YEAR ENDED           YEAR ENDED
                                         SEPTEMBER 30,         SEPTEMBER 30,        SEPTEMBER 30,
                                              1993                  1992                 1991
                                       ------------------     ----------------     ----------------
Operating result(s)
Net operating revenue................  $1,019,149     100%    $941,266     100%    $802,689     100%
Costs and expenses:
  Salaries and wages.................     354,326      35      319,868      34      271,007      34
  Employee benefits..................      84,615       8       81,365       9       68,434       9
  ESOP expense.......................      20,715       2       20,714       2       23,076       3
  Supplies...........................     121,986      12      116,145      12       99,882      12
  Uncompensated care.................      80,643       8       69,308       7       59,425       7
  Professional liability insurance...      13,570       1       13,268       2       14,878       2
  Other..............................     222,200      22      221,611      24      177,755      22
  Depreciation and amortization......      57,917       6       53,013       6       49,354       6
  Interest expense...................      70,934       7       71,000       7       68,266       9
Interest income......................      (3,627)     --       (3,822)     (1)      (5,405)     (1)
(Gain) loss on sale of assets........      (3,521)     --        1,123      --          543      --
                                       ----------     ---     --------     ---     --------     ---
Loss before income tax benefit,
  minority interests and
  extraordinary item.................  $     (609)     --     $(22,327)     (2)%   $(24,526)     (3)%
                                       ----------     ---     --------     ---     --------     ---
                                       ----------     ---     --------     ---     --------     ---
Other Data:
EBDAIT(1)(2).........................  $  145,058      14%    $129,383      14%    $117,902      15%
Operating Statistics
Equivalent admissions(3).............     162,466              156,813              150,134
Admissions(4)
  Medicare and Medicaid..............      65,867      65%      65,659      61%      60,701      57%
  Private and other..................      35,620      35       41,331      39       45,833      43
                                       ----------     ---     --------     ---     --------     ---
     Total...........................     101,487     100%     106,990     100%     106,534     100%
Outpatient:
  Visits.............................   1,002,547              918,187              789,244
  Surgeries..........................      69,153               66,965               62,892
Home health visits...................   1,094,842              502,998              202,946
Equivalent patient days(5)...........     943,355              940,046              906,640
Patient days.........................     589,293              641,373              643,210
Licensed beds occupancy rate.........                  39%                  40%                  41%
Licensed beds at end of period.......       4,444                4,332                4,296

                                                    YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                       1993            1992            1991
                                                   -------------   -------------   -------------
Net revenues by payor:
  Medicare.......................................        48%             44%             39%
  Medicaid.......................................         7               7               7
  Private and other..............................        45              49              54
                                                        ---             ---             ---
     Total.......................................       100%            100%            100%
                                                        ---             ---             ---
                                                        ---             ---             ---

- - ---------------

(1) Percentages are expressed as percentages of net operating revenue.
(2) This item represents earnings before depreciation, amortization, interest expense, interest income, income tax benefit, ESOP expense, non-cash SAR expense, minority interests, gain on sale of assets and extraordinary item. It is not intended to represent cash flow or any other measure of performance in accordance with generally accepted accounting principles. EBDAIT is included herein because EPIC management believes that certain investors find it to be a useful tool for measuring the ability to service debt.
(3) Represents actual admissions as adjusted to include outpatient services by adding to actual admissions an amount derived by dividing outpatient revenue by inpatient revenue per admission. EPIC Group believes that this statistic is frequently used as a benchmark to analyze the volume of total services provided to patients and has become more meaningful than occupancy rates and patient days as a result of industry trends toward increased use of outpatient services.
(4) Percentages are expressed as percentage of total admissions.
(5) Represents actual patient days as adjusted to include outpatient services by adding to actual patient days an amount derived by dividing outpatient revenue by inpatient revenue per patient day.

RESULTS OF OPERATIONS -- EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NET OPERATING REVENUE

     EPIC Group recorded net operating revenue of $1,019.1 million for the year ended September 30, 1993. Net operating revenue increased $77.9 million (8%) in 1993 and $138.6 million (17%) in 1992.

     Acute inpatient net revenue, which totalled $469.2 million for the year ended September 30, 1993, decreased $19.9 million (4%) in 1993, and increased $34.7 million (8%) in 1992. Approximately 50% of the decrease in 1993 was due to the sale of two hospitals during the second quarter of fiscal 1993. This decrease was offset by additional Medicare and Medicaid payments during 1993. The increase during 1992 was due to additional Medicare and Medicaid payments and price increases of up to 10% in selected markets and services. Acute inpatient admissions, which totalled 89,247 in 1993, decreased 7% in 1993 and 1% in 1992, and acute patient days, which totalled 408,216 in 1993, decreased 8% in 1993 and 3% in 1992, as the direction of healthcare services shifted toward outpatient services, inpatient specialty units, and home health services.

     Outpatient net revenue, which totalled $317.2 million for the year ended September 30, 1993, increased $35.1 million (12%) in 1993 and $47.4 million (20%) in 1992. The number of outpatient surgeries, which totalled 69,153 in 1993, increased 3% in 1993 and 6% in 1992, respectively, and selected price increases were implemented in 1992. Other outpatient visits, which totalled 1,002,547 in 1993, increased 9% in 1993 and 16% in 1992.

     Inpatient specialty unit net revenue, which totalled $111.3 million for the year ended September 30, 1993, and for which EPIC Group generally receives payment on a cost reimbursement basis, increased $.7 million (1%) in 1993 and $12.6 million (13%) in 1992. Specialty unit admissions increased 13% in 1993 and 15% in 1992. The number of specialty care units, which include skilled nursing, rehabilitation, and geriatric psychiatric units, were 56, 57 and 52 at September 30, 1993, 1992 and 1991, respectively.

     Net revenue from home health visits, which totalled $85.7 million for the year ended September 30, 1993, increased $47.9 million (127%) in 1993 and $24.8 million (191%) in 1992. Home health visits increased 118% in 1993 and 148% in 1992. Approximately 34% and 19% of the increases in home health visits in 1993 and 1992, respectively, resulted from the purchase of existing home health businesses in EPIC Group's current markets.

     Other revenue which totaled $36.0 million for the year ended September 30, 1993, increased $14.3 million (66%) in 1993 and $9.5 million (78%) in 1992. Of this revenue, total geriatric psychiatric, rehabilitation and home healthcare management contract fees increased $9.7 million and $4.4 million during 1993 and 1992, respectively.

     Net patient revenue attributable to patients covered under the Medicare, Medicaid and other government programs as a percentage of total net patient revenue was 55%, 51% and 46% for 1993, 1992 and 1991, respectively. Net revenue attributable to patients covered under various contracted discount programs totaled 18%, 18% and 20% of total net revenue for 1993, 1992 and 1991, respectively. The increase in net revenue was due, in part, to increased admissions of Medicare and Medicaid patients, including the continued increase in utilization of specialty care units and home health services for which EPIC is paid on a cost reimbursement basis, and the increase in rates paid by governmental entities under Medicare and Medicaid programs.

COSTS AND EXPENSES

     Costs and expenses, as a percentage of net operating revenue decreased 2% in 1993 and 1% in 1992.

     Salaries and wages increased 1% as a percentage of net operating revenue in 1993 compared to 1992 due to the increase in home health net revenue, which is more labor intensive than inpatient care. Salaries and wages remained constant as a percentage of net operating revenue in 1992 compared to 1991. EPIC ESOP expense remained constant as a percentage of net operating revenue in 1993 compared to 1992 and decreased 1% as a percentage of net operating revenue in 1992 compared to 1991 due to increased contributions in 1991 to the EPIC ESOP.

     Other expenses decreased 2% as a percentage of net operating revenue in 1993 compared to 1992 and increased 2% as a percentage of net operating revenue in 1992 compared to 1991 due primarily to $2.9 million in expenditures to upgrade various computer software applications during 1992 not incurred in 1993, and a $6.6 million increase during 1992 in costs relating to programs to recruit new physicians. There were no significant fluctuations in employee benefits, supplies, uncompensated care and professional liability insurance as a percentage of net operating revenue from 1991 to 1993.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased by $4.9 million in 1993 compared to 1992 and $3.6 million in 1992 compared to 1991. The increases resulted from property and equipment additions, net of asset sales and retirements. Fiscal 1993 and 1992 also include depreciation on $9.8 million of property and equipment relating to Colonial Hospital, which was purchased October 1, 1991.

INTEREST EXPENSE AND INTEREST INCOME AND GAIN ON SALE OF ASSETS

     Interest expense decreased $.1 million in 1993 compared to 1992 and increased $2.7 million in 1992 compared to 1991. The 1993 change was due to an increase in the amount of debt outstanding beginning in the third quarter offset by a decrease in interest rates. The 1992 increase was due to accretion of non-cash interest on certain notes and termination of an interest rate cap agreement in 1992. Interest income did not fluctuate significantly over the three-year period. During the second quarter of fiscal 1993, EPIC Group sold Valley Medical Center ("Valley") in El Cajon, California, which resulted in a gain on sale of $4.6 million. Other dispositions during fiscal 1993, including Westpark Community Hospital in Hammond, Louisiana ("Westpark"), resulted in losses on sale of $1.1 million.

LOSS BEFORE INCOME TAX BENEFIT, MINORITY INTERESTS AND EXTRAORDINARY ITEM

     EPIC Group incurred a loss before income tax benefit, minority interests, and extraordinary item of $.6 million, $22.3 million and $24.5 million for the years ended September 30, 1993, 1992, and 1991, respectively. The following non-cash charges are included in the loss before income tax benefit, minority interests and extraordinary item:

                                                                YEAR ENDED SEPTEMBER 30,
                                                             ------------------------------
                                                               1993       1992       1991
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
    Depreciation and amortization..........................  $ 57,917   $ 53,013   $ 49,354
    Non-cash portion of SAR Plan compensation expense......     3,249     10,805      7,137
    Non-cash portion of interest expense...................    18,286     18,417     13,975
    Non-cash portion of professional liability risks.......     2,641      4,131     11,291
    ESOP expense...........................................    20,715     20,714     23,076
                                                             --------   --------   --------
              Total........................................  $102,808   $107,080   $104,833
                                                             --------   --------   --------
                                                             --------   --------   --------

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1993, EPIC Group had working capital of $30.0 million (current assets of $210.1 million less current liabilities of $180.1 million), which included approximately $107.9 million of cash, cash equivalents and marketable securities. EPIC's existing bank credit facility requires $42.7 million in cash and marketable securities be restricted for the redemption of the remaining outstanding Senior Subordinated Notes. EPIC Group has available $30 million in loan commitments under the bank credit facility. EPIC Properties has a revolving line of credit of the lesser of $22.0 million or the annual interest accrual on the EPIC Mortgage Notes for the purpose of paying the EPIC Mortgage Notes interest and principal.

     Because AMI assumes all liability for professional liability incidents occurring prior to October 1, 1988 at EPIC Group's facilities acquired from AMI, EPIC Group continues to experience lower cash payments for its professional liability losses than has historically been the case for these hospitals. That fact, coupled with the relatively long lag time for settlement of professional liability claims, has led EPIC Group to expect that professional liability payments for which EPIC Group is self-insured, will be comparable to or less than the related expense in the next several years.

     On June 18, 1993, EPIC Group implemented a refinancing plan designated to improve its operating and financial flexibility by reducing its future interest expense (the "Refinancing"). The Refinancing included the following components:
(i) the issuance and sale in a public offering of approximately $160 million aggregate principal amount of 10 7/8% Notes; (ii) redemption of $74.7 million of EPIC Group's 15% Senior Subordinated Notes; and (iii) the redemption of $53.7 million principal amount of EPIC Group's 11% Junior Subordinated Pay-in-Kind Notes with $20 million of the proceeds from the offering and $10 million of working capital. EPIC Group was required to call $40.3 million of the 15% Senior Subordinated Notes on February 1, 1994, with the remaining proceeds as required by EPIC Group's existing bank credit facility. As a result of the refinancing, EPIC Group incurred an extraordinary loss before tax of $21.4 million from the write-off of loan issue costs and unamortized discount on the 15% Senior Subordinated Notes and the redeemed 11% Pay-in-Kind Notes, payments to the holders of the 15% Senior Subordinated Notes and the 11 7/8% Senior ESOP Notes for waivers of certain provisions of the respective indentures and the accrual of the call premium to be paid on redemption of $40.3 million of the 15% Senior Subordinated Notes.

     Cash provided by operating activities totalled $119.2 million and $57.9 million for the years ended September 30, 1993 and 1992, respectively. The increase in operating cash in fiscal 1993 was due to a decrease in the loss before income tax benefit (expense), minority interests and extraordinary item of $21.7 million in fiscal 1993. Also, accounts receivable increased $35.2 million in fiscal 1992, which was attributable primarily to an increase of $41.8 million in net operating revenue in the fourth quarter of fiscal 1992.

     Cash used in investing activities totalled $123.5 million and $61.0 million for the years ended September 30, 1993 and 1992, respectively. EPIC Group added other property and equipment totalling $60.8 million and $47.9 million during fiscal 1993 and 1992, respectively. EPIC Group's investments in marketable securities increased $36.7 million during fiscal 1993 and decreased $5.2 million during fiscal 1992.

     The County of Galveston, Texas, entered into an agreement with EPIC providing for the lease for 20 years of Mainland Center Hospital ("Mainland"), the County's 310-bed facility, and the purchase of certain of the hospital's net current assets and equipment. The lease payments, which were paid in full upon execution of the lease, and purchase price of the net assets and equipment acquired totaled $46 million, a portion of which was offset by the cash included in Mainland's current assets (approximately $5 million). The lease also provides EPIC with two additional ten year options to extend the lease and the right to purchase the facility on the first anniversary of the lease for approximately $.5 million.

     During fiscal 1993, EPIC purchased two imaging centers for $7.8 million and two home health agencies for $4.0 million. On October 1, 1991, EPIC Group purchased Colonial Hospital, a 49-bed hospital in Terrell, Texas, for $10.4 million.

     EPIC sold Westpark in January 1993 for $6.2 million in cash and recorded a net loss on the sale of $.6 million in 1993 and $.8 million in fiscal 1992 in anticipation of the sale. EPIC sold Valley in March 1993 for $17 million in cash and recorded a gain on sale of $4.6 million. EPIC retained ownership of Westpark's and Valley's accounts receivable and other current assets.

     Cash provided by financing activities totalled $28.4 million for the year ended September 30, 1993 and cash used in financing activities totalled $33.1 million for the year ended September 30, 1992. The Refinancing provided $44.8 million of net proceeds in 1993. A subsidiary of EPIC Group purchased $5.4 million and $19.9 million of the 11 7/8% Senior ESOP Notes on the open market for $5.6 million and $20.3 million plus accrued interest in fiscal 1993 and 1992, respectively. During fiscal 1993, EPIC paid $5.5 million in debt issue costs relating to the Refinancing. On August 31, 1993, EPIC purchased Healthtrust's 40% interest in the North Texas Medical Center Joint Venture in McKinney, Texas, which owns and operates North Texas Medical Center, for $15.7 million.

     EPIC management believes EPIC Group's hospitals are well maintained and equipped and permitted expenditures will be sufficient to meet EPIC Group's ongoing capital requirements at its operating facilities. Capital expenditures totalling approximately $75 million are planned for fiscal 1994, including completion of construction of a new hospital near Covington, Louisiana, which commenced in June 1992, and continuation of construction of a new hospital in Denton, Texas, which commenced in June, 1993.

     The Internal Revenue Service (the "IRS") has audited EPIC's federal income tax return for the year ended September 30, 1989. As a result of the audit, the IRS had proposed the permanent capitalization of approximately $24 million of debt issuance costs. EPIC has fully protested its position with the IRS. EPIC was required to capitalize and amortize certain loan costs which were previously expensed. This adjustment resulted in the reduction of EPIC Holdings' current net operating loss by approximately $7 million.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which supersedes SFAS No. 96. Implementation of SFAS No. 109 for EPIC Group is required as of October 1, 1993. SFAS No. 109 requires that differences between the tax and financial statement bases of assets and liabilities ("temporary differences") be reflected in the same balance sheet category as the items that caused the temporary differences. Deferred tax assets, which would include tax net operating loss carryforwards, would require the determination of a related valuation allowance, based on the assets' expected realization. EPIC has completed the analysis necessary to determine the impact of adoption of SFAS No. 109 and it is not expected to have a material impact on its financial position or results of operations and will not impact cash flows.

     EPIC has reviewed its benefit programs and has determined it offers no post employment benefits that require accrual in accordance with SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

     Total scheduled debt maturities are $47.9, $9.5 and $43.5 million in fiscal 1994, 1995 and 1996, respectively, and expected annual cash interest payments are approximately $58 million through fiscal 1996. See Note 5 of the Notes to EPIC Group's Consolidated Financial Statements for information regarding EPIC's indebtedness. In addition to the indebtedness of EPIC, EPIC Holdings, the parent corporation of EPIC, has outstanding $250 million principal amount ($167.2 million value at September 30, 1993) of the EPIC 12% Notes, which require cash interest payments commencing in March 1997. Such interest payments, as well as the principal payment upon maturity in 2002, are expected to be funded out of dividends from EPIC Group to EPIC Holdings. Although EPIC Group's indebtedness is substantial, EPIC management believes that cash, cash equivalents and marketable securities on hand, cash flow from operations, and the availability of funds under revolving bank credit facilities will provide sufficient liquidity to meet all cash requirements for the next several years.

RESULTS OF OPERATIONS -- EPIC HOLDINGS, INC. AND SUBSIDIARIES

GENERAL

     Net operating revenue, operating expenses, depreciation and amortization, and interest income of EPIC Holdings were substantially the same as those of EPIC Group for fiscal years 1993, 1992 and 1991 and reference is made to the discussion of EPIC Group's " -- Results of Operations," and " -- Liquidity and Capital Resources" above.

     Following is additional information relating to EPIC Holdings.

INTEREST EXPENSE

     Interest expense increased $10.1 million and $11.5 million in 1993 and 1992, respectively, due to the issuance of the EPIC 12% Notes during fiscal 1992.

LOSS BEFORE INCOME TAX BENEFIT AND MINORITY INTEREST

     EPIC Holdings incurred losses before income tax benefit, minority interest, and extraordinary item of $19.7 million, $31.1 million and $24.5 million for the years ended September 30, 1993, 1992, and 1991, respectively. The following non-cash charges are included in the loss before income tax benefit and minority interests for the years ended September 30, 1993, 1992 and 1991 (in thousands):

                                                          YEAR ENDED SEPTEMBER 30,
                                                 ------------------------------------------
                                                   1993             1992             1991
                                                 --------         --------         --------
    Depreciation and amortization..............  $ 57,917         $ 53,013         $ 49,354
    Non-cash portion of SAR Plan compensation
      expense..................................     3,249           10,805            7,137
    Non-cash portion of interest expense.......    36,855           27,190           13,975
    Non-cash portion of professional liability
      risks....................................     2,641            4,131           11,291
    ESOP expense...............................    20,715           20,714           23,076
                                                 --------         --------         --------
              Total............................  $121,377         $115,853         $104,833
                                                 --------         --------         --------
                                                 --------         --------         --------

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1993 EPIC Holdings had working capital of $35.1 million (current assets of $215.2 million less current liabilities of $180.1 million), which included approximately $112.5 million of cash, cash equivalents and marketable securities. EPIC's existing bank credit facility requires $42.7 million in cash and marketable securities be restricted for the redemption of the remaining outstanding 15% Senior Subordinated Notes. EPIC Group has available $30 million in loan commitments under EPIC's existing bank credit facility. EPIC Properties has a revolving line of credit of the lesser of $22.0 million or the annual interest accrual on the EPIC Mortgage Notes for the purpose of paying the EPIC Mortgage Notes interest and principal.

     EPIC expects to continue to incur federal income tax loss in the near term primarily as a result of the deductibility of contributions to the EPIC ESOP, higher depreciation for tax purposes than for financial reporting purposes, and high interest expense.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which supersedes SFAS No. 96. Implementation of SFAS No. 109 for EPIC is required on October 1, 1993. SFAS No. 109 requires that differences between the tax and financial statement bases of asset and liabilities ("temporary differences") be reflected in the same balance sheet category as the items that caused the temporary differences. Deferred tax assets, which would include tax net operating loss carryforwards, would require the determination of a related valuation allowance, based on the assets' expected realization. EPIC has completed the analysis necessary to determine the impact of adoption of SFAS No. 109 and it is not expected to have a material impact on EPIC Holdings' financial position or results of operations and will not impact cash flows.

     EPIC has reviewed its benefit programs and has determined that it offers no post employment benefits that require accrual in accordance with SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

     See " -- Liquidity and Capital Resources" of EPIC Group for further discussion of matters relating to liquidity and capital resources of EPIC Holdings.

     Although EPIC Holdings' indebtedness, including EPIC Group's indebtedness, is substantial, EPIC management believes cash, cash equivalents and marketable securities on hand, cash flow from operations, and the availability of funds under revolving bank credit facilities will provide sufficient liquidity to meet all cash requirements for the next several years.

EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS -- THREE MONTHS ENDED DECEMBER 31, 1993 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1992

NET OPERATING REVENUE

     EPIC Group recorded net operating revenue of $272.5 million for the three-month period ended December 31, 1993, an increase of $28.1 million (12%) compared to the three-month period ended December 31, 1992.

     Acute inpatient net revenue, which totalled $118.3 million for the three-month period ended December 31, 1993, increased $2.9 million (2%) compared to the three-month period ended December 31, 1992, due primarily to increased reimbursement recognized from Medicare and Medicaid programs. Acute inpatient admissions remained constant and acute inpatient patient days decreased 4% in the three-month period, respectively, as the direction of healthcare services continues to shift toward outpatient services, inpatient specialty units and home health services.

     Outpatient net revenue, which totalled $87.3 million for the three-month period ended December 31, 1993, increased $9.4 million (12%) compared to the three-month period ended December 31, 1992 as a result of a 9% increase in clinic and other outpatient visits.

     Inpatient specialty unit net revenue, which totalled $27.8 million for the three-month period ended December 31, 1993, increased $0.8 million (3%) compared to the three-month period ended December 31, 1992.

     Net revenue from home health visits, which totalled $25.9 million for the three-month period ended December 31, 1993, increased $8.8 million (52%) compared to the three-month period ended December 31, 1992. Home health visits increased 46% in the three-month period. Approximately 31% of the increase in home health visits resulted from the purchase of existing home health businesses.

     Other revenue, which totalled $13.2 million for the three-month period ended December 31, 1993, increased $6.2 million compared to the three-month period ended December 31, 1992. Geriatric psychiatric, rehabilitation and home healthcare management contract fees increased $3.3 million in the three-month period.

     Net patient revenue attributable to Medicare and Medicaid patients as a percentage of total net revenue was 58% and 53% for the three-month periods ended December 31, 1993 and 1992, respectively. Net patient revenue attributable to patients covered under various managed care programs as a for the three-month periods ended December 31, 1993 and 1992, respectively.

COSTS AND EXPENSES

     Costs and expenses decreased 2% as a percentage of net operating revenue for the three-month period ended December 31, 1993 compared to the three-month period ended December 31, 1992.

     Salaries and wages increased 2% as a percentage of net operating revenue for the three-month period ended December 31, 1993 compared to the three-month period ended December 31, 1992 due to the increase in home health services, which is more labor intensive than inpatient care. Employee benefits decreased 2% as a percentage of net operating revenue for the three-month period ended December 31, 1993 compared to the three-month period ended December 31, 1992 primarily due to a decrease in the costs of providing medical benefits. EPIC Group made changes to its medical benefit plan effective January 1, 1993 to reduce these costs. These changes included increased utilization review, implementation of a managed care referral program, and increased deductibles and out-of-pocket maximums. EPIC ESOP expense remained constant as a percentage of net operating revenue for the three-month period ended December 31, 1993 compared to the three-month period ended December 31, 1992.

     Depreciation and amortization decreased 1% as a percentage of net operating revenue for the three-month period ended December 31, 1993 compared to the three-month period ended December 31, 1992 due to the increase in net revenue. Supplies, uncompensated care, other operating expenses, and interest expense remained constant as a percentage of net operating revenue for the three-month period ended December 31, 1993 compared to the three-month period ended December 31, 1992.

LOSS BEFORE INCOME TAX BENEFIT (EXPENSE), MINORITY INTERESTS AND EXTRAORDINARY ITEM

     EPIC Group incurred a loss before income tax benefit (expense), minority interests and extraordinary item of $1.1 million, for the three-month period ended December 31, 1993, compared to a loss of $6.0 million for the three-month period ended December 31, 1992.

     Earnings before depreciation and amortization, interest expense, interest income, income tax benefit (expense), ESOP expense, non-cash SAR expense, minority interests and extraordinary items (EBDAIT) as a percentage of net operating revenue increased from 11.57% for the three-month period ended December 31, 1992 to 12.96% for the three-month period ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1993, EPIC Group had working capital of $32.6 million (current assets of $222.8 million less current liabilities of $190.2 million), which included $84.6 million in cash, cash equivalents and marketable securities. The revolving credit agreement requires $42.7 million in cash and marketable securities be restricted for the redemption of the remaining 15% Senior Subordinated Notes by February 28, 1994. EPIC Group has available an additional $30 million in loan commitments from a group of banks under a revolving line of credit agreement. EPIC Properties has available a revolving line of credit of the lesser of $22 million or the annual interest accrual on the EPIC Mortgage Notes for the purpose of paying the EPIC Mortgage Notes interest and principal.

     Cash used in operating activities totalled $1.1 million and cash provided by operating activities totalled $15.0 million for the three-month periods ended December 31, 1993, and 1992, respectively. Accounts receivable increased $22.4 million during the first quarter of fiscal 1994 primarily due to an increase in net operating revenue.

     Cash used in investing activities totalled $11.8 million and $5.9 million for the three-month periods ended December 31, 1993, and 1992, respectively.

     EPIC Group made capital additions of approximately $23.4 million and $7.4 million during the three months ended December 31, 1993, and 1992, respectively. EPIC management believes that EPIC Group's hospitals are well maintained and equipped and that planned and permitted expenditures will be sufficient to meet EPIC Group's ongoing capital requirements at its operating facilities. Capital expenditures totalling approximately $52 million are planned for the remainder of fiscal 1994 including completion of construction of a new hospital near Covington, Louisiana and continuation of construction of a new hospital in Denton, Texas. On December 31, 1992, EPIC Group purchased an imaging center for $4.1 million.

     Cash used in financing activities totalled $2.9 million and $7.3 million for the three-month periods ended December 31, 1993 and 1992, respectively. During the first quarter of fiscal 1993, a subsidiary of EPIC Group purchased $5.4 million of the 11 7/8% Senior ESOP Notes on the open market for $5.6 million plus accrued interest.

     Total scheduled debt maturities are $47.9, $9.5 and $43.5 million in fiscal 1994, 1995 and 1996, respectively. EPIC is expected to make cash interest payments of approximately $58 million per year through fiscal 1996. See Note 5 of the Notes to EPIC Group's Consolidated Financial Statements for the year ended September 30, 1993, for information regarding EPIC Group's indebtedness. In addition to the indebtedness of EPIC Group, EPIC Holdings, the parent corporation of EPIC Group, has outstanding $250 million principal amount ($172.2 million accreted value at December 31, 1993) of the EPIC Holdings Notes, which require cash interest payments commencing in March 1997. Such interest payments, as well as the principal payment upon maturity in 2002, is expected to be funded out of dividends to EPIC Holdings. Although EPIC's indebtedness is substantial, EPIC management believes that cash, cash equivalents and marketable securities on hand, cash flow from operations, and the availability of funds under revolving bank credit facilities will provide sufficient liquidity to meet all cash requirements for the next several years.

EPIC HOLDINGS, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS -- THREE MONTHS ENDED DECEMBER 31, 1993 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1992

     Operations of EPIC Holdings were substantially the same as those of EPIC Group for the three-month periods ended December 31, 1993 and 1992 with the exception of interest expense. EPIC Holdings' interest expense remained constant as a percentage of net operating revenue for the three-month period ended December 31, 1993, compared to the three-month period ended December 31, 1992.

     EPIC Holdings incurred a loss before income tax, minority interests and extraordinary item of $6.2 million for the three-month period ended December 31, 1993, compared to a loss of $10.6 million for the three-month period ended December 31, 1992.

     Earnings before depreciation and amortization, interest expense, interest income, income tax benefit (expense), EPIC ESOP expense, noncash SAR expense, minority interests and extraordinary items (EBDAIT) as a percentage of net operating revenue increased from 11.56% for the three-month period ended December 31, 1992 to 12.94% for the three-month period ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1993, EPIC Holdings had working capital of $37.6 million (current assets of $227.9 million less current liabilities of $190.3 million), which included $89.3 million of cash, cash equivalents and marketable securities. The revolving credit agreement requires $42.7 million in cash and marketable securities be restricted for the redemption of the remaining outstanding 15% Senior Subordinated Notes by February 28, 1994. EPIC Group has available $30 million in loan commitments from a group of banks under a revolving credit agreement. EPIC Properties has available a revolving line of credit of the lesser of $22 million or the annual interest accrual on the EPIC Mortgage Notes for the purpose of paying the EPIC Mortgage Notes interest and principal.

     Although EPIC Holdings' indebtedness, including EPIC Group's indebtedness, is substantial, EPIC management believes cash, cash equivalents and marketable securities on hand, cash flow from operations, and the availability of funds under revolving bank credit facilities will provide sufficient liquidity to meet all cash requirements for the next several years.

                              SELLING STOCKHOLDERS

     The Selling Stockholders listed in the table below have agreed to sell the number of shares of Common Stock set forth opposite their respective names. Except as noted below, all such shares of Common Stock are being sold in the Offerings upon exercise of Warrants held by the Selling Stockholders at an exercise price of $3.18 per share. The table sets forth information with respect to the beneficial ownership of the Common Stock immediately prior to the consummation of the Offerings and as adjusted to reflect the sale of the Common Stock pursuant to the Offerings. Except as otherwise noted, none of the Selling Stockholders has had any position, office or other material relationship with the Company or its affiliates within the past three years. Following consummation of the Offerings, none of the Selling Stockholders will beneficially own any shares of Common Stock.

                                                               BENEFICIAL
                                                                OWNERSHIP
                                                              PRIOR TO THE
                                                                OFFERINGS
                                                           -------------------      NUMBER
                                                           NUMBER OF               OF SHARES
                  SELLING STOCKHOLDERS                      SHARES     PERCENT   BEING OFFERED
- - ---------------------------------------------------------  ---------   -------   -------------
Base Assets Trust........................................   645,955         *       645,955
Commonwealth Life Insurance..............................    97,000         *        97,000
Guaranty Reassurance Corporation.........................    47,150         *        47,150
American Financial Corporation...........................    28,290         *        28,290
Flexi-Van Leasing, Inc...................................    28,290         *        28,290
Donaldson, Lufkin & Jenrette Securities Corporation(1)...    20,875         *        20,875
Western Financial Savings Bank...........................    18,860         *        18,860
Berkeley Atlantic Income Limited(2)......................    14,145         *        14,145
Comdisco, Inc............................................    14,145         *        14,145
Lexington Precision Corporation..........................    14,145         *        14,145
Thomas Spiegel...........................................    14,145         *        14,145
EQJ Partnership(3).......................................    10,362         *        10,362
Equitable Life Assurance Society(3)......................     8,000         *         8,000
Wolfson Equities(4)......................................     7,500         *         7,500
American Capital High Yield Investments Inc.(5)..........     5,994         *         5,994
John Chulick & Kathi Chulick.............................     5,752         *         5,752
Berkeley Technology Investments Limited(2)...............     5,658         *         5,658
General American Life Insurance Co.......................     4,715         *         4,715
National Western Life Insurance Co.(6)...................     3,772         *         3,772
Universal Medical Buildings L.P..........................     3,750         *         3,750
South Ferry #2 L.P.(4)...................................     3,000         *         3,000
Christian Brothers Institute.............................     2,829         *         2,829
Stephen Swid.............................................     2,829         *         2,829
The Westwood Group, Inc..................................     2,829         *         2,829
Worldwide Special Portfolio N.V..........................     2,829         *         2,829
American Capital Income Trust(5).........................     2,661         *         2,661
Merrill Lynch, Pierce, Fenner & Smith Incorporated(7)....     1,886         *         1,886
Warren F. Langford Trust(8)..............................     1,320         *         1,320
Citizens Trust Company, Agent for the Trustees of the
  Lawrence K. Fish Trust f/b/o Edward T. Fish, Emily T.
  Fish and Leah T. Fish..................................       943         *           943
American Capital Life Investment Trust(5)................       775         *           775

- - ---------------

   * Less than one percent.
(1) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is acting as a co-representative of the Underwriters in the Offerings and is acting in certain additional capacities in connection with the Acquisition and the Financing Plan. In addition, DLJ has from time to time performed investment banking and other financial services for the Company. See "Underwriting."
(2) Berkeley Atlantic Income Limited and Berkeley Technology Investments Limited are affiliated entities.
(3) EQJ Partnership and Equitable Assurance Society are affiliated with DLJ. See note 1 above.
(4) Wolfson Equities is a limited partner in South Ferry #2 L.P.
(5) American Capital High Yield Investments, Inc., American Capital Income Trust and American Capital Life Investment Trust are affiliated entities.
(6) The shares of Common Stock being sold by such Selling Stockholder were purchased upon exercise of Warrants at an exercise price of $7.95 per share.
(7) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and one of its affiliates are acting as co-representatives of the Underwriters in the Offerings and Merrill Lynch is acting in certain additional capacities in connection with the Acquisition and the Financing Plan. In addition, Merrill Lynch has from time to time performed investment banking and other financial services for the Company. See "Underwriting."
(8) The shares of Common Stock being sold by such Selling Stockholder were purchased upon exercise of Warrants at an exercise price of $5.30 per share.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 400,000,000 shares of Common Stock and (ii) 78,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which 1,000,000 shares have been designated as Series A Junior Preferred Stock. As of February 28, 1994, there were 81,221,108 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The following summary description of the Company's capital stock is qualified by reference to the Company's amended and restated Certificate of Incorporation (the "Certificate") and By-Laws and the Rights Agreement, dated as of July 8, 1993, between the Company and First Union National Bank of North Carolina, as Rights Agent (the "Rights Agreement").

Capital Stock

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and subject to the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights and no preemptive, subscription, redemption or conversion rights. The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

     Pursuant to the Rights Agreement, attached to each share of Common Stock (including the Common Stock offered hereby) is one preferred stock purchase right (a "Right") that, when exercisable, entitles the holder thereof to purchase one one-hundredth of a share of Series A Junior Preferred Stock at a price (the "Exercise Price") of $75, subject to adjustment. The Rights generally become exercisable ten days after the earlier of (i) a public announcement that a person or group beneficially owns 15% or more of any class of the Company's voting stock (a "15% Interest") or (ii) the commencement, or announcement of the intent to commence, a tender offer which would result in any person or group acquiring a 15% Interest (in either case unless approved by the Company's Continuing Directors, as defined in the Rights Agreement). Following the acquisition by a person or group of a 15% Interest, the Rights held by such person or group (and certain affiliates, associates and transferees thereof) become null and void. Following certain events (including a person or group acquiring a 15% Interest, a merger or a sale of a majority of the Company's assets), exercise of the Rights entitles the holders thereof to receive Common Stock or common stock of the acquiring corporation, or cash, property or other securities, with a market value equal to twice the Exercise Price. The Rights expire on July 8, 2003 and may be redeemed by the Company (with the approval of the Continuing Directors) for $.01 per Right until the tenth day after a person or group acquires a 15% Interest. At any time after a person or group acquires a 15% Interest and until such person or group acquires 50% or more of any class of the Company's voting stock, the Company (with the approval of the Continuing Directors) may exchange each Right for one share of Common Stock.

Certificate and By-laws

     The Certificate and the By-laws provide that (i) the Board of Directors consists of a minimum of five and a maximum of fifteen directors, divided into three classes serving staggered three-year terms, and such provisions may not be amended without the affirmative vote of the holders of at least 80% of the Company's outstanding voting stock; (ii) directors may be removed only for cause; and (iii) special meetings may be called only by the Board of Directors. In addition, the Board of Directors is authorized, without further stockholder approval, to establish and issue one or more series of Preferred Stock and determine the rights, preferences and limitations thereof. The foregoing provisions of the Certificate and By-laws, together with the ability of the Board of Directors to issue Preferred Stock and the effects of the Rights described above, could discourage or delay a change of control of the Company and the removal of the Company's management.

Recent Developments

     On February 15, 1994, Mellon Bank corporation ("Mellon") filed with the Commission a report on Schedule 13G stating that Mellon and its subsidiaries, in various fiduciary capacities, beneficially own 5,230,000 shares of Common Stock, representing approximately 6.4% of the Common Stock outstanding on such date.

      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of Common Stock by any person that is (as to the United States) a foreign corporation, a foreign partnership, a nonresident alien individual, or a nonresident alien fiduciary of an estate or trust the income of which is not subject to United States taxation regardless of its source (a "Non-U.S. Holder"). This summary does not address all aspects of United States federal income and estate taxes that may be relevant to Non-U.S. Holders in light of their personal circumstances or to certain types of Non-U.S. Holders that may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. This summary does not constitute, and should not be viewed as, legal or tax advice to prospective purchasers. Each prospective purchaser of Common Stock is advised to consult its own tax advisor with respect to the tax consequences of acquiring, holding and disposing of Common Stock.

DIVIDENDS

     The Company does not expect to pay dividends on its Common Stock in the foreseeable future. See "Dividend Policy." Except as described below and subject to the discussion below regarding the Foreign Investment in Real Property Tax Act ("FIRPTA"), dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In determining the applicability of a tax treaty that provides for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. Under proposed Treasury regulations, however, a Non-U.S. Holder would be required to file certain forms in order to claim the benefit of an applicable treaty rate. Any dividends that are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States generally will not be subject to the 30% withholding tax (provided that the required forms are filed), but will be taxed at ordinary federal income tax rates. If the Non-U.S. Holder is a foreign corporation, such effectively connected income may also be subject to an additional United States "branch profits tax."

     The Company must report annually to the Internal Revenue Service (the "IRS") and to each Non-U.S. Holder the amount of dividends paid to, and tax withheld from dividends received by, such Non-U.S. Holder. These information reporting requirements apply even if withholding is reduced or eliminated by an applicable tax treaty. This information also may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

SALE OR DISPOSITION OF COMMON STOCK

     Except as described below in this paragraph and subject to the discussion below regarding FIRPTA, a Non-U.S. Holder generally will not be subject to United States federal income tax (and no amount generally will be withheld) in respect of any gain recognized on a sale or other taxable disposition of Common Stock. However, capital gain that is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States will be taxed at ordinary federal income tax rates (subject to a 28% maximum tax rate for long-term capital gains of individuals). Capital gains of a Non-U.S. Holder also may be subject to tax if such Holder is subject to the provisions of the United States tax law applicable to certain United States expatriates. Moreover, a Non-U.S. Holder who is a nonresident alien individual and who holds the Common Stock as a capital asset generally will be taxed at a rate of 30% on capital gain if (i) he is present in the United States for 183 or more days in the taxable year of sale or other disposition and (ii) either the gain is attributable to a fixed place of business maintained by him in the United States or he has a "tax home" (as defined in the Code) in the United States. An applicable treaty may provide for different rules.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be included in such Non-U.S. Holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may be subject to United States federal estate tax.

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

     If a Non-U.S. Holder's gain or loss upon the sale, exchange or redemption of Common Stock (including dividend distributions treated as redemptions or partial liquidations under United States federal income tax rules) is subject to FIRPTA, such gain or loss will be treated as effectively connected with a trade or business engaged in by such Non-U.S. Holder within the United States and thus will be subject to United States income tax at the ordinary rates. The FIRPTA provisions would apply to the Common Stock only if the Company has been or becomes a "United States real property holding corporation" within the meaning of the Code ("USRPHC"). It is possible that the Company is or, in the future, will be a USRPHC. However, even if the Company is a USRPHC, if the Common Stock is regularly traded on an established securities market, FIRPTA will apply only to a Non-U.S. Holder that beneficially owns, directly or indirectly, more than 5% of the fair market value of the Common Stock at any time during the 5-year period ending on the date of disposition (or such shorter period that such Common Stock was held).

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting with respect to backup withholding generally will not apply to dividends paid to Non-U.S. Holders at an address outside of the United States.

     The payment of the proceeds from the disposition of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the payee under penalties of perjury certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker will generally, except as noted below, not be subject to backup withholding and information reporting. In the case of the payment of proceeds from the disposition of Common Stock through a non-U.S. office of a broker that is a United States person or a "U.S. related person," existing regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes (generally, a foreign corporation controlled by United States shareholders) or
(ii) a foreign person 50% or more of whose gross income from all sources for a certain period is derived from activities that are effectively connected with the conduct of a United States trade or business. Proposed regulations contain a similar rule with respect to information reporting by a non-U.S. office of a broker that is a United States person or a U.S. related person. However, under the proposed regulations, such a person may only rely on documentary evidence to avoid information reporting if the foreign office "effects" the sale at such foreign office. The existing backup withholding regulations state that payments of sale proceeds made through a foreign office of a broker that is a United States person or a U.S. related person will not be subject to backup withholding until provided otherwise, and the proposed regulations state that backup withholding will not apply to such payments (absent actual knowledge that the payee is a United States person) where the foreign office "effects" the sale at such foreign office.

     Amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund of or a credit against such Non-U.S. Holder's United States federal income tax, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Stockholders and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 1,244,081 shares of Common Stock to the International Underwriters (as defined below), the Company and the Selling Stockholders severally have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Company and the Selling Stockholders, the aggregate number of shares of Common Stock set forth opposite its name below.

                                                                              NUMBER OF
                               U.S. UNDERWRITERS                               SHARES
    ------------------------------------------------------------------------  ---------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...............................................  1,688,162
    Donaldson, Lufkin & Jenrette Securities Corporation.....................  1,688,161
    CS First Boston Corporation.............................................    200,000
    Salomon Brothers Inc....................................................    200,000
    Bear, Stearns & Co. Inc.................................................    200,000
    Dillon, Read & Co. Inc..................................................    200,000
    J.P. Morgan Securities Inc..............................................    200,000
    J.C. Bradford & Co......................................................    100,000
    Equitable Securities Corporation........................................    100,000
    Johnson Rice & Company..................................................    100,000
    Kemper Securities, Inc..................................................    100,000
    C.J. Lawrence/Deutsche Bank Securities Corporation......................    100,000
    ScotiaMcLeod (USA) Inc..................................................    100,000
                                                                              ---------
              Total.........................................................  4,976,323
                                                                              ---------
                                                                              ---------

     Merrill Lynch and DLJ are acting as representatives (the "U.S. Representatives") of the U.S. Underwriters.

     The Company and the Selling Stockholders also have entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International Limited and DLJ are acting as representatives (the "International Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 4,976,323 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the International Underwriters, and the International Underwriters severally have agreed to purchase from the Company and the Selling Stockholders, an aggregate of 1,244,081 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Agreement if any of the shares of Common Stock being sold pursuant to each such agreement are purchased. The Underwriters have agreed, subject to the terms and conditions set forth in the U.S. Purchase Agreement and the International Purchase Agreement, to purchase the shares to be sold by the Company regardless of whether the Underwriters purchase any or all of the Selling Stockholders' shares. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Underwriters (as the case may be) may be increased. Sales of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are conditioned upon one another.

     The U.S. Underwriters and the International Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. The Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-United States persons or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States persons or non-Canadian persons, and the International Underwriters and any dealer to whom they sell shares of Common stock will not offer to sell or sell shares of Common Stock to United States persons or Canadian persons or to persons they believe intend to resell to United States persons or Canadian persons, except in each case for transactions pursuant to such agreement.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.65 per share. The U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 624,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted an option to the International Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 156,000 additional shares of Common Stock to cover overallotments, if any, on terms similar to those granted to the U.S. Underwriters.

     The Company and certain of its executive officers have agreed, subject to certain exceptions, not to sell, offer to sell, contract to sell, grant any option for the sale of or otherwise dispose of, any Common Stock or securities convertible into Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of the U.S. Representatives.

     The Common Stock is listed on the NYSE under the symbol "HTI."

     The Company, the Selling Stockholders and the several Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Each of the U.S. Underwriters, from time to time, performs investment banking and other financial services for the Company. Merrill Lynch and DLJ are acting as financial advisors to the Company in connection with the Acquisition. In addition, the Company has retained DLJ and Merrill Lynch as Dealer Managers for the Tender Offers and as underwriters for the Subordinated Debt Offering.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters relating to the Offerings will be passed upon for the Company by Dewey Ballantine, New York, New York. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Morton A. Pierce and Robert M. Smith, both members of Dewey Ballantine, are Assistant Secretaries of the Company. In addition, certain members of Dewey Ballantine and certain associates of the firm beneficially own shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of Healthtrust, Inc. - The Hospital Company, EPIC Holdings, Inc., and EPIC Healthcare Group, Inc. appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and such reports, proxy statements and other information concerning the Company also can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

                            ------------------------

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents of the Company, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended August 31, 1993; (ii) Current Report on Form 8-K dated January 10, 1994; (iii) Quarterly Report on Form 10-Q for the quarter ended November 30, 1993; (iv) Quarterly Report on Form 10-Q for the quarter ended February 28, 1994; (v) the description of the Common Stock contained in the Registration Statement on Form 8-A dated November 5, 1991, as amended by Amendment No. 1 on Form 8 dated December 4, 1991; and (vi) the description of the Company's preferred stock purchase rights contained in the Registration Statement on Form 8-A dated July 12, 1993.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Common Stock, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Requests should be directed to Philip D. Wheeler, Esq., Senior Vice President, General Counsel and Secretary, Healthtrust, Inc. - The Hospital Company, 4525 Harding Road, Nashville, Tennessee 37205, telephone number (615) 383-4444.

                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Condensed Combined Financial Statements.........  P-1
  Unaudited Pro Forma Condensed Combined Balance Sheet................................  P-2
  Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.......................  P-3
  Unaudited Pro Forma Condensed Combined Statements of Operations.....................  P-4
  Notes to Unaudited Pro Forma Condensed Combined Statements of Operations............  P-6
EPIC HOLDINGS, INC. AND SUBSIDIARIES
THREE MONTHS ENDED DECEMBER 31, 1993:
  Condensed Consolidated Balance Sheets...............................................  F-1
  Condensed Consolidated Statements of Operations.....................................  F-2
  Condensed Consolidated Statements of Cash Flows.....................................  F-3
  Notes to Condensed Consolidated Financial Statements................................  F-4
EPIC HOLDINGS, INC. AND SUBSIDIARIES
THREE YEARS ENDED SEPTEMBER 30, 1993:
  Report of Independent Auditors......................................................  F-7
  Consolidated Balance Sheets.........................................................  F-8
  Consolidated Statements of Operations...............................................  F-9
  Consolidated Statements of Stockholders' Equity (Deficit)...........................  F-10
  Consolidated Statements of Cash Flows...............................................  F-11
  Notes to Consolidated Financial Statements..........................................  F-12
EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES
THREE MONTHS ENDED DECEMBER 31, 1993:
  Condensed Consolidated Balance Sheets...............................................  F-25
  Condensed Consolidated Statements of Operations.....................................  F-26
  Condensed Consolidated Statements of Cash Flows.....................................  F-27
  Notes to Condensed Consolidated Financial Statements................................  F-28
EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES
THREE YEARS ENDED SEPTEMBER 30, 1993:
  Report of Independent Auditors......................................................  F-37
  Consolidated Balance Sheets.........................................................  F-38
  Consolidated Statements of Operations...............................................  F-39
  Consolidated Statements of Stockholders' Equity (Deficit)...........................  F-40
  Consolidated Statements of Cash Flows...............................................  F-41
  Notes to Consolidated Financial Statements..........................................  F-42

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the consolidated financial statements of the Company and EPIC included or incorporated by reference in this Prospectus, combined and adjusted to give effect to the Company's Acquisition of EPIC, using the purchase method of accounting, and the related Financing Plan.

     The Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 1994 gives effect to the Acquisition and Financing Plan as if they had occurred as of February 28, 1994. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended February 28, 1994 and year ended August 31, 1993, give effect to the Acquisition and Financing Plan as if they had occurred on September 1, 1992. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what the combined financial position or results of operations would actually have been if the transactions had occurred on February 28, 1994 or September 1, 1992 or to project the combined financial position or combined results of operations for any future period.

     The Company will continue to report its financial information on the basis of an August 31 fiscal year. EPIC reports its financial information using a September 30 fiscal year. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the Company's February 28, 1994 balance sheet and EPIC's December 31, 1993 balance sheet. The Unaudited Pro Forma Condensed Combined Statements of Operations combine the Company's statements of operations for the six months ended February 28, 1994 and fiscal year ended August 31, 1993 with EPIC's statements of operations for the six months ended December 31, 1993 and fiscal year ended September 30, 1993, respectively.

     The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with "The Acquisition and the Financing Plan," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of the Company and EPIC included or incorporated by reference in this Prospectus.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                                       FEBRUARY 28, 1994
                                                  ------------------------------------------------------------
                                                  AS REPORTED     AS REPORTED      PRO FORMA         COMBINED
                                                  HEALTHTRUST        EPIC         ADJUSTMENTS        PRO FORMA
                                                  -----------     -----------     ------------       ---------
CURRENT ASSETS
  Cash and cash equivalents.....................   $   159.8       $    55.1        $  141.0(1)      $   20.0
                                                                                       195.0(2)
                                                                                      (157.5)(3)
                                                                                      (621.2)(4)
                                                                                      (250.2)(5)
                                                                                       (27.6)(6)
                                                                                        (8.5)(7)
                                                                                       (27.4)(8)
                                                                                       561.5(9)
  Marketable securities.........................                        34.1           (34.1)(7)          0.0
  Accounts receivable...........................       392.1            99.4                            491.5
  Supplies......................................        54.5            21.0                             75.5
  Other current assets..........................        30.1            18.3                             48.4
                                                  -----------     -----------     ------------       ---------
         TOTAL CURRENT ASSETS...................       636.5           227.9          (229.0)           635.4
PROPERTY, PLANT AND EQUIPMENT...................     2,243.7           810.0          (231.2)(10)     2,822.5
  Less accumulated depreciation.................       660.2           231.2          (231.2)(10)       660.2
                                                  -----------     -----------     ------------       ---------
                                                     1,583.5           578.8             0.0          2,162.3
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED......................................       177.5            52.5            17.3(3)         631.5
                                                                                       117.9(4)
                                                                                       292.9(5)
                                                                                        27.6(6)
                                                                                        25.8(8)
                                                                                       (80.0)(11)
OTHER ASSETS....................................       118.3            39.3             5.0(2)         234.1
                                                                                        (2.4)(3)
                                                                                       (16.9)(4)
                                                                                        10.8(8)
                                                                                        80.0(11)
                                                  -----------     -----------     ------------       ---------
         TOTAL ASSETS...........................   $ 2,515.8       $   898.5        $  249.0         $3,663.3
                                                  -----------     -----------     ------------       ---------
                                                  -----------     -----------     ------------       ---------
CURRENT LIABILITIES
  Accounts payable..............................   $    77.7       $    45.6        $    9.2(8)      $  132.5
  Other current liabilities.....................       267.2           144.8           (42.6)(7)        379.7
                                                                                        10.3(9)
                                                  -----------     -----------     ------------       ---------
         TOTAL CURRENT LIABILITIES..............       344.9           190.4           (23.1)           512.2
LONG-TERM DEBT..................................       931.4           685.2           200.0(2)       1,705.0
                                                                                      (142.6)(3)
                                                                                      (520.2)(4)
                                                                                       551.2(9)
DEFERRED INCOME TAXES...........................       133.6            11.4                            145.0
DEFERRED PROFESSIONAL LIABILITIES...............       148.9            46.5                            195.4
OTHER LIABILITIES...............................       212.6            47.9           (40.2)(5)        220.3
STOCKHOLDERS' EQUITY
  Common stock(12)..............................         0.1             0.4            (0.4)(5)          0.1
  Paid-in capital...............................       828.3           245.8           141.0(1)         969.3
                                                                                      (245.8)(5)
  Deferred compensation.........................        (0.6)         (137.4)          137.4(5)          (0.6 )
  Retained deficit..............................       (83.4)         (191.7)          191.7(5)         (83.4 )
                                                  -----------     -----------     ------------       ---------
         STOCKHOLDERS' EQUITY...................       744.4           (82.9)          223.9            885.4
                                                  -----------     -----------     ------------       ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......   $ 2,515.8       $   898.5        $  249.0         $3,663.3
                                                  -----------     -----------     ------------       ---------
                                                  -----------     -----------     ------------       ---------

       See notes to unaudited pro forma condensed combined balance sheet.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET

1. To record the net proceeds from the completion of the offering of 5.2 million shares of Healthtrust Common Stock at $28.25 per share. Gross proceeds of $146.9 million, less estimated issuance costs of $5.9 million, provides net proceeds of $141.0 million.

2. To record the net proceeds from the completion of the $200 million Subordinated Debt Offering. Gross proceeds of $200.0 million, less estimated issuance costs of $5.0 million, provides net proceeds of $195.0 million. Maturities of pro forma long-term debt for the 12-month periods ending subsequent to February 28, 1994 are as follows: 1994 -- $53.6 million;
    1995 -- $67.4 million; 1996 -- $100.4 million; 1997 -- $118.2 million;
    1998 -- $124.2 million; and thereafter -- $1,294.8 million.

3. To record the Debt Redemption. The $157.5 million payment retires $142.6 million recorded value of EPIC indebtedness, the related deferred loan costs of $2.4 million are written off and the net payment excess of $17.3 million is recorded in excess of purchase price over net assets acquired.

4. To record the completion of the Tender Offers for the Current Tender Amount of each issue of the Specified EPIC Debt Securities. Assuming either 100% or 0% of each issue of the Specified EPIC Debt Securities is purchased in the Tender Offers, there would be no material effect on long-term indebtedness.

    The $621.2 million payment retires $520.2 million recorded value of Specified EPIC Debt Securities, the related deferred loan costs of $16.9 million are written off and the net payment excess of $117.9 million is recorded in excess of purchase price over net assets acquired.

5. To record the payment of $7 per share for 35,746,000 shares of EPIC common stock ($250.2 million).

    EPIC recorded a noncurrent liability of approximately $40.2 million related to the 5.9 million shares of EPIC Common Stock issued pursuant to the EPIC Stock Appreciation Rights Plan, which shares are included in the total number of shares of EPIC common stock to be purchased by the Company pursuant to the Acquisition.

6. To record the payment of $27.6 million in connection with the termination of contributions to the EPIC ESOP pursuant to the ESOP Agreement.

7. To record EPIC's required call of the outstanding 15% Senior Subordinated Notes of EPIC Group and pay the related call premium and accrued interest payable.

8. To record certain severance agreement liabilities and transaction costs (including estimated legal, accounting and valuation costs).

9. To record borrowings under the 1994 Credit Agreement of $711.8 million to complete the Acquisition and Financing Plan transactions ($150.3 million to refinance the existing bank credit facility and $561.5 million of additional borrowings) and maintain a $20.0 million cash balance.

10. To record EPIC's property, plant and equipment at historical net book value. No estimate of any purchase accounting adjustments to record such property, plant and equipment at fair value has been made at this time. The Company expects to obtain and record a valuation of EPIC's land and buildings within six months following the Acquisition. It is not expected that the reclassification between excess of purchase price over net assets acquired and property, plant and equipment will be significant to the combined balance sheet.

11. To record the deferred tax asset for the temporary differences related to the above transactions (assumes a 39% statutory combined federal and state tax rate).

12. No assumption has been made as to the exercise of all or a portion of the Warrants to purchase 3,409,219 shares of Common Stock. If all Warrants were exercised at a price of $3.18 per share, net proceeds to the Company would be approximately $10.8 million.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED FEBRUARY 28, 1994
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                          AS REPORTED   AS REPORTED    PRO FORMA        COMBINED PRO
                                          HEALTHTRUST      EPIC       ADJUSTMENTS         FORMA(1)
                                          -----------   -----------   ------------      ------------
Net operating revenue...................  $   1,274.6   $     537.2                     $    1,811.8
Costs and expenses:
  Hospital service costs:
     Salaries and benefits..............        468.4         227.4                            695.8
     Supplies...........................        179.0          64.4                            243.4
     Fees...............................        133.1          40.9                            174.0
     Other expenses.....................        131.7          87.0                            218.7
     Bad debt expense...................         88.7          42.8                            131.5
                                          -----------   -----------   ------------      ------------
                                              1,000.9         462.5                          1,463.4
Depreciation and amortization...........         69.7          29.4   $        5.2(2)          104.3
Interest................................         42.3          46.7          (16.4)(3)          72.6
ESOP/pension expense....................         20.5          10.8                             31.3
Deferred compensation expense...........          0.6           2.3           (2.3)(4)           0.6
Other income (net)......................         (8.7)         (1.5)           6.2(5)           (4.0)
                                          -----------   -----------   ------------      ------------
                                              1,125.3         550.2           (7.3)          1,668.2
                                          -----------   -----------   ------------      ------------
Income (Loss) before minority interests,
  income taxes and extraordinary
  charges...............................        149.3         (13.0)           7.3             143.6
Minority interests......................          4.1           2.8                              6.9
                                          -----------   -----------   ------------      ------------
Income (Loss) before income taxes and
  extraordinary charges.................        145.2         (15.8)           7.3             136.7
Income tax expense (benefit)............         59.0           0.8           (2.8)(6)          57.0
                                          -----------   -----------   ------------      ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  CHARGES...............................  $      86.2   $     (16.6)  $       10.1      $       79.7
                                          -----------   -----------   ------------      ------------
                                          -----------   -----------   ------------      ------------
                                                                       (40,030,743)(7)
Weighted average common shares..........   84,639,121    40,030,743      5,200,000(7)     89,839,121
                                          -----------   -----------   ------------      ------------
                                          -----------   -----------   ------------      ------------
Income (loss) per share before
  extraordinary charges.................  $      1.02   $     (0.41)                    $       0.89
                                          -----------   -----------                     ------------
                                          -----------   -----------                     ------------

 See notes to unaudited pro forma condensed combined statements of operations.

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                           YEAR ENDED AUGUST 31, 1993
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                         COMBINED
                                           AS REPORTED   AS REPORTED    PRO FORMA           PRO
                                           HEALTHTRUST      EPIC       ADJUSTMENTS       FORMA(1)
                                           -----------   -----------   ------------     -----------
Net operating revenue....................  $   2,394.6   $   1,019.1                    $   3,413.7
Costs and expenses:
  Hospital service costs:
     Salaries and benefits...............        886.7         432.5                        1,319.2
     Supplies............................        347.0         122.0                          469.0
     Fees................................        270.1          75.7                          345.8
     Other expenses......................        239.3         162.9                          402.2
     Bad debt expense....................        145.5          80.6                          226.1
                                           -----------   -----------   ------------     -----------
                                               1,888.6         873.7                        2,762.3
Depreciation and amortization............        132.7          57.9   $       10.6(2)        201.2
Interest.................................         99.8          89.9          (28.6)(3)       161.1
ESOP/pension expense.....................         39.0          20.7                           59.7
Deferred compensation expense............          4.3           3.8           (3.8)(4)         4.3
Other income (net).......................         (7.6)         (7.2)           7.9(5)         (6.9)
                                           -----------   -----------   ------------     -----------
                                               2,156.8       1,038.8          (13.9)        3,181.7
                                           -----------   -----------   ------------     -----------
Income (Loss) before minority interests,
  income taxes and extraordinary
  charges................................        237.8         (19.7)          13.9           232.0
Minority interests.......................         11.9           3.5                           15.4
                                           -----------   -----------   ------------     -----------
Income (Loss) before income taxes and
  extraordinary charges..................        225.9         (23.2)          13.9           216.6
Income tax expense (benefit).............         90.7           2.0           (2.0)(6)        90.7
                                           -----------   -----------   ------------     -----------
INCOME (LOSS) BEFORE EXTRAORDINARY
  CHARGES................................  $     135.2   $     (25.2)  $       15.9     $     125.9
                                           -----------   -----------   ------------     -----------
                                           -----------   -----------   ------------     -----------
                                                                        (40,146,915)(7)
Weighted average common shares...........   83,540,815    40,146,915      5,200,000(7)   88,740,815
                                           -----------   -----------   ------------     -----------
                                           -----------   -----------   ------------     -----------
Income (Loss) per share before
  extraordinary charges..................  $      1.62   $     (0.63)                   $      1.42
                                           -----------   -----------                    -----------
                                           -----------   -----------                    -----------

 See notes to unaudited pro forma condensed combined statements of operations.

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

1. The pro forma condensed combined statements of operations do not give effect to any overhead reductions or cost savings, if any, which may be realized after the consummation of the Acquisition. Pension expense for EPIC employees has been assumed to be equivalent to historical EPIC ESOP expense (approximately 5.5% of salaries).

2. To adjust amortization as follows:

                                                                     SIX MONTHS            YEAR
                                                                        ENDED              ENDED
                                                                  FEBRUARY 28, 1994   AUGUST 31, 1993
                                                                  -----------------   ---------------
       To record amortization related to the $454.0 million
       increase in the excess of purchase price over net assets
       acquired.................................................        $ 6.5              $12.9
       To eliminate the EPIC historical amortization of the
       excess of purchase price over net assets acquired........         (1.3)              (2.3)
                                                                        -----             ------
                                                                        $ 5.2              $10.6
                                                                        -----             ------
                                                                        -----             ------

  The excess of purchase price over net assets acquired related to the EPIC acquisition will be amortized over 40 years using the straight-line method (for the purpose of the pro forma computations of amortization, $60.0 million of the excess of purchase price over net assets acquired has been amortized over 20 years using the straight-line method to provide an estimated effect for recording the acquired property, plant and equipment at fair value).

3. To adjust interest expense as follows:

                                                                     SIX MONTHS            YEAR
                                                                        ENDED              ENDED
                                                                  FEBRUARY 28, 1994   AUGUST 31, 1993
                                                                  -----------------   ---------------
       To record interest expense on borrowings of $711.8
       million related to the 1994 Credit Agreement (assumes
       average interest rate of 5.34% and 5.43%, respectively)
       and includes the amortization of deferred loan costs of
       $1.1 million and $2.2 million, respectively..............       $  20.2            $  40.9
       To record interest expense related to the $200 million
       Subordinated Notes (at a 10.25% interest rate) and
       includes the amortization of deferred financing costs of
       $.3 million and $.7 million, respectively................          10.6               21.2
       To eliminate historical interest expense (including the
       amortization of the related deferred loan costs) on the
       Current Tender Amount of the Specified EPIC Debt
       Securities, the called EPIC Redeemable Debt and the
       refinanced Company bank debt.............................         (47.2)             (90.7)
                                                                       -------            -------
                                                                       $ (16.4)           $ (28.6)
                                                                       -------            -------
                                                                       -------            -------

  An increase or decrease of one-eighth of one percent (0.125%) in the interest rate assumption used to calculate interest expense on the proceeds of the Subordinated Debt Offering would increase or decrease interest expense and income before income taxes by approximately $0.1 million and $0.3 million, respectively.

  Assuming 100% or 0% of each issue of the Specified EPIC Debt Securities is purchased in the Tender Offers, pro forma interest expense would not increase by any material amount as the nonpurchased securities would be recorded at a current market interest rate using the purchase accounting method.

4. To eliminate the compensation expense related to EPIC'S SAR Plan.

5. To eliminate interest income on excess cash.

6. To record the pro forma provision for income taxes by applying the estimated statutory rates (39.0% and 38.6% for the six months ended February 28, 1994 and year ended August 31, 1993, respectively) to pro forma income before income taxes, adjusted for any nondeductible expenses.

7. To reflect the Company's purchase of EPIC's outstanding equity and completion of the offering of 5.2 million shares of Common Stock by the Company.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)



                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1993             1993
                                                                    ------------     -------------
                                                                    (UNAUDITED)
                                              ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................................   $   45,563        $  61,362
  Cash restricted for interest payment............................        9,573            3,820
  Marketable securities...........................................       34,132           47,347
  Accounts receivable, net of reserves for uncompensated care of
     $31,187 and $29,286..........................................       99,392           76,957
  Supply inventories..............................................       20,973           20,687
  Prepaid expenses and other......................................       12,898            5,074
  Deferred income taxes...........................................        5,384               --
                                                                    ------------     -------------
TOTAL CURRENT ASSETS..............................................      227,915          215,247
PROPERTY AND EQUIPMENT............................................      810,055          786,798
ACCUMULATED DEPRECIATION AND AMORTIZATION.........................     (231,239)        (218,746)
                                                                    ------------     -------------
                                                                        578,816          568,052
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, net of
  accumulated amortization........................................       52,461           52,965
OTHER ASSETS, net of accumulated amortization.....................       39,330           38,696
                                                                    ------------     -------------
TOTAL ASSETS......................................................   $  898,522        $ 874,960
                                                                    ------------     -------------
                                                                    ------------     -------------
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current maturities of long-term debt............................   $   48,049        $  47,914
  Accounts payable................................................       45,557           44,610
  Accrued liabilities.............................................       96,746           87,604
                                                                    ------------     -------------
TOTAL CURRENT LIABILITIES.........................................      190,352          180,128
LONG-TERM DEBT....................................................      685,187          679,605
DEFERRED INCOME TAXES.............................................       11,378            5,994
RESERVE FOR PROFESSIONAL LIABILITY RISKS..........................       46,557           46,612
OTHER DEFERRED LIABILITIES........................................       42,013           42,450
COMMITMENTS AND CONTINGENT LIABILITIES............................
MINORITY INTERESTS................................................        5,909            5,472
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value....................................          399              401
  Paid-in capital.................................................      245,759          245,757
  Notes receivable from EPIC ESOP.................................     (137,381)        (148,214)
  Retained earnings (deficit).....................................     (191,651)        (183,245)
                                                                    ------------     -------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)..............................      (82,874)         (85,301)
                                                                    ------------     -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)..............   $  898,522        $ 874,960
                                                                    ------------     -------------
                                                                    ------------     -------------

           See notes to condensed consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FOR THE THREE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1993            1992
                                                                    -----------     -----------
NET OPERATING REVENUE.............................................  $   272,451     $   244,352
COSTS AND EXPENSES:
  Salaries and wages..............................................       99,526          84,634
  Employee benefits...............................................       21,094          22,997
  ESOP expense....................................................        5,635           5,182
  Supplies........................................................       32,025          30,041
  Uncompensated care..............................................       19,618          19,048
  Other...........................................................       64,653          57,909
  Depreciation and amortization...................................       13,130          13,791
  Interest expense................................................       23,834          21,954
                                                                    -----------     -----------
TOTAL COSTS AND EXPENSES..........................................      279,515         255,556
INTEREST INCOME...................................................          819             612
                                                                    -----------     -----------
LOSS BEFORE INCOME TAX EXPENSE, MINORITY INTERESTS AND
  EXTRAORDINARY ITEM..............................................       (6,245)        (10,592)
INCOME TAX EXPENSE, net...........................................         (375)           (176)
MINORITY INTERESTS IN INCOME OF CONSOLIDATED SUBSIDIARIES, net of
  income tax expense..............................................       (1,667)           (631)
                                                                    -----------     -----------
LOSS BEFORE EXTRAORDINARY ITEM....................................       (8,287)        (11,399)
EXTRAORDINARY ITEM, net of income tax expense.....................           --            (570)
                                                                    -----------     -----------
NET LOSS..........................................................  $    (8,287)    $   (11,969)
                                                                    -----------     -----------
                                                                    -----------     -----------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING.......................................   39,943,524      40,156,780
LOSS PER COMMON SHARE:
  Before extraordinary item.......................................  $      (.21)    $      (.28)
  Extraordinary item..............................................           --            (.01)
                                                                    -----------     -----------
  Net loss........................................................  $      (.21)    $      (.29)
                                                                    -----------     -----------
                                                                    -----------     -----------

           See notes to condensed consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                         FOR THE THREE MONTHS
                                                                          ENDED DECEMBER 31,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
OPERATING ACTIVITIES
  Net loss.............................................................  $ (8,287)    $(11,969)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization.....................................    13,130       13,791
     Non-cash provision for professional liability risks...............    (1,111)         437
     ESOP expense......................................................     5,635        5,182
     Deferred SAR Plan compensation....................................      (274)      (1,496)
     Minority interests in income of consolidated subsidiaries.........     1,667          631
     Non-cash interest.................................................     8,995        9,227
     Extraordinary item................................................        --          570
  Changes in operating assets and liabilities, net of acquisitions:
     Accounts receivable...............................................   (22,435)         342
     Supply inventories and other assets...............................    (8,399)     (10,549)
     Accounts payable and other liabilities............................     9,991        8,785
                                                                         --------     --------
          Net cash provided by (used in) operating activities..........    (1,088)      14,951
INVESTING ACTIVITIES
  Investments in marketable securities, net............................    13,215        6,395
  Cash paid for acquisitions...........................................      (960)      (4,100)
  Additions to property and equipment..................................   (23,431)      (7,410)
  Other................................................................      (661)        (811)
                                                                         --------     --------
          Net cash used in investing activities........................   (11,837)      (5,926)
FINANCING ACTIVITIES
  Payments on debt obligations.........................................    (1,415)         (76)
  Line of credit borrowings, net.......................................        --          800
  Purchase of Senior ESOP Notes........................................        --       (5,616)
  Purchase of treasury stock...........................................      (119)         (11)
  Distributions and dividends to minority interests....................    (1,132)      (2,340)
  Payments of debt issue costs and other, net..........................      (208)         (59)
                                                                         --------     --------
          Net cash used in financing activities........................    (2,874)      (7,302)
                                                                         --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................   (15,799)       1,723
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......................    61,362       37,419
                                                                         --------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............................  $ 45,563     $ 39,142
                                                                         --------     --------
                                                                         --------     --------
SUPPLEMENTARY INFORMATION
  Cash paid for interest...............................................  $  8,513     $  1,598
  Cash paid for income taxes...........................................  $    199     $    176

           See notes to condensed consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of EPIC Holdings, Inc. and Subsidiaries ("Holdings") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the three month period ended December 31, 1993 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1994. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in Holdings' annual report on Form 10-K for the year ended September 30, 1993.

     Certain prior period amounts have been reclassified to conform with the fiscal 1994 presentation.

2. SUBSEQUENT EVENT

     On January 9, 1994, Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with HealthTrust, Inc. -- The Hospital Company, a Delaware corporation ("HTI"), and Odyssey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of HTI ("HTI Sub"), providing for the merger (the "Merger") of HTI Sub with and into Holdings following which Holdings would become a wholly-owned subsidiary of HTI. The Merger is expected to result in a termination of the EPIC ESOP. Under the terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both HTI and Holdings, shareholders of Holdings will receive $7.00 per share of Holdings' common stock.

     HTI intends to offer to purchase the 12% Senior Deferred Coupon Notes due 2002, the 11.375% Class B-1 First Priority Mortgage Notes due 2001, the 11.5% Class B-2 First Priority Mortgage Notes due 2001, the Class B-3 First Priority Mortgage Notes, and the 10.875% Senior Subordinated Notes due 2003 and to redeem other outstanding EPIC indebtedness in accordance with their terms. HTI also plans to seek the consent of the holders of Holdings' indebtedness to amend certain restrictive provisions.

     Consummation of the Merger is subject to a number of conditions, including the approval of Holdings' shareholders and the consummation of certain debt consent solicitations. American Medical International, Inc. and the trustee of the EPIC ESOP (who controls the unallocated shares of the EPIC ESOP) have agreed, subject to the fulfillment of certain conditions, to vote their shares of Holdings common stock (approximately 52% combined) in favor of the Merger. The transaction is expected to close by May of 1994.

3. INCOME TAXES

     Effective October 1, 1993, Holdings changed its method of accounting for income taxes to the liability method as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which superseded SFAS No. 96. As permitted under the rules of SFAS No. 109, prior years' financial statements have not been restated.

     Adopting SFAS No. 109 had no effect on current period operations. Due to the uncertainty of the realization of the net deferred federal tax liability, Holdings established a valuation allowance against the deferred federal tax assets so that deferred federal tax assets equalled deferred federal tax liabilities. The net deferred tax liability reported relates primarily to state taxes.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Holdings' deferred tax assets and liabilities as of October 1, 1993 are as follows (in thousands):

        Deferred tax liabilities
        -------------------------------------------------------------------
          Property and equipment basis difference..........................  $42,908
          ESOP plan fees...................................................    1,547
          ESOP contribution................................................    3,455
          State taxes and other............................................    5,994
                                                                             -------
          Total deferred tax liabilities...................................   53,904
                                                                             -------
        Deferred tax assets
        -------------------------------------------------------------------
          Bad debt reserve differences.....................................    6,593
          Professional liability reserves..................................   15,670
          SAR compensation.................................................   14,034
          Health plan and workers' compensation reserves...................    3,652
          Paid time off reserve............................................    1,788
          Net operating losses.............................................   24,312
          Other............................................................      700
                                                                             -------
          Total deferred tax assets........................................   66,749
          Valuation allowance..............................................  (18,839)
                                                                             -------
          Net deferred tax assets..........................................   47,910
                                                                             -------
          Net deferred tax liability.......................................  $ 5,994
                                                                             -------
                                                                             -------

     No tax benefit was recorded for the current net operating loss and no federal taxes are anticipated for fiscal 1994. Current income tax expense of $375,000 relates to state income taxes.

4. LOSS PER COMMON SHARE

     Loss per common share has been computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The exercise of the outstanding common stock warrants and other common stock equivalents has not been assumed as the effect would be antidilutive.

5. CHANGES IN STOCKHOLDER'S EQUITY

     During the three-month period ended December 31, 1993, Holdings purchased treasury stock for $119,000 and received a principal payment on the Notes receivable from the EPIC ESOP of $10,833,000 which was recorded as a reduction of the Notes receivable from EPIC ESOP.

6. GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Amended Credit Agreement, the Zero Coupon Notes, the Additional Zero Coupon Notes, the Senior ESOP Notes, the 10.875% Senior Subordinated Notes, the 15% Senior Subordinated Notes and the 11% Junior Subordinated

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, Inc. ("EPIC Properties") are not Guarantor Subsidiaries (the "Nonguarantor Subsidiaries"). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

     Condensed consolidating financial information of EPIC Healthcare Group, Inc. ("EPIC"), the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries are included in the footnotes to the unaudited condensed consolidated financial statements of EPIC included elsewhere herein.

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors
EPIC Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of EPIC Holdings, Inc. and subsidiaries as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EPIC Holdings, Inc. and subsidiaries at September 30, 1993, and 1992, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended September 30, 1993, in conformity with generally accepted accounting principles.

                                                   ERNST & YOUNG

Dallas, Texas
December 3, 1993

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                   SEPTEMBER 30,
                                                                                               ---------------------
                                                                                                 1993         1992
                                                                                               --------     --------
                                                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents..................................................................  $ 61,362     $ 37,419
  Cash restricted for interest payments......................................................     3,820        5,768
  Marketable securities......................................................................    47,347       10,607
  Accounts receivable, net of reserves for uncompensated care of $29,286 and $25,837,
    respectively.............................................................................    76,957       73,398
  Supply inventories.........................................................................    20,687       20,000
  Prepaid expenses and other.................................................................     5,074        5,222
                                                                                               --------     --------
TOTAL CURRENT ASSETS.........................................................................   215,247      152,414
PROPERTY AND EQUIPMENT
  Land.......................................................................................    53,030       57,492
  Buildings and improvements.................................................................   476,570      451,292
  Equipment..................................................................................   234,656      192,367
  Construction in progress...................................................................    22,542        9,333
                                                                                               --------     --------
                                                                                                786,798      710,484
  Accumulated depreciation and amortization..................................................  (218,746)    (173,789)
                                                                                               --------     --------
                                                                                                568,052      536,695
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED,
  net of accumulated amortization............................................................    52,965       48,140
OTHER ASSETS, net of accumulated amortization................................................    38,696       43,502
                                                                                               --------     --------
TOTAL ASSETS.................................................................................  $874,960     $780,751
                                                                                               --------     --------
                                                                                               --------     --------
                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current maturities of long-term debt.......................................................  $ 47,914     $  2,330
  Accounts payable...........................................................................    44,610       34,809
  Accrued liabilities:
    Salaries and wages.......................................................................    36,475       33,031
    Taxes other than on income...............................................................     7,946        7,589
    Interest.................................................................................    11,027        7,658
    Group health insurance...................................................................     4,902        5,656
    Current reserve for professional liability risks.........................................    11,000       11,000
    Other....................................................................................    16,254        9,011
                                                                                               --------     --------
TOTAL CURRENT LIABILITIES....................................................................   180,128      111,084
LONG-TERM DEBT...............................................................................   679,605      619,363
DEFERRED INCOME TAXES........................................................................     5,994        5,994
RESERVE FOR PROFESSIONAL LIABILITY RISKS.....................................................    46,612       39,640
OTHER DEFERRED LIABILITIES...................................................................    42,450       39,607
COMMITMENTS AND CONTINGENT LIABILITIES.......................................................
MINORITY INTERESTS...........................................................................     5,472       23,494
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value -- Authorized: 100,000,000 shares; Issued: 40,319,245 shares;
    Outstanding: 40,099,441 and 40,154,545 shares, respectively..............................       401          401
  Paid-in capital............................................................................   245,757      245,757
  Notes receivable from EPIC ESOP............................................................  (148,214)    (168,929)
  Retained earnings (deficit)................................................................  (183,245)    (135,660)
                                                                                               --------     --------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT).........................................................   (85,301)     (58,431)
                                                                                               --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT).........................................  $874,960     $780,751
                                                                                               --------     --------
                                                                                               --------     --------

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FOR THE YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------------------
                                                          1993            1992            1991
                                                       -----------     -----------     ----------
NET OPERATING REVENUE................................  $ 1,019,149     $   941,266     $  802,689
COSTS AND EXPENSES:
  Salaries and wages.................................      354,326         319,868        271,007
  Employee benefits..................................       84,615          81,365         68,434
  ESOP expense.......................................       20,715          20,714         23,076
  Supplies...........................................      121,986         116,145         99,882
  Uncompensated care.................................       80,643          69,308         59,425
  Other..............................................      235,924         235,009        192,633
  Depreciation and amortization......................       57,917          53,013         49,354
  Interest expense...................................       89,872          79,790         68,266
                                                       -----------     -----------     ----------
TOTAL COSTS AND EXPENSES.............................    1,045,998         975,212        832,077
INTEREST INCOME......................................        3,648           3,936          5,405
GAIN (LOSS) ON SALE OF ASSETS........................        3,521          (1,123)          (543)
                                                       -----------     -----------     ----------
LOSS BEFORE INCOME TAX BENEFIT
  (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.................................      (19,680)        (31,133)       (24,526)
INCOME TAX BENEFIT (EXPENSE), net....................       (1,984)          9,252          7,603
MINORITY INTERESTS IN INCOME OF CONSOLIDATED
  SUBSIDIARIES (net of income
  tax benefit of $1,008, and $1,063 in 1992 and
  1991, respectively)................................       (3,499)         (1,958)        (2,064)
                                                       -----------     -----------     ----------
LOSS BEFORE EXTRAORDINARY ITEM.......................      (25,163)        (23,839)       (18,987)
EXTRAORDINARY ITEM (net of income tax benefit of $652
  and $1,330 in 1992 and 1991, respectively).........      (21,960)         (1,265)        (2,581)
                                                       -----------     -----------     ----------
NET LOSS.............................................      (47,123)        (25,104)       (21,568)
REDEEMABLE PREFERRED STOCK DIVIDEND OF PREDECESSOR
  COMPANY............................................           --         (11,048)       (22,873)
                                                       -----------     -----------     ----------
NET LOSS APPLICABLE TO COMMON SHARES.................  $   (47,123)    $   (36,152)    $  (44,441)
                                                       -----------     -----------     ----------
                                                       -----------     -----------     ----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING........................................   40,146,915      32,576,161     24,482,803
LOSS PER COMMON SHARE:
  Before extraordinary item..........................  $      (.63)    $     (1.07)    $    (1.71)
  Extraordinary item.................................         (.55)           (.04)          (.11)
                                                       -----------     -----------     ----------
  Net loss...........................................  $     (1.18)    $     (1.11)    $    (1.82)
                                                       -----------     -----------     ----------
                                                       -----------     -----------     ----------

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                             NOTES        RETAINED         TOTAL
                                     COMMON   PAID-IN      RECEIVABLE     EARNINGS     STOCKHOLDERS'
                                     STOCK    CAPITAL    FROM EPIC ESOP   (DEFICIT)   EQUITY (DEFICIT)
                                     ------   --------   --------------   ---------   ----------------
Balance at October 1, 1990..........  $245    $219,808     $ (212,738)    $ (87,241)      $(79,926)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock.............................    --     (22,873)            --            --        (22,873)
Principal payments received on notes
  receivable from EPIC ESOP.........    --          --         23,095            --         23,095
Treasury stock purchased............    (1)         --             --          (468)          (469)
Net loss............................    --          --             --       (21,568)       (21,568)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1991.......   244     196,935       (189,643)     (109,277)      (101,741)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock.............................    --     (11,048)            --            --        (11,048)
Principal payments received on notes
  receivable from EPIC ESOP.........    --          --         20,714            --         20,714
Treasury stock purchased............    (2)         --             --        (1,279)        (1,281)
Warrant conversion..................    65         (44)            --            --             21
Preferred stock transaction costs...    --      (7,063)            --            --         (7,063)
Conversion of Class C Preferred
  Stock.............................    94      63,842             --            --         63,936
Net book value of Class A and Class
  B Preferred Stock over cash
  paid..............................    --       3,135             --            --          3,135
Net loss............................    --          --             --       (25,104)       (25,104)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1992.......   401     245,757       (168,929)     (135,660)       (58,431)
Principal payments received on notes
  receivable from EPIC ESOP.........    --          --         20,715            --         20,715
Treasury stock purchased............    --          --             --          (462)          (462)
Net loss............................    --          --             --       (47,123)       (47,123)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1993.......  $401    $245,757     $ (148,214)    $(183,245)      $(85,301)
                                     ------   --------   --------------   ---------   ----------------
                                     ------   --------   --------------   ---------   ----------------

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
OPERATING ACTIVITIES
  Net loss.................................................. $(47,123)    $(25,104)    $(21,568)
Adjustments to reconcile net loss to net cash provided by
operating activities:
     Depreciation and amortization..........................   57,917       53,013       49,354
     Non-cash provision for professional liability risks....    2,641        4,131       11,291
     ESOP expense...........................................   20,715       20,714       23,076
     Deferred SAR Plan compensation.........................    3,249       10,805        7,137
     Minority interests in income of consolidated
       subsidiaries.........................................    3,499        2,966        3,127
     (Gain) loss on sale of assets..........................   (3,521)       1,123          543
     Non-cash interest......................................   36,855       27,190       13,975
     Extraordinary item.....................................   21,960        1,917        3,911
     Deferred income tax benefit............................       --      (11,800)      (9,996)
     Changes in operating assets and liabilities, net of
       acquisitions:
       Accounts receivable..................................    6,054      (35,196)      (3,043)
       Supply inventories and other assets..................    4,083       (3,162)      (5,291)
       Accounts payable and other liabilities...............   12,172       11,395        6,444
                                                             --------     --------     --------
          Net cash provided by operating activities.........  118,501       57,992       78,960
INVESTING ACTIVITIES
  Investments in marketable securities, net.................  (36,740)       5,167      (12,091)
  Cash paid for acquisitions................................  (54,536)     (12,269)          --
  Additions to property and equipment.......................  (60,784)     (47,850)     (25,646)
  Purchase of investment securities.........................       --       (4,180)          --
  Proceeds from sales of assets.............................   25,148          190          361
  Collection on note receivable.............................    9,349           --           --
  Other.....................................................   (5,925)      (2,046)         (48)
                                                             --------     --------     --------
          Net cash used in investing activities............. (123,488)     (60,988)     (37,424)
FINANCING ACTIVITIES
  Payments on debt obligations.............................. (117,765)      (1,603)    (250,647)
  Proceeds from long-term borrowings........................  180,853      140,052      227,868
  Purchase of Senior ESOP Notes.............................   (5,616)     (20,293)          --
  Purchase of treasury stock................................     (462)      (1,281)        (469)
  Purchase of Class A and B Preferred Stock.................       --     (130,000)          --
  Preferred stock transaction costs.........................       --       (7,063)          --
  Proceeds on warrant conversion............................       --           21           --
  Contributions from minority interests.....................      520        1,884          556
  Distributions and dividends to minority interests.........  (21,110)      (4,065)      (4,122)
  Payments of debt issue costs and other, net...............   (7,490)      (6,056)     (11,294)
                                                             --------     --------     --------
          Net cash provided by (used in) financing
            activities......................................   28,930      (28,404)     (38,108)
                                                             --------     --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............   23,943      (31,400)       3,428
  Cash and cash equivalents at beginning of year............   37,419       68,819       65,391
                                                             --------     --------     --------
  Cash and cash equivalents at end of year.................. $ 61,362     $ 37,419     $ 68,819
                                                             --------     --------     --------
                                                             --------     --------     --------
SUPPLEMENTARY INFORMATION
  Cash paid during the year for interest.................... $ 52,370     $ 53,343     $ 52,987
  Cash paid for income taxes................................ $    657     $    888     $    666

                See notes to consolidated financial statements.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     EPIC Healthcare Group, Inc. ("EPIC" or, either alone or together with its subsidiaries, the "Company") was acquired by EPIC Holdings, Inc. ("Holdings") on March 25, 1992, in a merger transaction (the "Merger") in which each outstanding share of common stock of EPIC was converted into one share of Holdings common stock. The merger was between companies under common control (i.e., a pooling of interests for accounting purposes) and accordingly, the recorded assets and liabilities of EPIC on an historical basis are combined with the assets and liabilities of Holdings. Holdings had no operations prior to the merger. Results of operations for the period prior to March 25, 1992, consist of the operations of EPIC.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Holdings and its subsidiaries. Intercompany accounts and transactions have been eliminated. Minority interests represent the minority stockholders' proportionate shares of the equity in the income (loss) of certain consolidated subsidiaries.

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable Securities

     Holdings considers all highly liquid investments with initial maturities of three months or less from date of purchase to be cash equivalents. Cash restricted for interest payments is cash deposited into a trust to pay principal and interest required by the Class B-1, Class B-2 and Class B-3 First Priority Mortgage Notes (the "Mortgage Notes"). Investments in marketable interest-bearing securities are stated at cost which approximates market. Holdings has $42,694,000 in cash and marketable securities restricted for the purpose of redeeming the remaining 15% Senior Subordinated Notes (See Note 5).

     Cash equivalents, cash restricted for interest payments, and marketable securities are subject to potential concentrations of credit risk. Holdings attempts to lessen that risk by investing only in United States Government securities, commercial paper having at least a rating of A-1 or the equivalent, time deposits and certificates of deposit of banks having a debt rating of at least A, or money market funds comprised of such securities. Holdings invests in securities with maturities no longer than 180 days and limits the amount of credit exposure to any one commercial issuer.

  Accounts Receivable

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of Holdings' hospitals. Accounts receivable (gross) consists of amounts due from government programs (e.g., Medicare and Medicaid) (53%) commercial insurance companies (16%), private pay patients (18%) and other (including health maintenance organizations and other group insurance programs) (13%). Holdings' hospitals are located throughout the southern United States, with the largest concentration in Texas, Oklahoma, Louisiana and California. Holdings maintains an allowance for losses (i.e., uncompensated care or bad debt expense) based on the expected collectibility of accounts receivable.

  Supply Inventories

     Supply inventories are stated at the lower of cost (first-in, first-out method) or market.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are recorded at cost (or fair value at the date of acquisition as a result of the original purchase from American Medical International, Inc. and its subsidiaries ("AMI")). Depreciation and amortization is computed using the straight-line method over estimated useful lives or term of the lease generally ranging from 25 to 30 years for buildings and improvements, and 3 to 10 years for equipment. Maintenance costs and repairs are expensed as incurred.

  Joint Ventures

     EPIC, in the ordinary course of business, enters into joint ventures with physicians and other companies. EPIC is the majority owner and general partner of substantially all of the joint ventures and follows the principles of consolidation for all majority-owned joint ventures. Minority shareholders' investments and earnings in the joint ventures are recorded as minority interests and minority interests in income of consolidated subsidiaries, respectively. Any interest held by the Company in non-majority owned partnerships with at least 20% ownership is accounted for using the equity method. Any interest held by the Company in partnerships with less than 20% ownership is accounted for using the cost method.

     On February 1, 1990, EPIC entered into a joint venture with Healthtrust, Inc. -- The Hospital Company ("Healthtrust") for the purpose of operating certain hospital assets in McKinney, Texas. EPIC contributed, at net book value, a 168 bed facility to the venture and is the managing co-general partner with a 60% equity interest in the venture. Healthtrust contributed a 99 bed facility to the venture and was the co-general partner with a 40% interest in the venture. The assets contributed by Healthtrust to the joint venture, including property and equipment of $15,328,000, were recorded at fair market value which approximated net book value. Goodwill of $2,470,000 is being amortized over 40 years. On August 31, 1993, EPIC purchased Healthtrust's interest in the joint venture for $15,656,000 which approximated Healthtrust's interest in the net assets of the joint venture and was recorded as a reduction to minority interests.

  Intangible Assets

     The excess of the purchase price over the fair value of net asset acquired is being amortized on a straight-line basis over periods ranging from nine to 40 years. Accumulated amortization was $9,244,000 and $6,920,000 at September 30, 1993 and 1992, respectively.

     Costs incurred in obtaining long term financing are deferred and are included in other assets. Deferred financing costs are amortized using the effective interest method over the term of the related debt, and such amortization is included in interest expense. Accumulated amortization of deferred financing costs was $16,993,000 and $14,401,000 at September 30, 1993 and 1992, respectively.

     EPIC has purchased licenses to use various software applications. These costs are included in other assets and have been amortized over two or five year periods. Accumulated amortization of the software costs was $5,750,000 and $4,750,000 at September 30, 1993 and 1992, respectively.

  Income Taxes

     Holdings files a consolidated federal income tax return which includes all of its eligible subsidiaries.

     Holdings accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 96, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 96, deferred tax assets and/or liabilities are determined by multiplying the difference between the financial reporting and tax reporting bases of assets and liabilities (collectively, the "temporary differences," see Note 6) by tax rates (determined in accordance with enacted tax laws) that are expected to be effective when such temporary differences reverse. Holdings' deferred tax liabilities originated from the accounting for the

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES
acquisition from AMI (the "Acquisitions"), and reflect the estimated tax effect of differences between book and tax bases of assets acquired and liabilities assumed.

     In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," which supersedes SFAS No. 96. Implementation of SFAS No. 109 for Holdings was required October 1, 1993. SFAS No. 109 requires that temporary differences be reflected in the same balance sheet category as the assets and liabilities that caused the temporary differences. Deferred tax assets, which would include tax net operating loss carryforwards, would require the determination of a related valuation allowance, based on the assets' expected realization. The Company has completed the analysis necessary to determine the impact of adoption of SFAS No. 109 and it is not expected to have a material impact on Holdings' financial position or results of operations and will not impact cash flows.

  Net Operating Revenue

     Net operating revenue is recorded based on established billing rates net of allowances and discounts for patients covered by Medicare, Medicaid and other contractual programs. Payments received under these programs, which are based on either the costs of services or predetermined rates, are generally less than the established billing rates of EPIC's hospitals, and the differences are recorded as contractual allowances and/or contracted discounts. Reserves provided have been deducted from accounts receivable pending final audit and appeal settlement. Contractual adjustments, contracted discounts and other discounts amounted to $627,757,000, $576,572,000, and $482,158,000 for fiscal 1993, 1992 and 1991, respectively.

     It is generally EPIC's policy to attempt to collect compensation for all services performed.

  Reclassifications

     Certain prior period amounts have been reclassified to conform with the fiscal 1993 presentation.

2. ACQUISITION AND DIVESTITURES

     On August 24, 1993 the Company entered into a 20-year lease agreement with two ten-year renewal options with the County of Galveston, Texas for Mainland Center Hospital, a 310-bed hospital in Texas City, Texas. The lease payments of $27,535,000 were paid in full upon the execution of the lease, which has been accounted for as a capital lease. The Company also purchased certain net current assets and equipment of the hospital, which included $5,639,000 in cash, for $17,965,000 which has been accounted for by the purchase method of accounting. The Company also has a commitment for $20,000,000 in capital improvements over the term of the lease. The Company has a purchase option beginning after the first year of the lease. The option price ranges from $500,000 to $851,000 over the term of the lease.

     On January 6, 1993, the Company sold Westpark Community Hospital in Hammond, Louisiana for $6,200,000. A loss of $624,000 was recorded as gain
(loss) on sale of assets in fiscal 1993. A charge of $800,000 to reflect the anticipated loss on the sale was recorded as gain (loss) on sale of assets in fiscal 1992. The net book value of the assets sold before the fiscal 1992 charge, less liabilities assumed by the buyer, was $7,624,000.

     On March 15, 1993, the Company sold Valley Medical Center in El Cajon, California for $16,950,000. A gain of $4,632,000 was recorded as gain (loss) on sale of assets in fiscal 1993. The net book value of the assets sold, less liabilities assumed by the buyer, was $12,318,000.

     On October 1, 1991, the Company purchased Colonial Hospital, a 49-bed hospital in Terrell, Texas for $10,403,000 in cash. The acquisition has been accounted for by the purchase method of accounting. The excess of purchase price over net assets acquired will be amortized over 40 years.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

3. EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     Employee-owners of EPIC have beneficial ownership of approximately 60% of the Holdings Common Stock through their participation in the EPIC ESOP.

     At EPIC's inception, the EPIC ESOP purchased 24,500,000 shares of EPIC Common Stock with the proceeds obtained from the issuance of loans aggregating $245 million payable to EPIC. The terms of the original ESOP loan agreement segregated the EPIC ESOP's obligation to EPIC into two components, the terms of the first of which mirrored the terms of the Senior ESOP Bank Debt (the "First ESOP Loan") and the second of which mirrored the terms of the Senior ESOP Notes (see Note 5). Concurrent with the issuance of the Mortgage Notes (see Note 5), the First ESOP Loan was replaced by a loan agreement which provides for mandatory principal payments in amounts that are substantially in conformance with the remaining mandatory principal payments of the Senior ESOP Bank Debt as if the issuance of the Mortgage Notes had not occurred (the "New ESOP Loan"). The interest rate on the New ESOP Loan is determined quarterly based on .85 times the sum of the London InterBank Offered Rates plus 2.5% (5.1% at September 30, 1993). The EPIC ESOP has pledged all of its shares of the Holdings Common Stock as collateral for the ESOP-related borrowings. These shares are released from the pledge as the loans are paid. The EPIC ESOP receives contributions from EPIC to service and extinguish the loans.

     The EPIC ESOP is an individual account, defined contribution plan. Nonunion employee-owners who work a specified number of hours are eligible to participate in the EPIC ESOP if they have attained age 21 and completed one year of service. No employee-owner contributions are required or permitted to be made to the EPIC ESOP. No rollover contributions are permitted to be made to the EPIC ESOP. Allocations are made to participants' accounts in an amount which reflects each participant's proportionate share of the contributions made by EPIC to the EPIC ESOP, as determined on the basis of each participant's compensation. Contributions made to the EPIC ESOP and the value of shares of common stock allocated to the account of a participant as a result of such contributions are intended to be treated as tax-deferred contributions. Such contributions, and earnings thereon, generally are includable in a participant's compensation for federal income tax purposes when distributed.

     As of the plan year ended December 31, 1992, cumulative allocations of 10,650,517 shares of Holdings Common Stock at a market value of $8.00 per share based on an independent valuation, or $85,204,136 in total have been made to 10,183 participants. Shares of Holdings Common Stock relating to the plan year ending December 31, 1993 will be allocated during fiscal 1994.

     Subject to limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"), Holdings is entitled to claim an income tax deduction for contributions to the EPIC ESOP. Holdings has received a favorable determination from the Internal Revenue Service that the EPIC ESOP is qualified as an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code. Contributions to the EPIC ESOP are used by the EPIC ESOP to pay interest and principal on the loans owed to EPIC. These payments are used by EPIC to pay interest and principal on the Class B-1 First Priority Mortgage Notes and the Senior ESOP Notes.

     EPIC recorded net ESOP expense, using the cash method, and corresponding reductions in the EPIC ESOP notes receivable, of $20,715,000, $20,714,000, and $23,076,000 for fiscal 1993, 1992 and 1991, respectively. Interest income recognized on the EPIC ESOP notes receivable totaled $14,984,000, $16,885,000, and $20,483,000 for fiscal 1993, 1992 and 1991, respectively, which in turn was contributed to the EPIC ESOP to pay interest expense incurred on the ESOP-related debt. Interest expense incurred on ESOP-related debt totaled $20,856,000, $21,734,000, and $21,731,000, which included discount amortization of $559,000, $551,000, and $511,000 for fiscal 1993, 1992 and 1991, respectively.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

4. OPERATING LEASES

     Holdings leases office space, office equipment and medical equipment. Generally, real estate leases are for primary terms of from one to 12 years with options to renew for additional periods, and equipment leases are for terms of from one to seven years. Future minimum lease payments for all operating leases having initial or remaining noncancellable lease terms in excess of one year as of September 30, 1993 are as follows (dollars in thousands):

        1994...............................................................  $ 4,560
        1995...............................................................    4,225
        1996...............................................................    3,337
        1997...............................................................    2,693
        1998...............................................................    1,835
        1999 and thereafter................................................    3,485
                                                                             -------
                                                                              20,135
        Sublease income....................................................   (1,116)
                                                                             -------
                                                                             $19,019
                                                                             -------
                                                                             -------

     Rent expense under operating leases was as follows (dollars in thousands):

                                                              FOR THE YEAR ENDED
                                                                 SEPTEMBER 30,
                                                        -------------------------------
                                                         1993        1992        1991
                                                        -------     -------     -------
        Minimum rent..................................  $18,496     $16,107     $13,609
        Sublease income...............................     (795)       (609)       (317)
                                                        -------     -------     -------
                                                        $17,701     $15,498     $13,292
                                                        -------     -------     -------
                                                        -------     -------     -------

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     Holdings' long-term debt, net of discounts, is summarized below (dollars in thousands):

                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                         1993       1992
                                                                       --------   --------
    12% Senior Deferred Coupon Notes, principal of $250,000 due
      2002...........................................................  $167,197   $148,628
    11.375% Class B-1 First Priority Mortgage Notes payable in semi-annual payments of $9,000 commencing in July 1996 with a
      final payment of $10,000 in July 2001..........................    99,579     99,500
    11.5% Class B-2 First Priority Mortgage Notes payable in
      semi-annual payments of $500 through July 1994, increasing to
      $750 in January 1995, to $1,500 in January 1997, to $8,000 in
      January 1998, to $9,000 in January 1999, with a final payment
      of $15,500 in July 2001........................................    83,112     84,046
    Class B-3 First Priority Mortgage Notes payable in semi-annual payments of $750 commencing in January 1995, increasing to
      $3,000 in January 1997 through July 1998, with a fluctuating
      interest rate (6.5% at September 30, 1993).....................    15,000     15,000
    Other mortgage debt and capital lease obligations with varying
      maturities and interest rates ranging from 4.75% to 12.9%......    20,651     20,351
    Acquisition loan payable in quarterly installments of $1,250 commencing in October 1993 with a fluctuating interest rate
      (8.0% at September, 1993)......................................    19,542         --
    Zero Coupon Notes, principal of $89,313 due 2001 with an
      effective interest rate of 14.8%...............................    28,564     24,770
    Additional Zero Coupon Notes, principal of $7,079 due 2001 with
      an effective interest rate of 14.8%............................     2,265      1,964
    11.875% Senior ESOP Notes payable in three equal annual payments commencing in September 1996 with an effective interest
      rate of 13.03%.................................................    72,141     76,840
    10.875% Senior Subordinated Notes due 2003.......................   160,000         --
    15% Senior Subordinated Notes payable in three equal annual
      payments commencing in 1999....................................    40,320    104,852
    11% Junior Subordinated Pay-In-Kind Notes payable in three equal
      annual payments commencing in September 2001...................    19,148     45,742
                                                                       --------   --------
                                                                        727,519    621,693
    Current maturities...............................................   (47,914)    (2,330)
                                                                       --------   --------
                                                                       $679,605   $619,363
                                                                       --------   --------
                                                                       --------   --------

     The 12% Senior Deferred Coupon Notes are reflected at their fair value of $140,053,000 at March 25, 1992, plus accretion of discount through September 30, 1993. Interest is payable semi-annually beginning March 16, 1997.

     The Mortgage Notes are the indebtedness of EPIC Properties, Inc. ("EPIC Properties"), an indirect wholly-owned subsidiary of EPIC. The Mortgage Notes are secured by mortgages on 24 acute care hospital complexes ("the Mortgaged Hospitals") and the land on which such buildings are located, and by a first priority security interest in certain furnishings and equipment located at each of the Mortgaged Hospitals. The Mortgage Notes are fully and unconditionally guaranteed by EPIC (see Note 18).

     The interest rate on the Class B-1 First Priority Mortgage Notes (the "Class B-1 Notes") will increase to 11.5% after September 30, 1995. If the Internal Revenue Service determines that interest on the Class B-1 Notes does not qualify for a 50% exclusion from federal taxable income, the interest rate on the Class B-1 Notes will increase to 11.5% for all periods through September 30, 1995 during which such interest exclusion is not available.

     EPIC incurred losses on refinancing concurrent with the issuance of the Mortgage Notes, due primarily to the write-off of loan issue costs. These losses, totalling $3,911,000, are recorded as an extraordinary item (net of income tax benefit of $1,330,000) in the consolidated statement of operations for the fiscal year ended September 30, 1991.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     The Zero Coupon Notes are reflected at their fair value of $14,008,000, as estimated by EPIC at September 30, 1988, plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     Additional Zero Coupon Notes were issued under an interest rate cap agreement with AMI (see Note 13) and are reflected at their original fair value plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     A subsidiary of EPIC purchased $5,400,000 and $19,850,000 face value of the 11.875% Senior ESOP Notes on the open market for $5,616,000 and $20,293,000 plus accrued interest in fiscal 1993 and 1992, respectively (the "Senior ESOP Note Purchases"). Losses of $570,000 and $1,917,000 due to the write-off of debt issue costs and unamortized discounts and the payment of a premium on the Senior ESOP Note Purchase are recorded as extraordinary items (net of income tax benefit of $652,000 in 1992) in the consolidated statements of operations for the fiscal years ended September 30, 1993 and 1992.

     The 11.875% Senior ESOP Notes, which carry detached stock purchase warrants (see Note 9), have a stated principal amount of $100,000,000 and are reflected at their fair value of $93,988,000, as estimated by EPIC at September 30, 1988, less the Senior ESOP Note Purchases, plus accretion of discount through September 30, 1993.

     On June 18, 1993, EPIC refinanced $74,680,000 in principal of the 15% Senior Subordinated Notes and $53,697,000 in principal of the 11% Junior Subordinated Pay-In-Kind Notes (the "Refinancing") through the issuance of the 10.875% Senior Subordinated Notes. The 10.875% Senior Subordinated Notes are guaranteed by certain subsidiaries of EPIC (see Note 18).

     Under the terms of the Second Amended and Restated Credit Agreement dated as of September 30, 1988, and amended and restated as of July 30, 1991, and September 1, 1993 (the "Amended Credit Agreement"), EPIC is required to call the remaining $40,320,000 in principal of the 15% Senior Subordinated Notes by February 28, 1994, with the remaining proceeds of the Refinancing. The remaining principal of the 15% Senior Subordinated Notes at September 30, 1993, has been recorded as current maturities of long term debt in the consolidated balance sheets.

     EPIC incurred a loss before taxes of $21,390,000 on the Refinancing, which resulted from the write-off of loan issue costs and unamortized discount on the 15% Senior Subordinated Notes and the redeemed portion of the 11% Junior Subordinated Pay-In-Kind Notes, payments to the holders of the 15% Senior Subordinated Notes and the 11.875% Senior ESOP Notes for waivers of certain provisions of the respective indentures and the accrual of the call premium to be paid on redeeming the remaining principal on the 15% Senior Subordinated Notes. These losses are recorded as an extraordinary item in the consolidated statements of operations.

     The 15% Senior Subordinated Notes are guaranteed by certain wholly-owned subsidiaries of EPIC (see Note 18) and are secured by a fourth pledge of the common stock of such subsidiaries.

     Interest on the 11% Junior Subordinated Pay-in-Kind Notes is payable semiannually by the issuance of additional 11% Junior Subordinated Pay-in-Kind Notes through September 30, 1995, and thereafter, if Holdings is prohibited from making cash interest payments by the terms of any senior debt existing on September 30, 1988 less the amount retired in the Refinancing. The notes, which have a stated principal amount of $50,000,000, have been recorded at their fair value estimated by EPIC at September 30, 1988, of $22,900,000 plus accretion of discount through September 30, 1993, less the amount retired as a result of the Refinancing. The effective interest rate for these notes is 18.07%.

     The Amended Credit Agreement provides EPIC with revolving loan commitments and an acquisition loan to be used for working capital and acquisition funds for EPIC. As of September 30, 1993, revolving loan commitments aggregated $30 million. Any revolving loan commitments outstanding are due July 31, 1997.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

Interest is generally payable monthly at the following rates per annum, at EPIC's option: (i) 1.5% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 2.5% in excess of the LIBOR rate. There were no revolving loans outstanding as of September 30, 1993, and 1992, respectively. The acquisition term loan principal amount outstanding is payable in quarterly installments commencing on October 31, 1993 through July 31, 1997. Interest is generally payable quarterly at the following rates per annum, at EPIC's option: (i) 2.0% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 3.0% in excess of the LIBOR rate.

     In connection with the issuance of the Mortgage Notes, EPIC Properties obtained a revolving line of credit. The line of credit can only be used for the purpose of paying interest or principal on the Mortgage Notes. The maximum loan amount available is the lesser of $22 million or the annual interest accrual of the Mortgage Notes. The line of credit would bear an interest rate of the Prime Lending Rate of AmSouth Bank plus 2%. There were no loans outstanding under the line of credit as of September 30, 1993 and 1992, respectively.

     The Amended Credit Agreement and other long-term debt agreements contain a number of restrictive covenants, including restrictions on incurrence of debt, sales of assets, payment of cash dividends, requirements to maintain certain financial ratios and a specified level of net worth, as defined, and other limitations, including limitations on the use of funds from the sale of certain assets.

     As of September 30, 1993, the maturities of long-term debt were as follows (dollars in thousands):

        1994.............................................................. $  47,914
        1995..............................................................     9,498
        1996..............................................................    43,545
        1997..............................................................    58,546
        1998..............................................................    67,207
        1999 and thereafter...............................................   671,160
                                                                           ---------
                                                                             897,870
        Unamortized discounts and unaccreted interest.....................  (170,351)
                                                                           ---------
                                                                           $ 727,519
                                                                           ---------
                                                                           ---------

6. INCOME TAXES

     The income tax benefit for fiscal 1992 and 1991 was comprised of deferred federal benefits of $11,800,000 and $9,996,000 respectively, arising from reported financial losses and state income tax expense of $1,984,000 and $888,000 in fiscal 1993 and 1992, respectively. For financial reporting purposes, Holdings has utilized all of its deferred federal tax liability and has not recognized a benefit for the current net operating loss pursuant to the provisions of SFAS No. 96. Taxes paid during 1993 and 1992 primarily relate to state income taxes and estimated federal tax payments.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     Holdings' consolidated effective federal tax rate differed from the federal statutory rate as set forth in the following table:

                                                                  FOR THE YEAR ENDED
                                                                    SEPTEMBER 30,
                                                           --------------------------------
                                                             1993        1992        1991
                                                           --------     -------     -------
    Tax benefit computed at federal statutory rate
      (34%)............................................... $ 16,022     $12,547     $10,732
    Amortization of excess purchase price over net assets
      acquired............................................     (790)       (614)       (601)
    Losses not subject to benefit.........................  (15,089)         --          --
    Other, net............................................     (143)       (133)       (135)
                                                           --------     -------     -------
    Income tax benefit.................................... $     --     $11,800     $ 9,996
                                                           --------     -------     -------
                                                           --------     -------     -------

     The deferred income tax benefit results from the following temporary differences in reporting for financial and income tax purposes:

                                                                  FOR THE YEAR ENDED
                                                                     SEPTEMBER 30,
                                                            -------------------------------
                                                             1993        1992        1991
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Book/tax difference on sale of assets.................  $ 3,835     $    --     $    --
    Book/tax depreciation differences.....................      475         221      (3,392)
    Net operating loss recognized currently for financial
      reporting...........................................    2,976       1,412       6,134
    SAR compensation not currently deductible.............      968       3,673       2,426
    Professional liability reserves not currently
      deductible..........................................      383       1,013       4,345
    Other reserves for estimated losses and contingencies
      not currently deductible............................    1,348       2,217         508
    Paid time off accrued for financial reporting, not
      currently deductible................................      339         719          89
    Difference arising from ESOP loan fees initially
      expensed for tax purposes but capitalized and
      amortized for financial reporting purposes..........      197         427        (480)
    Difference in methods used to reserve for bad debts...      802       1,014          55
    Difference in ESOP contribution deduction.............     (162)        207      (1,317)
    Difference in methods for reporting interest..........    1,553         562         694
    Losses not subject to benefit.........................  (15,089)         --          --
    Other.................................................    2,375         335         934
                                                            -------     -------     -------
    Deferred income tax benefit...........................  $    --     $11,800     $ 9,996
                                                            -------     -------     -------
                                                            -------     -------     -------

     Net operating loss carryforwards of approximately $72,106,000 (expiring in the years 2004, 2005, 2006, 2007 and 2008) are available to offset future income for federal and state tax purposes. The utilization of these net operating loss carryforwards is dependent upon future taxable income. Net operating loss carryforwards of $47,123,000 are available for financial reporting purposes.

7. DEFERRED COMPENSATION

     Holdings has adopted a deferred compensation plan (the "SAR Plan") as part of its overall executive compensation program to attract, motivate and retain key employee-owners. As of September 30, 1993, 5,873,582 SAR Plan units, each exchangeable for one share of Holdings Common Stock or redeemable for cash or other property under certain circumstances, were held by certain key employee-owners and former employee-owners. During fiscal 1993, 1992 and 1991, 309,500, 1,481,065 and 1,002,000 SAR Plan units were granted and 427,800,
218,000, and 243,000 SAR Plan units were cancelled, respectively. The outstanding SAR Plan units vest in varying amounts at varying periods not exceeding five years beginning on each respective grant date. A maximum of 6,587,565 SAR Plan units, reduced by all units redeemed may be

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES
outstanding at any time. During fiscal 1993, 1992, and 1991, Holdings accrued SAR Plan compensation expense of $3,848,000, $11,805,000, and $8,135,000, respectively.

     During fiscal 1993, 123,417 SAR Plan units were redeemed for $974,994 in cash ($7.90 per unit) and 3,125 units were redeemed for $25,000 in cash ($8.00 per unit); in October 1993, 121,874 SAR Plan units were redeemed for $974,996 in cash ($8.00 per unit).

     During fiscal 1992, 129,998 SAR Plan units were redeemed for $974,985 in cash ($7.50 per unit) and 3,164 SAR Plan units were redeemed for $24,996 in cash ($7.90 per unit).

8. REDEEMABLE PREFERRED STOCK

     Pursuant to the Merger, the EPIC Class A and Class B Preferred Stock was converted to Holdings Preferred Stock and the EPIC Class C Preferred Stock was converted to Holdings Common Stock. The EPIC Class A and Class B Preferred Stock, which had a book value of $66,360,000 and $66,776,000, respectively, was repurchased from AMI for $130,000,000. The EPIC Class C Preferred Stock, which had a book value of $63,935,000 was converted into 9,423,075 shares of Holdings Common Stock.

     At September 30, 1988, redeemable preferred stock of EPIC was recorded at fair value estimated by EPIC, based on an independent valuation. The recorded amounts were less than the mandatory redemption amounts for the EPIC Class A and Class B Preferred Stock and were increased by the recording of dividends at the stated rate and by accretion of the discount, and reduced by the discount recorded on declared and accrued dividends, so that the carrying amounts would equal the mandatory redemption amounts at the mandatory redemption dates.

     Dividends on the EPIC Class A and Class B Preferred Stock were cumulative and payable quarterly at annual rates of $10.00 and $10.50 per share, respectively, out of funds legally available. EPIC declared and paid such dividends in like stock three quarters in arrears, however, such dividends were accrued quarterly. For the dividend periods after September 30, 1988, to conversion, dividends were paid in additional shares of the same class of stock at the rate of 0.025 and 0.02625, respectively, of a share of stock. During fiscal 1992, EPIC declared dividends of 26,144 shares of EPIC Class A Preferred Stock and 28,182 shares of EPIC Class B Preferred Stock.

     Holders of shares of EPIC Class C Preferred Stock were entitled to receive cumulative dividends out of funds legally available at the annual rate of $8.00 per share. No dividends were declared on the EPIC Class C Preferred Stock; however, EPIC had recorded accruals of $1,935,000 during fiscal year 1992 and $4,000,000 during fiscal year 1991 for undeclared dividends.

9. COMMON STOCK WARRANTS AND OPTIONS

     The Senior ESOP Notes and 15% Senior Subordinated Notes carried detachable stock purchase warrants to purchase 1,884,615 and 3,795,000 shares of EPIC Common Stock for $.01 and $.001 per share, subject to anti-dilution adjustments. The aggregate fair values of these warrants estimated by EPIC, based on an independent valuation, at date of issuance were $6,012,000 and $12,103,000, respectively. In addition, EPIC agreed to issue to AMI certain warrants to purchase 925,129 shares of EPIC Common Stock at an exercise price of $.001 per share. Immediately prior to the Merger, 6,306,395 of the warrants outstanding were exercised for 63,064 shares of EPIC Common Stock. In conjunction with the Merger, all of the remaining warrants outstanding became warrants to acquire the same number of shares of Holdings Common Stock. During fiscal 1992, after the Merger, 152,692 of the warrants outstanding were exercised for Holdings Common Stock. During fiscal 1993, 3,300 of the warrants outstanding were exercised. Warrants to purchase 142,357 shares of Holdings Common Stock were outstanding at September 30, 1993.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     On December 14, 1988, EPIC adopted the EPIC Healthcare Group, Inc. Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Board of Directors is authorized to grant options to EPIC directors, officers and salaried employee-owners to purchase up to 500,000 shares of Holdings Common Stock. Options granted vest in five equal annual installments. No options were granted during fiscal 1993, 1992 or 1991. At September 30, 1993, options for 32,000 shares were exercisable.

10. COMMON STOCK

     Prior to the Merger, warrants were exercised for 63,064 shares of EPIC Common Stock and 1,452 shares were repurchased by EPIC from participants of the EPIC ESOP. Pursuant to the Merger, 30,739,378 shares of EPIC Common Stock were converted to Holdings Common Stock and the EPIC Class C Preferred Stock was converted to 9,423,075 shares of Holdings Common Stock. Since the Merger, warrants have been exercised for 155,992 shares of Holdings Common Stock. Additionally, 219,004 shares have been distributed to participants of the EPIC ESOP, which were repurchased by Holdings.

     Holdings has reserved 142,357 shares of Holdings Common Stock for issuance upon the exercise of outstanding warrants to purchase Holdings Common Stock and 5,902,116 shares have been reserved for future issuance under the SAR Plan.

11. LOSS PER COMMON SHARE

     Loss per common share has been computed by dividing the net loss to common stockholders by the average number of common shares outstanding during the period. The exercise of the outstanding common stock warrants and other common stock equivalents has not been assumed as the effect would be antidilutive.

     Assuming conversion of the EPIC redeemable preferred stock as of October 1, 1991, the net loss per common share of Holdings would have been $32,645,000 as a result of the elimination of the redeemable preferred stock dividend of $11,048,000 and additional interest expense of $8,806,000 on the Holdings Notes (from the period from October 1, 1991, to March 24, 1992). The weighted average number of common shares outstanding would have been 40,183,036 shares. As a result, the net loss per common share in fiscal 1992 would have been $0.84.

12. PROFESSIONAL AND GENERAL LIABILITY RISKS

     Holdings is self-insured for its professional and general liability risks. As of September 30, 1993, the unfunded reserve for this self insurance was $45,130,000 of which $11,000,000 was included in current liabilities. EPIC has funded $12,482,000 of the reserves through a wholly-owned captive insurance company at September 30, 1993. The reserves for losses and related expenses are discounted to their present value based on expected loss reporting patterns determined by independent actuaries using a rate of 9%. AMI has retained the liability for all professional liability claims with a date of occurrence prior to October 1, 1988.

13. RELATED PARTY TRANSACTIONS

     EPIC and AMI entered into an interest rate cap agreement (the "Senior Interest Cap Agreement") whereby AMI agreed to pay to EPIC the amounts by which EPIC's interest costs under certain tranches of indebtedness exceeded, during each of the three fiscal years after September 30, 1988, certain specified rates, net of the effect of any reimbursement to EPIC by Medicare, Medicaid, or Blue Cross for any interest expense incurred by EPIC in excess of such rates in connection with such loans.

     On August 28, 1991, EPIC and AMI agreed that it was mutually in their best interest to terminate the Senior Interest Cap Agreement prior to its scheduled expiration of October 1, 1991. EPIC and AMI further agreed that each party had fully performed all of its obligations under the Senior Interest Cap Agreement and each party released the other from future obligations thereunder.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

     Pursuant to the terms of the Senior Interest Cap Agreement, EPIC issued Additional Zero Coupon Notes to AMI in the principal amounts of $1,612,000 and $2,844,000 during fiscal 1990 and 1989, respectively, in exchange for cash of a like amount paid to EPIC by AMI during such years. In fiscal 1991, EPIC paid to AMI $2,864,000 and issued Additional Zero Coupon Notes to AMI with a present value of $626,000 in exchange for the cancellation of the zero coupon notes issued in 1989. AMI has sold their interest in the Additional Zero Coupon Notes. Net interest expense of $839,000 was recognized during fiscal 1991 relating to this agreement.

     EPIC and AMI have entered into certain other agreements, including a registration rights agreement pursuant to which EPIC has agreed to register the securities issued to AMI under the Securities Act of 1933. AMI has also agreed to indemnify EPIC against certain liabilities associated with the breach of representations and warrants made by AMI, certain tax liabilities that may arise, certain reimbursements still pending related to the Acquisitions and certain fees, costs, and expenses.

     During fiscal 1993, AMI reimbursed $1,621,000 relating to AMI's indemnifications of EPIC for certain intermediary adjustments to reimburse costs relating to cost report years that preceded the formation of EPIC.

     EPIC entered into a three year group purchasing agreement, effective September 1, 1993, with a subsidiary of AMI, which allows the Company to purchase supplies at lower group rates. The Company expects to purchase more than $30,000,000 per year of supplies under terms of the agreement. The Company will pay $180,000 per year to participate in this program.

     David R. Belle-Isle, a former officer of EPIC, borrowed $181,000 from EPIC in December 1988 in connection with his relocation to Texas. The loan was interest free until it was restructured in October 1990. Effective as of the 30th day of September 1991, this debt, totalling $160,000, was forgiven. The Company reimbursed Mr. Belle-Isle for the tax liability associated with the forgiveness of the loan.

     EPIC has a consulting agreement with The Elder Group, of which Thomas H. Elder, who formerly served as EPIC's Management Services Officer, is the Managing Principal. EPIC paid The Elder Group approximately $1,300,000 and $1,000,000 in fiscal 1992 and 1991, respectively.

     EPIC has an investment in the preferred stock of the Compucare Company ("Compucare"), who is developing and installing one of EPIC's new information systems. The chief executive officer of EPIC is on the board of directors of Compucare. Payments to Compucare for fiscal 1993 totalled $5,651,000.

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in any cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Holdings. The following methods and assumptions were used by Holdings in estimating its fair value disclosures for financial instruments.

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable Securities

     The carrying amounts reported in the consolidated balance sheets for cash equivalents, cash restricted for interest payments, and marketable interest bearing securities approximates their fair values.

                      EPIC HOLDINGS, INC. AND SUBSIDIARIES

  Long-Term Debt (Including Current Maturities)

     The fair values of Holdings' long-term debt, except the Class B-1 and Class B-2 First Priority Mortgage Notes, are estimated using quoted market prices or the call price. The fair value of the Class B-1 and Class B-2 First Priority Mortgage Notes are estimated using discounted cash flow analysis based on Holdings' incremental borrowing rate for similar types of borrowing arrangements.

     The carrying amounts and estimated fair values of Holdings' financial instruments at September 30, 1993 are as follows (in thousands):

                                                                       CARRYING     FAIR
                                                                        AMOUNT     VALUE
                                                                       --------   --------
    Cash equivalents, cash restricted for interest payments, and
      marketable securities..........................................  $112,529   $112,529
    Long-term debt...................................................  $727,519   $772,006

15. EXTRAORDINARY ITEMS

     Extraordinary items of $21,960,000 in 1993, $1,265,000 ($1,917,000, net of income tax benefit of $652,000) in 1992 and $2,581,000 ($3,911,000, net of
income tax benefit of $1,330,000) in 1991 were primarily due to the write-offs of loan issue costs and unamortized discounts on retirements of long-term debt (see Note 5).

16. SUPPLEMENTARY INCOME STATEMENT INFORMATION

     Maintenance and repair expense was $17,101,000, $17,564,000, and $16,159,000 for fiscal 1993, 1992, and 1991, respectively.

17. CONTINGENCIES

     Final determination of amounts earned under prospective payment and cost-reimbursement programs is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that could result from such reviews.

     Holdings is currently, and from time to time is expected to be, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material effect on Holding's results of operations, financial position, or liquidity. Pursuant to the terms of the Acquisitions, claims relating to litigation, medical benefits, and workers' compensation occurring prior to October 1, 1988, remain the obligation of AMI.

18. GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Bank Credit Agreement, AMI Zero Coupon Notes, Additional AMI Zero Coupon Notes, 11.875% Senior ESOP Notes, 10.875% Senior Subordinated Notes, 15% Senior Subordinated Notes and 11% Junior Subordinated Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, are not Guarantor Subsidiaries (the Nonguarantor Subsidiaries) (see Note 5). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

     Condensed consolidating financial information of EPIC, the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries are included in the footnotes to the consolidated financial statements of EPIC included elsewhere herein.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                          1993            1993
                                                                      ------------    -------------
                                                                      (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.........................................   $   40,940       $  56,756
  Cash restricted for interest payment..............................        9,573           3,820
  Marketable securities.............................................       34,132          47,347
  Accounts receivable, net of reserves for uncompensated care of
     $31,187 and $29,286............................................       99,392          76,957
  Supply inventories................................................       20,973          20,687
  Prepaid expenses and other........................................       12,398           4,574
  Deferred income taxes.............................................        5,384              --
TOTAL CURRENT ASSETS................................................      222,792         210,141
PROPERTY AND EQUIPMENT..............................................      810,055         786,798
ACCUMULATED DEPRECIATION AND AMORTIZATION...........................     (231,239)       (218,746)
                                                                      ------------    -------------
                                                                          578,816         568,052
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, net of
  accumulated amortization..........................................       52,461          52,965
OTHER ASSETS, net of accumulated amortization.......................       34,551          33,818
                                                                      ------------    -------------
TOTAL ASSETS........................................................   $  888,620       $ 864,976
                                                                      ------------    -------------
                                                                      ------------    -------------

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Current maturities of long-term debt..............................   $   48,049       $  47,914
  Accounts payable..................................................       45,551          44,610
  Accrued liabilities...............................................       96,636          87,531
                                                                      ------------    -------------
TOTAL CURRENT LIABILITIES...........................................      190,236         180,055
LONG-TERM DEBT......................................................      512,999         512,408
DEFERRED INCOME TAXES...............................................       11,378           5,994
RESERVE FOR PROFESSIONAL LIABILITY RISKS............................       46,557          46,612
OTHER DEFERRED LIABILITIES..........................................       42,013          42,450
COMMITMENTS AND CONTINGENT LIABILITIES..............................
MINORITY INTERESTS..................................................        5,909           5,472
STOCKHOLDER'S EQUITY
  Common stock, $.01 par value......................................           --              --
  Paid-in capital...................................................      373,719         373,838
  Notes receivable from EPIC ESOP...................................     (137,381)       (148,214)
  Retained earnings (deficit).......................................     (156,810)       (153,639)
                                                                      ------------    -------------
TOTAL STOCKHOLDER'S EQUITY..........................................       79,528          71,985
                                                                      ------------    -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..........................   $  888,620       $ 864,976
                                                                      ------------    -------------
                                                                      ------------    -------------

           See notes to condensed consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                        FOR THE THREE MONTHS
                                                                         ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         1993           1992
                                                                       --------       --------
NET OPERATING REVENUE................................................  $272,451       $244,352
COSTS AND EXPENSES:
  Salaries and wages.................................................    99,526         84,634
  Employee benefits..................................................    21,094         22,997
  ESOP expense.......................................................     5,635          5,182
  Supplies...........................................................    32,025         30,041
  Uncompensated care.................................................    19,618         19,048
  Other..............................................................    64,613         57,871
  Depreciation and amortization......................................    13,130         13,791
  Interest expense...................................................    18,745         17,426
                                                                       --------       --------
TOTAL COSTS AND EXPENSES.............................................   274,386        250,990
INTEREST INCOME......................................................       806            636
                                                                       --------       --------
LOSS BEFORE INCOME TAX BENEFIT (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.................................................    (1,129)        (6,002)
INCOME TAX BENEFIT (EXPENSE).........................................      (375)           431
MINORITY INTERESTS IN INCOME OF CONSOLIDATED SUBSIDIARIES, net of
  income tax benefit (expense).......................................    (1,667)          (556)
                                                                       --------       --------
LOSS BEFORE EXTRAORDINARY ITEM.......................................    (3,171)        (6,127)
EXTRAORDINARY ITEM, net of income tax benefit........................        --           (503)
                                                                       --------       --------
NET LOSS.............................................................  $ (3,171)      $ (6,630)
                                                                       --------       --------
                                                                       --------       --------

           See notes to condensed consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                        FOR THE THREE MONTHS
                                                                                ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1993           1992
                                                                       --------       --------
OPERATING ACTIVITIES
  Net loss...........................................................  $ (3,171)      $ (6,630)
  Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization...................................    13,130         13,791
     Non-cash provision for professional liability risks.............    (1,111)           437
     ESOP expense....................................................     5,635          5,182
     Deferred SAR Plan compensation..................................      (274)        (1,496)
     Minority interests in income of consolidated subsidiaries.......     1,667            631
     Non-cash interest...............................................     3,906          4,698
     Deferred income tax benefit.....................................        --           (749)
     Extraordinary item..............................................        --            570
  Changes in operating assets and liabilities, net of acquisitions:
     Accounts receivable.............................................   (22,435)           342
     Supply inventories and other assets.............................    (8,390)       (10,549)
     Accounts payable and other liabilities..........................     9,938          8,747
                                                                       --------       --------
          Net cash provided by (used in) operating activities........    (1,105)        14,974
INVESTING ACTIVITIES
  Investments in marketable securities, net..........................    13,215          6,395
  Cash paid for acquisitions.........................................      (960)        (4,100)
  Additions to property and equipment................................   (23,431)        (7,410)
  Other..............................................................      (661)          (811)
                                                                       --------       --------
          Net cash used in investing activities......................   (11,837)        (5,926)
FINANCING ACTIVITIES
  Payments on debt obligations.......................................    (1,415)           (76)
  Line of credit borrowings, net.....................................        --            800
  Purchase of Senior ESOP Notes......................................        --         (5,616)
  Dividends paid to EPIC Holdings....................................      (119)           (11)
  Distributions and dividends to minority interests..................    (1,132)        (2,340)
  Payments of debt issue costs and other, net........................      (208)           (59)
                                                                       --------       --------
          Net cash used in financing activities......................    (2,874)        (7,302)
                                                                       --------       --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................   (15,816)         1,746
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....................    56,756         32,641
                                                                       --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........................  $ 40,940       $ 34,387
                                                                       --------       --------
                                                                       --------       --------
SUPPLEMENTARY INFORMATION
  Cash paid for interest.............................................  $  8,513       $  1,598
  Cash paid for income taxes.........................................  $    199       $    176

           See notes to condensed consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1) BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of EPIC Healthcare Group, Inc. and Subsidiaries (the "Company" or "EPIC"), a wholly-owned subsidiary of EPIC Holdings, Inc. ("Holdings"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the three month period ended December 31, 1993 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1994. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended September 30, 1993.

     Certain prior period amounts have been reclassified to conform with the fiscal 1994 presentation.

2) SUBSEQUENT EVENT

     On January 9, 1994, Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with HealthTrust, Inc. -- The Hospital Company, a Delaware corporation ("HTI"), and Odyssey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of HTI ("HTI Sub"), providing for the merger (the "Merger") of HTI Sub with and into Holdings following which Holdings would become a wholly-owned subsidiary of HTI. The Merger is expected to result in a termination of the EPIC ESOP. Under the terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both HTI and Holdings, shareholders of Holdings will receive $7.00 per share of Holdings' common stock.

     HTI intends to offer to purchase Holdings' 12% Senior Deferred Coupon Notes due 2002, and EPIC's 11.375% Class B-1 First Priority Mortgage Notes due 2001, 11.5% Class B-2 First Priority Mortgage Notes due 2001, Class B-3 First Priority Mortgage Notes, and 10.875% Senior Subordinated Notes due 2003 and to redeem other outstanding EPIC indebtedness in accordance with their terms. HTI also plans to seek the consent of the holders of Holdings' and EPIC's indebtedness to amend certain restrictive provisions.

     Consummation of the Merger is subject to a number of conditions, including the approval of Holdings' shareholders and the consummation of certain debt consent solicitations. American Medical International, Inc. and the trustee of the EPIC ESOP (who controls the unallocated shares of the EPIC ESOP) have agreed, subject to the fulfillment of certain conditions, to vote their shares of Holdings common stock (approximately 52% combined) in favor of the Merger. The transaction is expected to close by May of 1994.

3) INCOME TAXES

     Effective October 1, 1993, the Company changed its method of accounting for income taxes to the liability method as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which superseded SFAS No. 96. As permitted under the rules of SFAS No. 109, prior years' financial statements have not been restated.

     Adoption of SFAS No. 109 had no effect on current period operations. Due to the uncertainty of the realization of the net deferred federal tax liability, the Company established a valuation allowance against the deferred federal tax assets so that deferred federal tax assets equalled deferred federal tax liabilities. The net deferred tax liability reported relates primarily to state taxes.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of October 1, 1993 are as follows (in thousands):

        DEFERRED TAX LIABILITIES
        ------------------------
            Property and equipment basis difference.......................  $ 42,908
             Loan fees....................................................     1,547
             ESOP contribution............................................     3,455
             State taxes and other........................................     5,994
                                                                            --------
             Total deferred tax liabilities...............................    53,904
                                                                            --------
        DEFERRED TAX ASSETS
        -------------------
            Bad debt reserve differences..................................     6,593
             Professional liability reserves..............................    15,670
             SAR compensation.............................................    14,034
             Health plan and workers' compensation reserve................     3,652
             Paid time off reserve........................................     1,788
             Net operating losses.........................................    24,312
             Other........................................................       700
                                                                            --------
             Total deferred tax assets....................................    66,749
             Valuation allowance..........................................   (18,839)
                                                                            --------
                                                                            --------
             Net deferred tax assets......................................    47,910
                                                                            --------
             Net deferred tax liability...................................  $  5,994
                                                                            --------

     No tax benefit was recorded for the current net operating loss and no federal taxes are anticipated for fiscal 1994. Current income tax expense of $375,000 relates to state income taxes.

4) CHANGES IN STOCKHOLDER'S EQUITY

     During the three-month period ended December 31, 1993, the Company paid dividends of $119,000 to Holdings, which were recorded as a reduction in paid-in capital, and received a principal payment on the Notes receivable from the EPIC ESOP of $10,833,000, which was recorded as a reduction of the Notes receivable from EPIC ESOP.

5) GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Amended Credit Agreement, the Zero Coupon Notes, the Additional Zero Coupon Notes, the 11.875% Senior ESOP Notes, the 10.875% Senior Subordinated Notes, the 15% Senior Subordinated Notes and the 11% Junior Subordinated Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, Inc. ("EPIC Properties") are not Guarantor Subsidiaries (the "Nonguarantor Subsidiaries"). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Following is condensed consolidating financial information of EPIC, the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries:

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                                        EPIC
                                                                                                                     HEALTHCARE
                                              EPIC                                       OTHER                       GROUP, INC.
                                           HEALTHCARE     GUARANTOR        EPIC       NONGUARANTOR                       AND
                                           GROUP, INC.   SUBSIDIARIES   PROPERTIES    SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           -----------   ------------   -----------   ------------   ------------   -------------
CURRENT ASSETS
  Cash and cash equivalents..............   $   4,948      $ 29,826      $   1,918      $  4,248      $       --      $  40,940
  Cash restricted for interest payment...          --            --          9,573            --              --          9,573
  Marketable securities..................          --        22,672             --        11,460              --         34,132
  Accounts receivable, net...............         558        72,307            470        31,320          (5,263)        99,392
  Supply inventories.....................          --        16,820             --         4,153              --         20,973
  Prepaid expenses and other.............       5,931         5,044            237         1,186              --         12,398
  Deferred income taxes..................       5,384            --             --            --              --          5,384
  Receivables from affiliates............     160,997        34,140             --         5,930        (201,067)            --
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL CURRENT ASSETS.............     177,818       180,809         12,198        58,297        (206,330)       222,792
PROPERTY AND EQUIPMENT...................          --       283,970        444,673        81,412              --        810,055
ACCUMULATED DEPRECIATION AND
  AMORTIZATION...........................          --       (55,974)      (146,387)      (28,878)             --       (231,239)
                                           -----------   ------------   -----------   ------------   ------------   -------------
                                                   --       227,996        298,286        52,534              --        578,816
INVESTMENTS IN SUBSIDIARIES..............      64,684        89,641             --            --        (154,325)            --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net..........................          --        38,107             --        14,354              --         52,461
OTHER ASSETS, net........................      11,844        89,786            895         3,427         (71,401)        34,551
RECEIVABLES FROM AFFILIATES..............     297,673         4,117             --            --        (301,790)            --
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL ASSETS.....................   $ 552,019      $630,456      $ 311,379      $128,612      $ (733,846)     $ 888,620
                                           -----------   ------------   -----------   ------------   ------------   -------------
                                           -----------   ------------   -----------   ------------   ------------   -------------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt...   $  45,332      $    686      $   1,020      $  1,011      $       --      $  48,049
  Accounts payable.......................         235        41,308            (71)        6,301          (2,222)        45,551
  Accrued liabilities....................       9,602        69,137         12,417         8,521          (3,041)        96,636
  Payables to affiliates.................          --       166,927             --        34,140        (201,067)            --
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL CURRENT LIABILITIES........      55,169       278,058         13,366        49,973        (206,330)       190,236
LONG-TERM DEBT...........................     322,906         8,879        241,964        10,651         (71,401)       512,999
DEFERRED INCOME TAXES....................      11,378            --             --            --              --         11,378
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS..................................          --        32,011             --        13,054           1,492         46,557
OTHER DEFERRED LIABILITIES...............          --        40,786             --         1,227              --         42,013
MINORITY INTERESTS.......................          --         5,226             --           683              --          5,909
PAYABLES TO AFFILIATES...................       1,363       297,673            564         1,330        (300,930)            --
STOCKHOLDERS' EQUITY
    Common stock.........................          --            --              1            --              (1)            --
    Paid-in capital......................     373,719        61,855         92,865         5,434        (160,154)       373,719
    Notes receivable from EPIC ESOP......    (100,000)           --        (37,381)           --              --       (137,381)
    Retained earnings (deficit)..........    (112,516)      (94,032)            --        46,260           3,478       (156,810)
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL STOCKHOLDERS' EQUITY
          (DEFICIT)......................     161,203       (32,177)        55,485        51,694        (156,677)        79,528
                                           -----------   ------------   -----------   ------------   ------------   -------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY
          (DEFICIT)......................   $ 552,019      $630,456      $ 311,379      $128,612      $ (733,846)     $ 888,620
                                           -----------   ------------   -----------   ------------   ------------   -------------
                                           -----------   ------------   -----------   ------------   ------------   -------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                                     EPIC
                                             EPIC                                                                 HEALTHCARE
                                          HEALTHCARE                                  OTHER                      GROUP, INC.
                                            GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                             INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                          ----------   ------------   ----------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents.............   $   8,944     $ 40,846      $   2,062     $  4,904      $       --      $ 56,756
  Cash restricted for interest
    payment.............................          --           --          3,820           --              --         3,820
  Marketable securities.................          --       35,972             --       11,375              --        47,347
  Accounts receivable, net..............         474       56,000          1,071       21,321          (1,909)       76,957
  Supply inventories....................          --       16,589             --        4,098              --        20,687
  Prepaid expenses and other............         777        2,714             --        1,083              --         4,574
  Receivables from affiliates...........     156,437       29,013             --       13,663        (199,113)           --
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL CURRENT ASSETS....................     166,632      181,134          6,953       56,444        (201,023)      210,141
PROPERTY AND EQUIPMENT..................          --      264,044        444,673       78,081              --       786,798
ACCUMULATED DEPRECIATION AND
  AMORTIZATION..........................          --      (50,548)      (140,665)     (27,533)             --      (218,746)
                                          ----------   ------------   ----------   ------------   ------------   ------------
                                                  --      213,496        304,008       50,548              --       568,052
INVESTMENTS IN SUBSIDIARIES.............      64,684      109,474             --           --        (174,158)           --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net.........................          --       38,577             --       14,388              --        52,965
OTHER ASSETS, net.......................      12,440       89,314            936        2,529         (71,401)       33,818
RECEIVABLES FROM AFFILIATES.............     297,673           --             --           --        (297,673)           --
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL ASSETS............................   $ 541,429     $631,995      $ 311,897     $123,909      $ (744,254)     $864,976
                                          ----------   ------------   ----------   ------------   ------------   ------------
                                          ----------   ------------   ----------   ------------   ------------   ------------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term
    debt................................   $  45,333     $    643      $   1,020     $    918      $       --      $ 47,914
  Accounts payable......................         236       39,225            (65)       5,450            (236)       44,610
  Accrued liabilities...................       9,294       64,070          5,624       10,216          (1,673)       87,531
  Payables to affiliates................          --      164,963             --       34,150        (199,113)           --
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL CURRENT LIABILITIES...............      54,863      268,901          6,579       50,734        (201,022)      180,055
LONG-TERM DEBT..........................     321,895        8,948        241,927       11,039         (71,401)      512,408
DEFERRED INCOME TAXES...................       5,994           --             --           --              --         5,994
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS.................................          --       34,053             --       11,206           1,353        46,612
OTHER DEFERRED LIABILITIES..............          --       41,258             --        1,192              --        42,450
MINORITY INTERESTS......................          --        4,947             --          525              --         5,472
PAYABLES TO AFFILIATES..................          --      297,673             --           --        (297,673)           --
STOCKHOLDERS' EQUITY
  Common stock..........................          --           --              1           --              (1)           --
  Paid-in capital.......................     373,838       61,855        111,604        5,434        (178,893)      373,838
  Notes receivable from EPIC ESOP.......    (100,000)          --        (48,214)          --              --      (148,214)
  Retained earnings (deficit)...........    (115,161)     (85,640)            --       43,779           3,383      (153,639)
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)....     158,677      (23,785)        63,391       49,213        (175,511)       71,985
                                          ----------   ------------   ----------   ------------   ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)......................   $ 541,429     $631,995      $ 311,897     $123,909      $ (744,254)     $864,976
                                          ----------   ------------   ----------   ------------   ------------   ------------
                                          ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                                EPIC
                                                                                                             HEALTHCARE
                                         EPIC                                                                  GROUP,
                                      HEALTHCARE                                  OTHER                         INC.
                                        GROUP,      GUARANTOR        EPIC      NONGUARANTOR                     AND
                                         INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                      ----------   ------------   ----------   ------------   ------------   ----------
NET OPERATING REVENUE...............   $     --      $212,740      $ 13,649      $ 62,212       $(16,150)     $272,451
COSTS AND EXPENSES:
  Operating expenses................         11       203,002            11        55,420        (15,933)      242,511
  Depreciation and amortization.....         --         5,935         5,669         1,603            (77)       13,130
  Interest expense..................     12,617        17,454         6,962           840        (19,128)       18,745
                                      ----------   ------------   ----------   ------------   ------------   ----------
TOTAL COSTS AND EXPENSES............     12,628       226,391        12,642        57,863        (35,138)      274,386
INTEREST INCOME.....................     16,636         2,536           652           110        (19,128)          806
                                      ----------   ------------   ----------   ------------   ------------   ----------
INCOME (LOSS) BEFORE INCOME TAX
  BENEFIT (EXPENSE), MINORITY
  INTERESTS AND EXTRAORDINARY
  ITEM..............................      4,008       (11,115)        1,659         4,459           (140)       (1,129)
INCOME TAX BENEFIT (EXPENSE)........     (1,363)        3,503          (564)       (1,657)          (294)         (375)
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES, net of
  income tax benefit (expense)......         --          (780)           --          (321)          (566)       (1,667)
                                      ----------   ------------   ----------   ------------   ------------   ----------
NET INCOME (LOSS)...................   $  2,645      $ (8,392)     $  1,095      $  2,481       $ (1,000)     $ (3,171)
                                      ----------   ------------   ----------   ------------   ------------   ----------
                                      ----------   ------------   ----------   ------------   ------------   ----------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                                                                                                          EPIC
                                   EPIC                                                                HEALTHCARE
                                HEALTHCARE                                  OTHER                      GROUP, INC.
                                  GROUP,      GUARANTOR        EPIC      NONGUARATOR                       AND
                                   INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                ----------   ------------   ----------   ------------   ------------   -----------
NET OPERATING REVENUE..........  $     --      $178,988      $ 13,649      $ 69,156       $(17,441)     $ 244,352
COST AND EXPENSES:
  Operating expenses...........        50       172,362            40        64,553        (17,232)       219,773
  Depreciation and
    amortization...............       407         4,463         7,281         1,747           (107)        13,791
  Interest expense.............    11,911        12,520         6,961         1,504        (15,470)        17,426
                                ----------   ------------   ----------   ------------   ------------   -----------
TOTAL COSTS AND EXPENSES.......    12,368       189,345        14,282        67,804        (32,809)       250,990
INTEREST INCOME................    12,500         2,480         1,025           101        (15,470)           636
                                ----------   ------------   ----------   ------------   ------------   -----------
INCOME (LOSS) BEFORE INCOME TAX
  BENEFIT (EXPENSE), MINORITY
  INTERESTS AND EXTRAORDINARY
  ITEM.........................       132        (7,877)          392         1,453           (102)        (6,002)
INCOME TAX BENEFIT (EXPENSE)...       607          (122)           --           (54)            --            431
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES,
  net of income tax benefit
  (expense)....................        75          (552)           --           (79)            --           (556)
                                ----------   ------------   ----------   ------------   ------------   -----------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM...........       814        (8,551)          392         1,320           (102)        (6,127)
EXTRAORDINARY ITEM,
  net of income tax benefit
    (expense)..................      (503)           --            --            --             --           (503)
                                ----------   ------------   ----------   ------------   ------------   -----------
NET INCOME (LOSS)..............  $    311      $ (8,551)     $    392      $  1,320       $   (102)     $  (6,630)
                                ----------   ------------   ----------   ------------   ------------   -----------
                                ----------   ------------   ----------   ------------   ------------   -----------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                                 EPIC
                                                                                                              HEALTHCARE
                                        EPIC                                      OTHER                      GROUP, INC.
                                     HEALTHCARE     GUARANTOR        EPIC      NONGUARANTOR                      AND
                                     GROUP, INC.   SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  operating activities.............    $(2,627)      $(11,483)     $  8,856      $  4,149       $     --       $ (1,105)
INVESTING ACTIVITIES:
  Investments in marketable
    securities, net................         --         13,300            --           (85)            --         13,215
  Cash paid for acquisitions.......         --             --            --          (960)            --           (960)
  Additions to property and
    equipment......................         --        (20,100)           --        (3,331)            --        (23,431)
  Principal collected on note
    receivable from EPIC ESOP......         --             --        10,833            --        (10,833)            --
  Other............................         --           (601)           --           (60)            --           (661)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  investing activities.............         --         (7,401)       10,833        (4,436)       (10,833)       (11,837)
FINANCING ACTIVITIES
  Payments on debt obligations.....     (1,250)           (26)           --          (139)            --         (1,415)
  Contributions to EPIC ESOP.......         --        (10,833)           --            --         10,833             --
  Dividends paid to EPIC
    Holdings.......................       (119)            --            --            --             --           (119)
  Dividends and capital
    distributions received from
    EPIC Properties................         --         19,833            --            --        (19,833)            --
  Dividends and capital
    distributions paid by EPIC
    Properties.....................         --             --       (19,833)           --         19,833             --
  Distributions and dividends to
    minority interests.............         --           (902)           --          (230)            --         (1,132)
  Payments of debt issue costs and
    other, net.....................         --           (208)           --            --             --           (208)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  financing activities.............     (1,369)         7,864       (19,833)         (369)        10,833         (2,874)
DECREASE IN CASH AND CASH
  EQUIVALENTS......................     (3,996)       (11,020)         (144)         (656)            --        (15,816)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD..............      8,944         40,846         2,062         4,904             --         56,756
                                     -----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...........................    $ 4,948       $ 29,826      $  1,918      $  4,248       $     --       $ 40,940
                                     -----------   ------------   ----------   ------------   ------------   ------------
                                     -----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                                                                                                                 EPIC
                                                                                                              HEALTHCARE
                                        EPIC                                      OTHER                      GROUP, INC.
                                     HEALTHCARE     GUARANTOR        EPIC      NONGUARANTOR                      AND
                                     GROUP, INC.   SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  operating activities.............     $(771)       $ 11,646      $  7,269      $ (3,170)      $     --       $ 14,974
INVESTING ACTIVITIES:
  Investments in marketable
    securities, net................        --             256            --         6,139             --          6,395
  Cash paid for acquisitions.......        --          (4,100)           --            --             --         (4,100)
  Additions to property and
    equipment......................        --          (7,410)           --            --             --         (7,410)
  Principal collected on note
    receivable from EPIC ESOP......        --              --        10,357            --        (10,357)            --
  Other............................      (103)           (708)           --            --             --           (811)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  investing activities.............      (103)        (11,962)       10,357         6,139        (10,357)        (5,926)
FINANCING ACTIVITIES
  Payments on debt obligations.....        --             (20)           --           (56)            --            (76)
  Line of credit borrowings, net...       800              --            --            --             --            800
  Purchase of Senior ESOP notes....        --          (5,616)           --            --             --         (5,616)
  Contributions to EPIC ESOP.......        --         (10,357)           --            --         10,357             --
  Dividends paid to EPIC
    Holdings.......................       (11)             --            --            --             --            (11)
  Dividends and capital
    distributions received from
    EPIC Properties................        --          17,012            --           888        (17,900)            --
  Dividends and capital
    distributions paid by EPIC
    Properties.....................        --              --       (17,900)           --         17,900             --
  Distributions and dividends to
    minority interests.............        --            (680)           --        (1,660)            --         (2,340)
  Payment of debt issue costs and
    other, net.....................        --             (59)           --            --             --            (59)
                                     -----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in)
  financing activities.............       789             280       (17,900)         (828)        10,357         (7,302)
                                     -----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................       (85)            (36)         (274)        2,141             --          1,746
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD..............        86          22,381         4,506         5,668             --         32,641
                                     -----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...........................     $   1        $ 22,345      $  4,232      $  7,809       $     --       $ 34,387
                                     -----------   ------------   ----------   ------------   ------------   ------------
                                     -----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

             NOTES TO CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The subsidiaries comprising the Guarantor Subsidiaries change from year to year due to new and/or revised agreements relating to the various subsidiaries of the Company. As a result, the investment in subsidiaries is presented on the cost basis.

     Receivables from (payables to) affiliates include cash transfers between entities on collection of accounts receivable and payment of accounts payable and are included in cash flows provided by (used in) operating activities. Cash flows from operating, financing and investing activities for each subsidiary are presented in the consolidating statements of cash flows based on that subsidiary's designation as a guarantor or nonguarantor subsidiary at the end of the period.

     Deferred income taxes and deferred income tax benefit (expense) were recorded in the accounts of EPIC Healthcare Group, Inc. and were not allocated to the subsidiaries in fiscal 1993. SFAS No. 109, "Accounting for Income Taxes" requires that the consolidated amount of current and deferred tax expense for a group that files a consolidated tax return shall be allocated among the members of the group when those members issue separate financial statements on a basis consistent with SFAS No. 109. The Company adopted SFAS No. 109, including allocation of taxes within the consolidating financial statements, effective October 1, 1993. For fiscal 1994, deferred income tax benefit (expense) is allocated to the subsidiaries using the effective tax rate applicable and deferred income taxes for the subsidiaries are included in receivables from (payables to) affiliates.

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors
EPIC Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of EPIC Healthcare Group, Inc. and subsidiaries (a wholly-owned subsidiary of EPIC Holdings, Inc.) as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EPIC Healthcare Group, Inc. and subsidiaries at September 30, 1993, and 1992, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended September 30, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG

Dallas, Texas
December 3, 1993

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1993        1992
                                                                         ---------   ---------
                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents............................................  $  56,756   $  32,641
  Cash restricted for interest payment.................................      3,820       5,768
  Marketable securities................................................     47,347      10,607
  Accounts receivable, net of reserves for uncompensated care of
     $29,286 and $25,837...............................................     76,957      73,398
  Supply inventories...................................................     20,687      20,000
  Prepaid expenses and other...........................................      4,574       5,222
                                                                         ---------   ---------
          TOTAL CURRENT ASSETS.........................................    210,141     147,636
PROPERTY AND EQUIPMENT
  Land.................................................................     53,030      57,492
  Buildings and improvements...........................................    476,570     451,292
  Equipment............................................................    234,656     192,367
  Construction in progress.............................................     22,542       9,333
                                                                         ---------   ---------
                                                                           786,798     710,484
  Accumulated depreciation and amortization............................   (218,746)   (173,789)
                                                                         ---------   ---------
                                                                           568,052     536,695
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, net of accumulated
  amortization.........................................................     52,965      48,140
OTHER ASSETS, net of accumulated amortization..........................     33,818      38,315
                                                                         ---------   ---------
          TOTAL ASSETS.................................................  $ 864,976   $ 770,786
                                                                         ---------   ---------
                                                                         ---------   ---------
                             LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt.................................  $  47,914   $   2,330
  Accounts payable.....................................................     44,610      34,809
  Accrued liabilities:
     Salaries and wages................................................     36,475      33,031
     Taxes other than on income........................................      7,874       7,476
     Interest..........................................................     11,027       7,658
     Group health insurance............................................      4,902       5,656
     Current reserve for professional liability risks..................     11,000      11,000
     Other.............................................................     16,253       9,011
                                                                         ---------   ---------
TOTAL CURRENT LIABILITIES..............................................    180,055     110,971
LONG-TERM DEBT.........................................................    512,408     470,735
DEFERRED INCOME TAXES..................................................      5,994       8,988
RESERVE FOR PROFESSIONAL LIABILITY RISKS...............................     46,612      39,640
OTHER DEFERRED LIABILITIES.............................................     42,450      39,607
COMMITMENTS AND CONTINGENT LIABILITIES.................................
MINORITY INTERESTS.....................................................      5,472      23,494
STOCKHOLDER'S EQUITY
  Common stock, $.01 par value -- Authorized: 100,000,000 shares;
     Issued and outstanding: 1,000 shares..............................         --          --
  Paid-in capital......................................................    373,838     374,860
  Notes receivable from EPIC ESOP......................................   (148,214)   (168,929)
  Retained earnings (deficit)..........................................   (153,639)   (128,580)
                                                                         ---------   ---------
TOTAL STOCKHOLDER'S EQUITY.............................................     71,985      77,351
                                                                         ---------   ---------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.............................  $ 864,976   $ 770,786
                                                                         ---------   ---------
                                                                         ---------   ---------

                See notes to consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                             FOR THE YEAR ENDED SEPTEMBER 30,
                                                          ---------------------------------------
                                                             1993          1992          1991
                                                          -----------   -----------   -----------
NET OPERATING REVENUE...................................  $ 1,019,149   $   941,266   $   802,689
COSTS AND EXPENSES:
  Salaries and wages....................................      354,326       319,868       271,007
  Employee benefits.....................................       84,615        81,365        68,434
  ESOP expense..........................................       20,715        20,714        23,076
  Supplies..............................................      121,986       116,145        99,882
  Uncompensated care....................................       80,643        69,308        59,425
  Other.................................................      235,770       234,879       192,633
  Depreciation and amortization.........................       57,917        53,013        49,354
  Interest expense......................................       70,934        71,000        68,266
                                                          -----------   -----------   -----------
          TOTAL COSTS AND EXPENSES......................    1,026,906       966,292       832,077
INTEREST INCOME.........................................        3,627         3,822         5,405
GAIN (LOSS) ON SALE OF ASSETS...........................        3,521        (1,123)         (543)
                                                          -----------   -----------   -----------
LOSS BEFORE INCOME TAX BENEFIT, MINORITY INTERESTS AND
  EXTRAORDINARY ITEM....................................         (609)      (22,327)      (24,526)
INCOME TAX BENEFIT, net.................................          243         6,258         7,603
MINORITY INTERESTS IN INCOME OF CONSOLIDATED
  SUBSIDIARIES (net of income tax benefit of $106,
  $1,008 and $1,063, respectively)......................       (3,394)       (1,958)       (2,064)
                                                          -----------   -----------   -----------
LOSS BEFORE EXTRAORDINARY ITEM..........................       (3,760)      (18,027)      (18,987)
EXTRAORDINARY ITEM (net of income tax benefit of $661,
  $652 and $1,330, respectively.........................      (21,299)       (1,265)       (2,581)
                                                          -----------   -----------   -----------
          NET LOSS......................................  $   (25,059)  $   (19,292)  $   (21,568)
                                                          -----------   -----------   -----------
                                                          -----------   -----------   -----------

                See notes to consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                             NOTES        RETAINED         TOTAL
                                     COMMON   PAID-IN      RECEIVABLE     EARNINGS     STOCKHOLDERS'
                                     STOCK    CAPITAL    FROM EPIC ESOP   (DEFICIT)   EQUITY (DEFICIT)
                                     ------   --------   --------------   ---------   ----------------
Balance at October 1, 1990.........  $ 245    $219,808     $ (212,738)    $ (87,241)     $  (79,926)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock............................     --     (22,873)            --            --         (22,873)
Principal payments received on
  notes receivable from EPIC
  ESOP.............................     --          --         23,095            --          23,095
Treasury stock purchased...........     (1 )        --             --          (468)           (469)
Net loss...........................     --          --             --       (21,568)        (21,568)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1991......    244     196,935       (189,643)     (109,277)       (101,741)
Dividends accrued and accretion of
  discount on redeemable preferred
  stock............................     --     (11,048)            --            --         (11,048)
Principal payments received on
  notes receivable from EPIC
  ESOP.............................     --          --         20,714            --          20,714
Treasury stock purchased...........     --          --             --           (11)            (11)
Warrant conversion.................     63         (42)            --            --              21
Contribution of redeemable
  preferred stock, net of
  expenses.........................     --     190,008             --            --         190,008
Exchange of common stock in
  connection with merger...........   (307 )       307             --            --              --
Dividends paid to EPIC Holdings....     --      (1,300)            --            --          (1,300)
Net loss...........................     --          --             --       (19,292)        (19,292)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1992......     --     374,860       (168,929)     (128,580)         77,351
Principal payments received on
  notes receivable from EPIC
  ESOP.............................     --          --         20,715            --          20,715
Dividends paid to EPIC Holdings....     --      (1,022)            --            --          (1,022)
Net loss...........................     --          --             --       (25,059)        (25,059)
                                     ------   --------   --------------   ---------   ----------------
Balance at September 30, 1993......  $  --    $373,838     $ (148,214)    $(153,639)     $   71,985
                                     ------   --------   --------------   ---------   ----------------
                                     ------   --------   --------------   ---------   ----------------

                See notes to consolidated financial statements.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                     FOR THE YEAR ENDED
                                                                        SEPTEMBER 30,
                                                              ---------------------------------
                                                                1993        1992        1991
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES
  Net loss..................................................  $ (25,059)  $ (19,292)  $ (21,568)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     57,917      53,013      49,354
     Non-cash provision for professional liability risks....      2,641       4,131      11,291
     ESOP expense...........................................     20,715      20,714      23,076
     Deferred SAR Plan compensation.........................      3,249      10,805       7,137
     Minority interests in income of consolidated
       subsidiaries.........................................      3,499       2,966       3,127
     (Gain) loss on sale of assets..........................     (3,521)      1,123         543
     Non-cash interest......................................     18,286      18,417      13,975
     Extraordinary item.....................................     21,960       1,917       3,911
     Deferred federal income tax benefit....................     (2,994)     (8,806)     (9,996)
     Changes in operating assets and liabilities, net of
       acquisitions:
       Accounts receivable..................................      6,054     (35,196)     (3,043)
       Supply inventories and other assets..................      4,284      (3,162)     (5,291)
       Accounts payable and other liabilities...............     12,202      11,282       6,444
                                                              ---------   ---------   ---------
          Net cash provided by operating activities.........    119,233      57,912      78,960
INVESTING ACTIVITIES
  Investments in marketable securities, net.................    (36,740)      5,167     (12,091)
  Cash paid for acquisitions................................    (54,536)    (12,269)         --
  Additions to property and equipment.......................    (60,784)    (47,850)    (25,646)
  Purchase of investment securities.........................         --      (4,180)         --
  Proceeds from sales of assets.............................     25,148         190         361
  Collection on note receivable.............................      9,349          --          --
  Other.....................................................     (5,925)     (2,046)        (48)
                                                              ---------   ---------   ---------
          Net cash used in investing activities.............   (123,488)    (60,988)    (37,424)
FINANCING ACTIVITIES
  Payments on debt obligations..............................   (117,765)     (1,603)   (250,647)
  Proceeds from long-term borrowings........................    180,853          --     227,868
  Purchase of Senior ESOP Notes.............................     (5,616)    (20,293)         --
  Purchase of treasury stock................................         --         (11)       (469)
  Dividends paid to EPIC Holdings...........................     (1,022)     (1,300)         --
  Preferred stock transaction costs.........................         --      (7,063)         --
  Proceeds of warrant conversion............................         --          21          --
  Contributions from minority interests.....................        520       1,884         556
  Distributions and dividends to minority interests.........    (21,110)     (4,065)     (4,122)
  Payments of debt issue costs and other, net...............     (7,490)       (672)    (11,294)
                                                              ---------   ---------   ---------
          Net cash provided by (used in) financing
            activities......................................     28,370     (33,102)    (38,108)
                                                              ---------   ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     24,115     (36,178)      3,428
  Cash and cash equivalents at beginning of year............     32,641      68,819      65,391
                                                              ---------   ---------   ---------
  Cash and cash equivalents at end of year..................  $  56,756   $  32,641   $  68,819
SUPPLEMENTARY INFORMATION
  Cash paid during the year for interest....................  $  52,370   $  53,343   $  52,987
  Cash paid for income taxes................................  $     657   $     888   $     666

                 See notes to consolidated financial statements

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     EPIC Healthcare Group, Inc. ("EPIC" or, either alone or together with its subsidiaries, the "Company") was acquired by EPIC Holdings, Inc. ("Holdings") on March 25, 1992, in a merger transaction (the "Merger") in which each outstanding share of common stock of EPIC was converted into one share of Holdings common stock. Because the Merger was between companies under common ownership, and as EPIC is a wholly-owned subsidiary of Holdings, the recorded assets and liabilities of EPIC have retained their historical cost basis.

  Principles of Consolidation

     The consolidated financial statements include the accounts of EPIC and its subsidiaries. Intercompany accounts and transactions have been eliminated. Minority interests represent the minority stockholders' proportionate shares of the equity in the income (loss) of certain consolidated subsidiaries.

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable Securities

     The Company considers all highly liquid investments with initial maturities of three months or less from date of purchase to be cash equivalents. Cash restricted for interest payments is cash deposited into a trust to pay principal and interest required by the Class B-1, Class B-2 and Class B-3 First Priority Mortgage Notes (the "Mortgage Notes"). Investments in marketable interest-bearing securities are stated at cost which approximates market. The Company has $42,694,000 in cash and marketable securities restricted for the purpose of redeeming the remaining 15% Senior Subordinated Notes (See Note 5).

     Cash equivalents, cash restricted for interest payments, and marketable securities are subject to potential concentrations of credit risk. The Company attempts to lessen that risk by investing only in United States Government securities, commercial paper having at least a rating of A-1 or the equivalent, time deposits and certificates of deposit of banks having a debt rating of at least A, or money market funds comprised of such securities. The Company invests in securities with maturities no longer than 180 days and limits the amount of credit exposure to any one commercial issuer.

  Accounts Receivable

     Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of the Company's hospitals. Accounts receivable (gross) consists of amounts due from government programs (e.g., Medicare and Medicaid) (53%), commercial insurance companies (16%), private pay patients (18%) and other (including health maintenance organizations and other group insurance programs) (13%). The Company's hospitals are located throughout the southern United States, with the largest concentration in Texas, Oklahoma, Louisiana and California. The Company maintains an allowance for losses (i.e., uncompensated care or bad debt expense) based on the expected collectibility of accounts receivable.

  Supply Inventories

     Supply inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are recorded at cost (or fair value at the date of acquisition as a result of the original purchase from American Medical International, Inc. and its subsidiaries ("AMI")). Depreciation

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES and amortization is computed using the straight-line method over estimated useful lives or the term of the lease generally ranging from 25 to 30 years for buildings and improvements, and 3 to 10 years for equipment. Maintenance costs and repairs are expensed as incurred.

  Joint Ventures

     The Company, in the ordinary course of business, enters into joint ventures with physicians and other companies. The Company is the majority owner and general partner of substantially all of the joint ventures and follows the principles of consolidation for all majority-owned joint ventures. Minority shareholders' investments and earnings in the joint ventures are recorded as minority interests and minority interests in income of consolidated subsidiaries, respectively. Any interest held by the Company in non-majority owned partnerships with at least 20% ownership is accounted for using the equity method. Any interest held by the Company in partnerships with less than 20% ownership is accounted for using the cost method.

     On February 1, 1990, the Company entered into a joint venture with Healthtrust, Inc. - The Hospital Company ("Healthtrust") for the purpose of operating certain hospital assets in McKinney, Texas. The Company contributed, at net book value, a 168 bed facility to the venture and was the managing co-general partner with a 60% equity interest in the venture. Healthtrust contributed a 99 bed facility to the venture and was the co-general partner with a 40% interest in the venture. The assets contributed by Healthtrust to the joint venture, including property and equipment of $15,328,000, were recorded at fair market value which approximated net book value. Goodwill of $2,470,000, is being amortized over 40 years. On August 31, 1993, the Company purchased Healthtrust's interest in the joint venture for $15,656,000, which approximated Healthtrust's interest in the net assets of the joint venture and was recorded as a reduction to minority interests.

  Intangible Assets

     The excess of the purchase price over the fair value of net assets acquired is being amortized on a straight-line basis over periods ranging from nine to 40 years. Accumulated amortization was $9,244,000 and $6,920,000 at September 30, 1993 and 1992, respectively.

     Costs incurred in obtaining long term financing are deferred and are included in other assets. Deferred financing costs are amortized using the effective interest method over the term of the related debt, and such amortization is included in interest expense. Accumulated amortization of deferred financing costs was $16,427,000 and $14,203,000 at September 30, 1993 and 1992, respectively.

     The Company has purchased licenses to use various software applications. These costs are recorded as other assets and have been amortized over two or five year periods. Accumulated amortization of the software costs was $5,750,000 and $4,750,000 at September 30, 1993 and 1992, respectively.

  Income Taxes

     The Company is included in the consolidated federal income tax return of Holdings. The Company's tax provision is determined as if the Company, along with its subsidiaries, prepared its tax return on a separate return basis.

     EPIC accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 96, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 96, deferred tax assets and/or liabilities are determined by multiplying the difference between the financial reporting and tax reporting bases of assets and liabilities (collectively, the "temporary differences," see Note 6) by tax rates (determined in accordance with enacted tax laws) that are expected to be effective when such temporary differences reverse. EPIC's deferred tax liabilities originated from the accounting for the

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES acquisition from AMI (the "Acquisitions"), and reflect the estimated tax effect of differences between book and tax bases of assets acquired and liabilities assumed.

     In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," which supersedes SFAS No. 96. Implementation of SFAS No. 109 for the Company was required October 1, 1993. SFAS No. 109 requires that temporary differences be reflected in the same balance sheet category as the assets and liabilities that caused the temporary differences. Deferred tax assets, which would include tax net operating loss carryforwards, would require the determination of a related valuation allowance, based on the assets' expected realization. The Company has completed the analysis necessary to determine the impact of adoption of SFAS No. 109 and it is not expected to have a material impact on the Company's financial position or results of operations and will not impact cash flows.

  Net operating revenue

     Net operating revenue is recorded based on established billing rates net of allowances and discounts for patients covered by Medicare, Medicaid and other contractual programs. Payments received under these programs, which are based on either the costs of services or predetermined rates, are generally less than the established billing rates of the Company's hospitals, and the differences are recorded as contractual allowances and/or contracted discounts. Reserves provided have been deducted from accounts receivable pending final audit and appeal settlement. Contractual adjustments, contracted discounts and other discounts amounted to $627,757,000, $576,572,000, and $482,158,000 for fiscal
1993, 1992 and 1991, respectively.

     It is generally the Company's policy to attempt to collect compensation for all services performed.

  Reclassifications

     Certain prior period amounts have been reclassified to conform with the fiscal 1993 presentation.

2. ACQUISITIONS AND DIVESTITURES

     On August 24, 1993, the Company entered into a 20-year lease agreement with two ten year renewal options, with the County of Galveston, Texas for Mainland Center Hospital, a 310-bed hospital in Texas City, Texas. The lease payment of $27,535,000 was paid in full upon the execution of the lease, which has been accounted for as a capital lease. The Company also purchased certain net current assets and equipment of the hospital, which included $5,639,000 in cash, for $17,965,000 which has been accounted for by the purchase method of accounting. The Company also has a commitment to carry out $20,000,000 of capital improvements over the term of the lease. The lease agreement contains a purchase option which becomes effective on August 24, 1994. The option price ranges from $500,000 to $851,000 over the term of the lease.

     On January 6, 1993, the Company sold Westpark Community Hospital in Hammond, Louisiana for $6,200,000. A charge of $624,000 to reflect the loss on the sale was recorded in fiscal 1993. A charge of $800,000 to reflect the anticipated loss on the sale was recorded in fiscal 1992. The net book value of the assets sold before the fiscal 1992 charge, less liabilities assumed by the buyer, was $7,624,000.

     On March 15, 1993, the Company sold Valley Medical Center in El Cajon, California for $16,950,000. A gain on the sale of $4,632,000 was recorded in fiscal 1993. The net book value of the assets sold, less liabilities assumed by the buyer, was $12,318,000.

     On October 1, 1991, the Company purchased Colonial Hospital, a 49-bed hospital in Terrell, Texas for $10,403,000 in cash. The acquisition has been accounted for by the purchase method of accounting. The excess of purchase price over net assets acquired is being amortized over 40 years.

3. EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     Employee-owners of EPIC have beneficial ownership of approximately 60% of the Holdings Common Stock through their participation in the EPIC ESOP.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     At the Company's inception, the EPIC ESOP purchased 24,500,000 shares of the EPIC Common Stock with the proceeds obtained from the issuance of loans aggregating $245 million payable to the Company. The terms of the original ESOP loan agreement segregated the EPIC ESOP's obligation to the Company into two components, the terms of the first of which mirrored the terms of the Senior ESOP Bank Debt (the "First ESOP Loan") and the second of which mirrored the terms of the Senior ESOP Notes (see Note 5). Concurrent with the issuance of the Mortgage Notes (see Note 5), the First ESOP Loan was replaced by a loan agreement which provides for mandatory principal payments in amounts that are substantially in conformance with the remaining mandatory principal payments of the Senior ESOP Bank Debt as if the issuance of the Mortgage Notes had not occurred (the "New ESOP Loan"). The interest rate on the New ESOP Loan is determined quarterly based on .85 times the sum of the London InterBank Offered Rates plus 2.5% (5.1% at September 30, 1993). The EPIC ESOP has pledged all of its shares of the Holdings Common Stock as collateral for the ESOP-related borrowings. These shares are released from the pledge as the loans are paid. The EPIC ESOP receives contributions from the Company to service and extinguish the loans.

     The EPIC ESOP is an individual account, defined contribution plan. Nonunion employee-owners who work a specified number of hours are eligible to participate in the EPIC ESOP if they have attained age 21 and completed one year of service. No employee-owner contributions are required or permitted to be made to the EPIC ESOP. No rollover contributions are permitted to be made to the EPIC ESOP. Allocations are made to participants' accounts in an amount which reflects each participant's proportionate share of the contributions made by the Company to the EPIC ESOP, as determined on the basis of each participant's compensation. Contributions made to the EPIC ESOP and the value of shares of common stock allocated to the account of a participant as a result of such contributions are intended to be treated as tax-deferred contributions. Such contributions, and earnings thereon, generally are includable in a participant's compensation for federal income tax purposes when distributed.

     As of the plan year ended December 31, 1992, cumulative allocations of 10,650,517 shares of Holdings Common Stock at a market value of $8.00 per share based on an independent valuation, or $85,204,136 in total have been made to 10,183 participants. Shares of Holdings Common Stock relating to the plan year ending December 31, 1993 will be allocated during fiscal 1994.

     Subject to limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"), Holdings is entitled to claim an income tax deduction for contributions to the EPIC ESOP. The Company has received a favorable determination from the Internal Revenue Service that the EPIC ESOP is qualified as an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code. Contributions to the EPIC ESOP are used by the EPIC ESOP to pay interest and principal on the loans owed to the Company. The Company uses payments from the EPIC ESOP to pay interest and principal on the Class B-1 First Priority Mortgage Notes and the Senior ESOP Notes.

     The Company recorded net ESOP expense, using the cash method, and corresponding reductions in the EPIC ESOP notes receivable, of $20,715,000, $20,714,000, and $23,076,000 for fiscal 1993, 1992 and 1991, respectively.
Interest income recognized on the EPIC ESOP notes receivable totaled $14,984,000, $16,885,000, and $20,483,000 for fiscal 1993, 1992 and 1991, respectively, which in turn was contributed to the EPIC ESOP to pay interest expense incurred on the ESOP-related debt. Interest expense incurred on ESOP-related debt totaled $20,856,000, $21,734,000, and $21,731,000 which included discount amortization of $559,000, $551,000, and $511,000 for fiscal 1993, 1992 and 1991, respectively.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

4. OPERATING LEASES

     The Company leases office space, office equipment and medical equipment. Generally, real estate leases are for primary terms of from one to 12 years with options to renew for additional periods, and equipment leases are for terms of from one to seven years. Future minimum lease payments for all operating leases having initial or remaining noncancellable lease terms in excess of one year as of September 30, 1993 are as follows (dollars in thousands):

    1994.......................................................................  $ 4,560
    1995.......................................................................    4,225
    1996.......................................................................    3,337
    1997.......................................................................    2,693
    1998.......................................................................    1,835
    1999 and thereafter........................................................    3,485
                                                                                 -------
                                                                                  20,135
    Sublease income............................................................   (1,116)
                                                                                 -------
                                                                                 $19,019
                                                                                 -------
                                                                                 -------

     Rent expense under operating leases was as follows (dollars in thousands):

                                                                    FOR THE YEAR ENDED
                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                 1993      1992      1991
                                                                -------   -------   -------
    Minimum rent..............................................  $18,496   $16,107   $13,609
    Sublease income...........................................     (795)     (609)     (317)
                                                                -------   -------   -------
                                                                $17,701   $15,498   $13,292
                                                                -------   -------   -------
                                                                -------   -------   -------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT

     The Company's long-term debt, net of discounts, is summarized below (dollars in thousands):

                                                                        SEPTEMBER 30,
                                                                    ---------------------
                                                                      1993        1992
                                                                    ---------   ---------
     11.375% Class B-1 First Priority Mortgage Notes payable in semi-annual payments of $9,000 commencing in July 1996 with
       a final payment of $10,000 in July 2001....................  $  99,579   $  99,500
     11.5% Class B-2 First Priority Mortgage Notes payable in
       semi-annual payments of $500 through July 1994, increasing to $750 in January 1995, to $1,500 in January 1997, to
       $8,000 in January 1998, to $9,000 in January 1999, with a
       final payment of $15,500 in July 2001......................     83,112      84,046
     Class B-3 First Priority Mortgage Notes payable in
       semi-annual payments of $750 commencing in January 1995,
       increasing to $3,000 in January 1997 through July 1998,
       with a fluctuating interest rate (6.5% at September 30,
       1993)......................................................     15,000      15,000
     Other mortgage debt and capital lease obligations with
       varying maturities and interest rates ranging from 4.75% to
       12.9%......................................................     20,651      20,351
     Acquisition Loan, payable in quarterly installments of $1,250 commencing in October, 1993 with a fluctuating interest
       rate (8.0% at September 30, 1993)..........................     19,542          --
     Zero Coupon Notes, principal of $89,313 due 2001 with an
       effective interest rate of 14.8%...........................     28,564      24,770
     Additional Zero Coupon Notes, principal of $7,079 due 2001
       with an effective interest rate of 14.8%...................      2,265       1,964
     11.875% Senior ESOP Notes payable in three equal annual
       payments commencing in September 1996 with an effective
       interest rate of 13.03%....................................     72,141      76,840
     10.875% Senior Subordinated Notes due 2003...................    160,000          --
     15% Senior Subordinated Notes payable in three equal annual
       payments commencing in 1999................................     40,320     104,852
     11% Junior Subordinated Pay-In-Kind Notes payable in three
       equal annual payments commencing in September 2001.........     19,148      45,742
                                                                    ---------   ---------
                                                                      560,322     473,065
     Current maturities...........................................    (47,914)     (2,330)
                                                                    ---------   ---------
                                                                    $ 512,408   $ 470,735
                                                                    ---------   ---------
                                                                    ---------   ---------

     The Mortgage Notes are the indebtedness of EPIC Properties, Inc. ("EPIC Properties"), an indirect wholly-owned subsidiary of EPIC. The Mortgage Notes are secured by mortgages on 24 acute care hospital complexes (the "Mortgaged Hospitals") and the land on which such buildings are located, and by a first priority security interest in certain furnishings and equipment located at each of the Mortgaged Hospitals. The Mortgage Notes are fully and unconditionally guaranteed by EPIC (see Note 17).

     The interest rate on the Class B-1 First Priority Mortgage Notes (the "Class B-1 Notes") will increase to 11.5% after September 30, 1995. If the Internal Revenue Service determines that interest on the Class B-1 Notes does not qualify for a 50% exclusion from federal taxable income, the interest rate on the Class B-1 Notes will increase to 11.5% for all periods through September 30, 1995 during which such interest exclusion is not available.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     The Company incurred losses on refinancing concurrent with the issuance of the Mortgage Notes due primarily to the write-off of loan issue costs. These losses, totalling $3,911,000, are recorded as an extraordinary item (net of income tax benefit of $1,330,000) in the consolidated statement of operations for the fiscal year ended September 30, 1991.

     The Zero Coupon Notes are reflected at their fair value of $14,008,000, as estimated by the Company at September 30, 1988, plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     Additional Zero Coupon Notes were issued under an interest rate cap agreement with AMI (see Note 12) and are reflected at their original fair value plus accretion of discount through September 30, 1993. No interest or principal is payable until maturity.

     A subsidiary of EPIC purchased $5,400,000 and $19,850,000 face value of the 11.875% Senior ESOP Notes on the open market for $5,616,000 and $20,293,000 plus accrued interest in fiscal 1993 and 1992, respectively (the "Senior ESOP Note Purchases"). Losses of $570,000 and $1,917,000 due to the write-off of debt issue costs and unamortized discounts and the payment of a premium on the Senior ESOP Note Purchases are recorded as extraordinary items (net of income tax benefit of $17,000 and $652,000, respectively) in the consolidated statements of operations for the fiscal years ended September 30, 1993 and 1992, respectively.

     The 11.875% Senior ESOP Notes, which carry detachable stock purchase warrants (see Note 9), have a stated principal amount of $100,000,000 and are reflected at their fair value of $93,988,000, as estimated by the Company at September 30, 1988, less the Senior ESOP Note Purchases, plus accretion of discount through September 30, 1993.

     On June 18, 1993, the Company refinanced $74,680,000 in principal of the 15% Senior Subordinated Notes and $53,697,000 in principal of the 11% Junior Subordinated Pay-In-Kind Notes (the "Refinancing") through the issuance of the 10.875% Senior Subordinated Notes. The 10.875% Senior Subordinated Notes are guaranteed by certain subsidiaries of the Company (see Note 17).

     Under the terms of the Second Amended and Restated Credit Agreement dated as of September 30, 1988, and amended and restated as of July 30, 1991, and September 1, 1993 (the "Amended Credit Agreement"), the Company is required to call the remaining $40,320,000 in principal of the 15% Senior Subordinated Notes by February 28, 1994, with the remaining proceeds of the Refinancing. The remaining principal of the 15% Senior Subordinated Notes at September 30, 1993, has been recorded as current maturities of long term debt in the consolidated balance sheets.

     The Company incurred a loss before taxes of $21,390,000 on the Refinancing, which resulted from the write-off of loan issue costs and unamortized discount on the 15% Senior Subordinated Notes and the redeemed portion of the 11% Junior Subordinated Pay-In-Kind Notes, payments to the holders of the 15% Senior Subordinated Notes and the 11.875% Senior ESOP Notes for waivers of certain provisions of the respective indentures and the accrual of the call premium to be paid on redeeming the remaining principal on the 15% Senior Subordinated Notes. These losses are recorded as an extraordinary item (net of income tax benefit of $644,000) in the consolidated statements of operations.

     The 15% Senior Subordinated Notes are guaranteed by certain wholly-owned subsidiaries of the Company (see Note 17) and are secured by a fourth pledge of the common stock of such subsidiaries.

     Interest on the 11% Junior Subordinated Pay-in-Kind Notes is payable semi-annually by the issuance of additional 11% Junior Subordinated Pay-in-Kind Notes through September 30, 1995, and thereafter, if the Company is prohibited from making cash interest payments by the terms of any senior debt existing on September 30, 1988, less the amount retired in the Refinancing. The notes, which have a stated principal amount of $50,000,000, have been recorded at their fair value estimated by the Company at September 30,

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

1988, of $22,900,000 plus accretion of discount through September 30, 1993, less the amount retired as a result of the Refinancing. The effective interest rate for these notes is 18.07%.

     The Amended Credit Agreement provides the Company with revolving loan commitments and an acquisition loan to be used for working capital and acquisition funds for the Company. As of September 30, 1993, revolving loan commitments aggregated $30 million. Any revolving loan commitments outstanding are due July 31, 1997. Interest is generally payable monthly at the following rates per annum, at the Company's option: (i) 1.5% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 2.5% in excess of the LIBOR rate. There were no revolving loans outstanding as of September 30, 1993, and 1992, respectively. The acquisition term loan principal amount outstanding is payable in quarterly installments commencing on October 31, 1993 through July 31, 1997. Interest is generally payable quarterly at the following rates per annum, at the Company's option: (i) 2.0% in excess of the higher of the prime rate in effect from time to time or the annual yield on ninety-day commercial paper or (ii) 3.0% in excess of the LIBOR rate.

     In connection with the issuance of the Mortgage Notes, EPIC Properties obtained a revolving line of credit. The line of credit can only be used for the purpose of paying interest or principal on the Mortgage Notes. The maximum loan amount available is the lesser of $22 million or the annual interest accrual of the Mortgage Notes. The line of credit bears an interest rate of the Prime Lending Rate of AmSouth Bank plus 2%. There were no loans outstanding under the line of credit as of September 30, 1993, and 1992, respectively.

     The Amended Credit Agreement and other long-term debt agreements contain a number of restrictive covenants, including restrictions on incurrence of debt, sales of assets, payment of cash dividends, requirements to maintain certain financial ratios and a specified level of net worth, as defined, and other limitations, including limitations on the use of funds from the sale of certain assets.

     As of September 30, 1993, the maturities of long-term debt were as follows (dollars in thousands):

    1994.....................................................................  $  47,914
    1995.....................................................................      9,498
    1996.....................................................................     43,545
    1997.....................................................................     58,546
    1998.....................................................................     67,207
    1999 and thereafter......................................................    421,160
                                                                               ---------
                                                                                 647,870
    Unamortized discounts and unaccreted interest............................    (87,548)
                                                                               ---------
                                                                               $ 560,322
                                                                               ---------
                                                                               ---------

6. INCOME TAXES

     Subsequent to the Merger, the Company files a consolidated federal income tax return with Holdings. The Company's income tax benefit for fiscal 1993, 1992 and 1991 was comprised of deferred federal benefits of $2,994,000, $8,806,000 and $9,996,000, respectively, arising from reported financial losses and state income tax expense of $1,984,000 and $888,000 in fiscal 1993 and 1992, respectively. For financial reporting purposes, Holdings has utilized substantially all of its deferred federal tax liability and has limited the benefit recognized for the current net operating loss pursuant to the provisions of SFAS No. 96. Taxes paid during 1993 and 1992 primarily relate to state income taxes and estimated federal tax payments.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     The Company's consolidated effective federal tax rate differed from the federal statutory rate as set forth in the following table:

                                                                    FOR THE YEAR ENDED
                                                                       SEPTEMBER 30
                                                                ---------------------------
                                                                  1993      1992     1991
                                                                --------   ------   -------
                                                                  (DOLLARS IN THOUSANDS)
    Tax benefit computed at federal statutory rate (34%)......  $  9,538   $9,553   $10,732
    Amortization of excess purchase price over net assets
      acquired................................................      (790)    (614)     (601)
    Losses not subject to benefit.............................    (5,611)      --        --
    Other, net................................................      (143)    (133)     (135)
                                                                --------   ------   -------
    Deferred income tax benefit...............................  $  2,994   $8,806   $ 9,996
                                                                --------   ------   -------
                                                                --------   ------   -------

     The deferred income tax benefit results from the following temporary differences in reporting for financial and income tax purposes:

                                                                   FOR THE YEAR ENDED
                                                                     SEPTEMBER 30,
                                                             ------------------------------
                                                               1993       1992       1991
                                                             --------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
    Book/tax difference on sale of assets..................  $  3,835    $    --    $    --
    Book/tax depreciation differences......................       475        221     (3,392)
    Net operating (benefit) loss recognized currently for
      financial reporting..................................    (3,508)    (1,582)     6,134
    SAR compensation not currently deductible..............       968      3,673      2,426
    Professional liability reserves not currently
      deductible...........................................       383      1,013      4,345
    Other reserves for estimated losses and contingencies
      not currently deductible.............................     1,348      2,217        508
    Paid time off accrued for financial reporting, not
      currently deductible.................................       339        719         89
    Difference arising from ESOP loan fees initially
      expensed for tax purposes but capitalized and
      amortized for financial reporting purposes...........       197        427       (480)
    Difference in methods used to reserve for bad debts....       802      1,014         55
    Difference in ESOP contribution deduction..............      (162)       207     (1,317)
    Difference in methods for reporting interest...........     1,553        562        694
    Losses not subject to benefit..........................    (5,611)        --         --
    Other..................................................     2,375        335        934
                                                             --------    -------    -------
    Deferred income tax benefit............................  $  2,994    $ 8,806    $ 9,996
                                                             --------    -------    -------
                                                             --------    -------    -------

7. DEFERRED COMPENSATION

     The Company has adopted a deferred compensation plan (the "SAR Plan") as part of its overall executive compensation program to attract, motivate and retain key employee-owners. As of September 30, 1993, 5,873,582 SAR Plan units, each exchangeable for one share of Holdings Common Stock or redeemable for cash or other property under certain circumstances, were held by certain key employee-owners and former employee-owners. During fiscal 1993, 1992 and 1991, 309,500, 1,481,065, and 1,002,000 SAR Plan units were granted and 427,800,
218,000, and 243,000 SAR Plan units were cancelled, respectively. The outstanding SAR Plan units vest in varying amounts at varying periods not exceeding five years beginning on each respective grant date. A maximum of 6,587,565 SAR Plan units, reduced by all units redeemed, may be

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES outstanding at any time. During fiscal 1993, 1992 and 1991, the Company accrued SAR Plan compensation expense of $4,249,000, $11,805,000, and $8,135,000, respectively.

     During fiscal 1993, 123,417 SAR Plan units were redeemed for $974,994 in cash ($7.90 per unit) and 3,125 units were redeemed for $25,000 in cash ($8.00 per unit); in October 1993, 121,874 SAR Plan units were redeemed for $974,996 in cash ($8.00 per unit).

     During fiscal 1992, 129,998 SAR Plan units were redeemed for $974,985 in cash ($7.50 per unit) and 3,164 SAR Plan units were redeemed for $24,996 in cash ($7.90 per unit).

8. COMMON STOCK OPTIONS

     On December 14, 1988, the Company adopted the EPIC Healthcare Group, Inc. Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Board of Directors is authorized to grant options to EPIC directors, officers and salaried employee-owners to purchase up to 500,000 shares of Holdings Common Stock. Options granted vest in five equal annual installments. No options were granted during fiscal 1993, 1992 or 1991. At September 30, 1993, options for 32,000 shares were exercisable.

9. COMMON STOCK AND COMMON STOCK WARRANTS

     The Company sold 24,500,000 shares of EPIC Common Stock to the EPIC ESOP on September 30, 1988. Since that time through the Merger, 69,445 shares were distributed to participants in the EPIC ESOP, of which 66,684 shares were repurchased by the Company. In addition, immediately prior to the Merger, 6,306,395 of warrants outstanding were exercised for 63,064 shares of EPIC Common Stock. Pursuant to the Merger, each share of EPIC Common Stock was converted to Holdings Common Stock and the Company issued 1,000 shares of EPIC Common Stock to Holdings.

10. LOSS PER COMMON SHARE

     Because EPIC is a wholly-owned subsidiary of Holdings, loss per common share is not meaningful and, therefore, is not presented.

11. PROFESSIONAL AND GENERAL LIABILITY RISKS

     The Company is self-insured for its professional and general liability risks. As of September 30, 1993, the unfunded reserve for this self insurance was $45,130,000 of which $11,000,000 was included in current liabilities. The Company has funded $12,482,000 of the reserves through a wholly-owned captive insurance company at September 30, 1993. The reserves for losses and related expenses are discounted to their present value based on expected loss reporting patterns determined by independent actuaries using a rate of 9%. AMI has retained the liability for all professional liability claims with a date of occurrence prior to October 1, 1988.

12. RELATED PARTY TRANSACTIONS

     EPIC and AMI entered into an interest rate cap agreement (the "Senior Interest Cap Agreement") whereby AMI agreed to pay to EPIC the amounts by which EPIC's interest costs under certain tranches of indebtedness exceeded, during each of the three fiscal years after September 30, 1988, certain specified rates, net of the effect of any reimbursement to EPIC by Medicare, Medicaid, or Blue Cross for any interest expense incurred by EPIC in excess of such rates in connection with such loans.

     On August 28, 1991, EPIC and AMI agreed that it was mutually in their best interest to terminate the Senior Interest Cap Agreement prior to its scheduled expiration of October 1, 1991. EPIC and AMI further agreed that each party had fully performed all of its obligations under the Senior Interest Cap Agreement and each party released the other from future obligations thereunder.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     Pursuant to the terms of the Senior Interest Cap Agreement, EPIC issued Additional Zero Coupon Notes to AMI in the principal amounts of $1,612,000 and $2,844,000 during fiscal 1990 and 1989, respectively, in exchange for cash of a like amount paid to EPIC by AMI during such years. In fiscal 1991, EPIC paid to AMI $2,864,000 and issued Additional Zero Coupon Notes to AMI with a present value of $626,000 in exchange for the cancellation of the Zero Coupon Notes issued in 1989. AMI has sold their interest in the Additional Zero Coupon Notes. Net interest expense of $839,000 was recognized during fiscal 1991 relating to this agreement.

     The Company and AMI have entered into certain other agreements, including a registration rights agreement pursuant to which EPIC has agreed to register the securities issued to AMI under the Securities Act of 1933. AMI has also agreed to indemnify the Company against certain liabilities associated with the breach of representations and warrants made by AMI, certain tax liabilities that may arise, certain reimbursements still pending related to the Acquisitions, and certain fees, costs, and expenses.

     During fiscal 1993, AMI reimbursed $1,621,000 relating to AMI's indemnifications of EPIC for certain intermediary adjustments to reimburse costs relating to cost report years that preceded the formation of EPIC.

     The Company entered into a three year group purchasing agreement, effective September 1, 1993, with a subsidiary of AMI, which allows the Company to purchase supplies at lower group rates. The Company expects to purchase more than $30,000,000 per year of supplies under the terms of the agreement. The Company will pay $180,000 per year to participate in this program.

     David R. Belle-Isle, a former officer of EPIC, borrowed $181,000 from EPIC in December 1988 in connection with his relocation to Texas. The loan was interest free until it was restructured in October 1990. Effective as of the 30th day of September 1991, this debt, totalling $160,000, was forgiven. The Company reimbursed Mr. Belle-Isle for the tax liability associated with the forgiveness of the loan.

     The Company has a consulting agreement with The Elder Group, of which Thomas H. Elder, who formerly served as the Company's Management Services Officer, is the Managing Principal. The Company paid The Elder Group approximately $1,300,000 and $1,000,000 in fiscal 1992 and 1991, respectively.

     The Company has an investment in the preferred stock of the Compucare Company ("Compucare"), who is developing and installing one of the Company's new information systems. The chief executive officer of the Company is on the board of directors of Compucare. Payments to Compucare for fiscal 1993 totalled $5,651,000.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

  Cash Equivalents, Cash Restricted for Interest Payments, and Marketable Securities

     The carrying amounts reported in the consolidated balance sheets for cash equivalents, cash restricted for interest payments, and marketable interest bearing securities approximates their fair values.

  Long-Term Debt (Including Current Maturities)

     The fair values of the Company's long-term debt, except the Class B-1 and B-2 First Priority Mortgage Notes, are estimated using quoted market prices or the call price. The fair values of the Class B-1 and B-2 First Priority Mortgage Notes are estimated using discounted cash flow analysis, based on the Company's incremental borrowing rate for similar types of borrowing arrangements.

     The carrying amounts and estimated fair values of the Company's financial instruments at September 30, 1993 are as follows (in thousands):

                                                                       CARRYING     FAIR
                                                                        AMOUNT     VALUE
                                                                       --------   --------
    Cash equivalents, cash restricted for interest payments, and
      marketable securities..........................................  $107,923   $107,923
    Long-term debt...................................................   560,322    605,131

14. EXTRAORDINARY ITEMS

     Extraordinary items of $21,299,000 ($21,960,000, net of income tax benefit of $661,000) in 1993, $1,265,000 ($1,917,000, net of income tax benefit of
$652,000) in 1992 and $2,581,000 ($3,911,000, net of income tax benefit of
$1,330,000) in 1991 were primarily due to the write-offs of loan issue costs and unamortized discounts on retirements of long-term debt (see Note 5).

15. SUPPLEMENTARY INCOME STATEMENT INFORMATION

     Maintenance and repair expense was $17,101,000, $17,564,000, and $16,159,000 for fiscal 1993, 1992 and 1991, respectively.

16. CONTINGENCIES

     Final determination of amounts earned under prospective payment and cost-reimbursement programs is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that could result from such reviews.

     The Company is currently, and from time to time expects to be, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material effect on the Company's results of operations, financial position, or liquidity. Pursuant to the terms of the Acquisitions, claims relating to litigation, medical benefits, and workers' compensation occurring prior to October 1, 1988, remain the obligation of AMI.

17. GUARANTOR SUBSIDIARIES

     Certain subsidiaries of EPIC (the "Guarantor Subsidiaries") guarantee the loans under the Amended Credit Agreement, Zero Coupon Notes, Additional Zero Coupon Notes, 11.875% Senior ESOP Notes, 10.875% Senior Subordinated Notes, 15% Senior Subordinated Notes and 11% Junior Subordinated Pay-In-Kind Notes. Certain other subsidiaries, including EPIC Properties, are not Guarantor Subsidiaries (the "Nonguarantor Subsidiaries") (see Note 5). All equity interests in the Nonguarantor Subsidiaries, other than those held by minority interests, are held by EPIC.

     Following is condensed consolidating financial information of EPIC, the Guarantor Subsidiaries, EPIC Properties and the other Nonguarantor Subsidiaries:

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                     ASSETS

                                                                                                                       EPIC
                                               EPIC                                                                 HEALTHCARE
                                            HEALTHCARE                                  OTHER                      GROUP, INC.
                                              GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                               INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                            ----------   ------------   ----------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents...............  $   8,944      $ 40,846     $    2,062     $  4,904      $       --     $   56,756
  Cash restricted for interest payment....         --            --          3,820           --              --          3,820
  Marketable securities...................         --        35,972             --       11,375              --         47,347
  Accounts receivable, net................        474        56,000          1,071       21,321          (1,909)        76,957
  Supply inventories......................         --        16,589             --        4,098              --         20,687
  Prepaid expenses and other..............        777         2,714             --        1,083              --          4,574
  Receivables from affiliates.............    156,437        29,013             --       13,663        (199,113)            --
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT ASSETS..............    166,632       181,134          6,953       56,444        (201,022)       210,141
                                            ----------   ------------   ----------   ------------   ------------   ------------
PROPERTY AND EQUIPMENT....................         --       264,044        444,673       78,081              --        786,798
ACCUMULATED DEPRECIATION AND
  AMORTIZATION............................         --       (50,548)      (140,665)     (27,533)             --       (218,746)
                                            ----------   ------------   ----------   ------------   ------------   ------------
                                                   --       213,496        304,008       50,548              --        568,052
                                            ----------   ------------   ----------   ------------   ------------   ------------
INVESTMENTS IN SUBSIDIARIES...............     64,684       109,474             --           --        (174,158)            --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net...........................         --        38,577             --       14,388              --         52,965
OTHER ASSETS, net.........................     12,440        89,314            936        2,529         (71,401)        33,818
RECEIVABLES FROM AFFILIATES...............    297,673            --             --           --        (297,673)            --
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL ASSETS......................  $ 541,429      $631,995     $  311,897     $123,909      $ (744,254)    $  864,976
                                            ----------   ------------   ----------   ------------   ------------   ------------
                                            ----------   ------------   ----------   ------------   ------------   ------------
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current maturities of long-term debt....  $  45,333      $    643     $    1,020     $    918      $       --     $   47,914
  Accounts payable........................        236        39,225            (65)       5,450            (236)        44,610
  Accrued liabilities.....................      9,294        64,070          5,624       10,216          (1,673)        87,531
  Payables to affiliates..................         --       164,963             --       34,150        (199,113)            --
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT LIABILITIES.........     54,863       268,901          6,579       50,734        (201,022)       180,055
                                            ----------   ------------   ----------   ------------   ------------   ------------
LONG-TERM DEBT............................    321,895         8,948        241,927       11,039         (71,401)       512,408
DEFERRED INCOME TAXES.....................      5,994            --             --           --              --          5,994
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS...................................         --        34,053             --       11,206           1,353         46,612
OTHER DEFERRED LIABILITIES................         --        41,258             --        1,192              --         42,450
MINORITY INTERESTS........................         --         4,947             --          525              --          5,472
PAYABLES TO AFFILIATES....................         --       297,673             --           --        (297,673)            --
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock............................         --            --              1           --              (1)            --
  Paid-in capital.........................    373,838        61,855        111,604        5,434        (178,893)       373,838
  Notes receivable from EPIC ESOP.........   (100,000)           --        (48,214)          --              --       (148,214)
  Retained earnings (deficit).............   (115,161)      (85,640)            --       43,779           3,383       (153,639)
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL STOCKHOLDERS' EQUITY
          (DEFICIT).......................    158,677       (23,785)        63,391       49,213        (175,511)        71,985
                                            ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY
          (DEFICIT).......................  $ 541,429      $631,995     $  311,897     $123,909      $ (744,254)    $  864,976
                                            ----------   ------------   ----------   ------------   ------------   ------------
                                            ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               SEPTEMBER 30, 1992
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                     ASSETS

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents..............  $      86      $ 22,381     $   4,506      $  5,668      $       --     $   32,641
  Cash restricted for interest payment...         --            --         5,768            --              --          5,768
  Marketable securities..................         --         4,468            --         6,139              --         10,607
  Accounts receivable, net...............        352        35,530         1,455        38,601          (2,540)        73,398
  Supply inventories.....................         --        15,345            --         4,655              --         20,000
  Prepaid expenses and other.............        240         8,447           259           826          (4,550)         5,222
  Receivables from affiliates............    132,015        26,543            --        12,023        (170,581)            --
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT ASSETS.............    132,693       112,714        11,988        67,912        (177,671)       147,636
                                           ----------   ------------   ----------   ------------   ------------   ------------
PROPERTY AND EQUIPMENT...................         --       185,431       450,259        74,794              --        710,484
ACCUMULATED DEPRECIATION AND
  AMORTIZATION...........................         --       (34,377)     (116,355 )     (23,057)             --       (173,789)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                                  --       151,054       333,904        51,737              --        536,695
                                           ----------   ------------   ----------   ------------   ------------   ------------
INVESTMENTS IN SUBSIDIARIES..............     66,219       146,521            --        11,502        (224,242)            --
EXCESS OF PURCHASE PRICE OVER NET ASSETS
  ACQUIRED, net..........................         --        35,576            --        12,564              --         48,140
OTHER ASSETS, net........................     21,387        77,466         1,102         4,362         (66,002)        38,315
RECEIVABLES FROM AFFILIATES..............    229,544        12,113            --            --        (241,657)            --
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL ASSETS.....................  $ 449,843      $535,444     $ 346,994      $148,077      $ (709,572)    $  770,786
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------
                LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current maturities of long-term debt...  $      --      $    597     $   1,018      $    715      $       --     $    2,330
  Accounts payable.......................         --        29,440           260         5,350            (241)        34,809
  Accrued liabilities....................      4,323        53,190        10,016        13,152          (6,849)        73,832
  Payables to affiliates.................         --       140,007            --        30,574        (170,581)            --
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL CURRENT LIABILITIES........      4,323       223,234        11,294        49,791        (177,671)       110,971
                                           ----------   ------------   ----------   ------------   ------------   ------------
LONG-TERM DEBT...........................    274,018         9,363       242,803        10,553         (66,002)       470,735
DEFERRED INCOME TAXES....................      8,988            --            --            --              --          8,988
RESERVE FOR PROFESSIONAL LIABILITY
  RISKS..................................         --        32,095            --         6,749             796         39,640
OTHER DEFERRED LIABILITIES...............         --        37,492            --         2,115              --         39,607
MINORITY INTERESTS.......................         --         3,847            --        19,647          23,494             --
PAYABLES TO AFFILIATES...................         --       199,942            --        41,715        (241,657)            --
STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock...........................         --            --             1            --              (1)            --
  Paid-in capital........................    374,860        51,853       159,351        13,037        (224,241)       374,860
  Notes receivable from EPIC ESOP........   (100,000)           --       (68,929 )          --              --       (168,929)
  Retained earnings (deficit)............   (112,346)      (22,382)        2,474         4,470            (796)      (128,580)
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL STOCKHOLDER'S EQUITY
          (DEFICIT)......................    162,514        29,471        92,897        17,507        (225,038)        77,351
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL LIABILITIES AND
          STOCKHOLDER'S EQUITY
          (DEFICIT)......................  $ 449,843      $535,444     $ 346,994      $148,077      $ (709,572)    $  770,786
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET OPERATING REVENUE....................   $     --      $792,442      $ 54,596      $237,072      $  (64,961)    $1,019,149
COSTS AND EXPENSES:
  Operating expenses.....................        269       747,344           482       214,040         (64,080)       898,055
  Depreciation and amortization..........      1,618        21,289        27,602         7,733            (325)        57,917
  Interest expense.......................     48,089        68,744        27,778         3,230         (76,907)        70,934
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL COSTS AND EXPENSES.........     49,976       837,377        55,862       225,003        (141,312)     1,026,906
INTEREST INCOME..........................     66,148        10,165         3,528           693         (76,907)         3,627
GAIN (LOSS) ON SALE OF ASSETS............         --         3,524             1            (4)             --          3,521
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT
  (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.....................     16,172       (31,246)        2,263        12,758            (556)          (609)
INCOME TAX BENEFIT (EXPENSE), net........      2,207        (1,910)           --           (54)             --            243
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES (net of
  income tax benefit)....................        105        (2,659)           --          (840)             --         (3,394)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................     18,484       (35,815)        2,263        11,864            (556)        (3,760)
EXTRAORDINARY ITEM (net of income tax
  benefit)...............................    (21,299)           --            --            --              --        (21,299)
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET INCOME (LOSS)........................   $ (2,815)     $(35,815)     $  2,263      $ 11,864      $     (556)    $  (25,059)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1992
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET OPERATING REVENUE....................   $     --      $700,752      $ 54,596      $254,183      $  (68,265)     $941,266
COSTS AND EXPENSES:
  Operating expenses.....................        557       675,277           425       233,876         (67,856)      842,279
  Depreciation and amortization..........      1,627        15,021        30,132         6,233              --        53,013
  Interest expense.......................     47,501        62,796        27,864        10,124         (77,285)       71,000
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL COSTS AND EXPENSES.........     49,685       753,094        58,421       250,233        (145,141)      966,292
INTEREST INCOME..........................     65,453         9,815         5,609           617         (77,672)        3,822
GAIN (LOSS) ON SALE OF ASSETS............         --          (972)         (151)           --              --        (1,123)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT
  (EXPENSE), MINORITY INTERESTS AND
  EXTRAORDINARY ITEM.....................     15,768       (43,499)        1,633         4,567            (796)      (22,327)
INCOME TAX BENEFIT (EXPENSE), net........      7,146          (888)           --            --              --         6,258
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES (net of
  income tax benefit)....................      1,008          (473)           --        (2,493)             --        (1,958)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................     23,922       (44,860)        1,633         2,074            (796)      (18,027)
EXTRAORDINARY ITEM (net of income tax
  benefit)...............................     (1,265)           --            --            --              --        (1,265)
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET INCOME (LOSS)........................   $ 22,657      $(44,860)     $  1,633      $  2,074      $     (796)     $(19,292)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1991
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET OPERATING REVENUE....................   $     --      $633,401      $  9,394      $173,480       $(13,586)      $802,689
COSTS AND EXPENSES:
  Operating expenses.....................        146       570,706            --       157,191        (13,586)       714,457
  Depreciation and amortization..........      1,627        36,272         4,953         6,502             --         49,354
  Interest expense.......................     59,387        63,096         4,860         5,942        (65,019)        68,266
                                           ----------   ------------   ----------   ------------   ------------   ------------
        TOTAL COSTS AND EXPENSES.........     61,160       670,074         9,813       169,635        (78,605)       832,077
INTEREST INCOME..........................     64,014         4,931         1,260           219        (65,019)         5,405
GAIN (LOSS) ON SALE OF ASSETS............         --           105             1          (649)            --           (543)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT,
  MINORITY INTERESTS AND EXTRAORDINARY
  ITEM...................................      2,854       (31,637)          842         3,415             --        (24,526)
INCOME TAX BENEFIT.......................      7,603            --            --            --             --          7,603
MINORITY INTERESTS IN INCOME OF
  CONSOLIDATED SUBSIDIARIES (net of
  income tax benefit)....................      1,069        (1,366)           --        (1,767)            --         (2,064)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................     11,526       (33,003)          842         1,648             --        (18,987)
EXTRAORDINARY ITEM (net of income tax
  benefit)...............................     (2,581)           --            --            --             --         (2,581)
                                           ----------   ------------   ----------   ------------   ------------   ------------
NET INCOME (LOSS)........................   $  8,945      $(33,003)     $    842      $  1,648       $     --       $(21,568)
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1993
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities.............................  $ (46,950 )    $125,482      $ 28,428      $ 12,273       $     --       $119,233
INVESTING ACTIVITIES
  Investments in marketable securities,
    net..................................         --       (31,504)           --        (5,236)            --        (36,740)
  Cash paid for acquisitions.............         --       (50,835)           --        (3,701)            --        (54,536)
  Additions to property and equipment....         --       (57,957)       (6,432)       (2,827)         6,432        (60,784)
  Proceeds from sale of assets...........         --        31,580            --            --         (6,432)        25,148
  Collection on note receivable..........         --         9,349            --            --             --          9,349
  Principal collected on note receivable
    from EPIC ESOP.......................         --            --        20,715            --        (20,715)            --
  Other..................................         --        (5,925)           --            --             --         (5,925)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    investing activities.................         --      (105,292)       14,283       (11,764)       (20,715)      (123,488)
FINANCING ACTIVITIES
  Payments on debt obligations...........   (115,180 )        (498)       (1,018)       (1,069)            --       (117,765)
  Proceeds from long-term borrowings.....    179,500         1,353            --            --             --        180,853
  Purchase of Senior ESOP Notes..........         --        (5,616)           --            --             --         (5,616)
  Dividends paid to EPIC Holdings........     (1,022 )          --            --            --             --         (1,022)
  Contribution to EPIC ESOP..............         --       (20,715)           --            --         20,715             --
  Dividends and capital distributions
    received from EPIC Properties........         --        44,137            --            --        (44,137)            --
  Dividends and capital distributions
    paid by EPIC Properties..............         --            --       (44,137)           --         44,137             --
  Contributions from minority
    interests............................         --           520            --            --             --            520
  Distributions and dividends to minority
    interests............................         --       (20,906)           --          (204)            --        (21,110)
  Payment of debt issue costs and other,
    net..................................     (7,490 )          --            --            --             --         (7,490)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    financing activities.................     55,808        (1,725)      (45,155)       (1,273)        20,715         28,370
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................      8,858        18,465        (2,444)         (764)            --         24,115
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR...................................         86        22,381         4,506         5,668             --         32,641
                                           ----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...................................  $   8,944      $ 40,846      $  2,062      $  4,904       $     --       $ 56,756
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1992
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities.............................   $  9,427      $ (3,682)     $ 34,846      $ 17,321       $     --       $ 57,912
INVESTING ACTIVITIES
  Investments in marketable securities,
    net..................................         --        11,306            --        (6,139)            --          5,167
  Cash paid for acquisitions.............         --        (9,903)           --        (2,366)            --        (12,269)
  Additions to property and equipment....         --       (31,503)       (9,764)       (6,583)            --        (47,850)
  Purchase of investment securities......     (4,180)           --            --            --             --         (4,180)
  Principal collected on note receivable
    from EPIC ESOP.......................         --            --        20,714            --        (20,714)            --
  Other..................................        612        (2,704)          236            --             --         (1,856)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    investing activities.................     (3,568)      (32,804)       11,186       (15,088)       (20,714)       (60,988)
FINANCING ACTIVITIES
  Payments on debt obligations...........         --           (76)         (516)       (1,011)            --         (1,603)
  Purchase of Senior ESOP Notes..........         --       (20,293)           --            --             --        (20,293)
  Contribution to EPIC ESOP..............         --       (20,714)           --            --         20,714             --
  Dividends paid to EPIC Holdings........     (1,300)           --            --            --             --         (1,300)
  Dividends and capital distributions
    received from EPIC Properties........         --        54,519            --         2,844        (57,363)            --
  Dividends and capital distributions
    paid by EPIC Properties..............         --            --       (57,363)           --         57,363             --
  Preferred stock transaction costs......     (7,063)           --            --            --             --         (7,063)
  Contributions from minority
    interests............................         --            --            --         1,884             --          1,884
  Distributions and dividends to minority
    interests............................         --          (335)           --        (3,730)            --         (4,065)
  Contribution to subsidiary.............     (1,500)           --            --            --          1,500             --
  Issuance of capital stock by
    subsidiary...........................         --            --            --         1,500         (1,500)            --
  Payment of debt issue costs and other,
    net..................................       (294)         (236)         (132)           --             --           (662)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    financing activities.................    (10,157)       12,865       (58,011)        1,487         20,714        (33,102)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................     (4,298)      (23,621)      (11,979)        3,720             --        (36,178)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR...................................      4,384        46,002        16,485         1,948             --         68,819
                                           ----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...................................   $     86      $ 22,381      $  4,506      $  5,668       $     --       $ 32,641
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1991
                             (DOLLARS IN THOUSANDS)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                      EPIC
                                              EPIC                                                                 HEALTHCARE
                                           HEALTHCARE                                  OTHER                      GROUP, INC.
                                             GROUP,      GUARANTOR        EPIC      NONGUARANTOR                      AND
                                              INC.      SUBSIDIARIES   PROPERTIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           ----------   ------------   ----------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities.............................   $ (3,274)     $ 68,299     $   6,128      $  7,807      $       --     $   78,960
INVESTING ACTIVITIES
  Investments in marketable securities,
    net..................................         --       (12,091)           --            --              --        (12,091)
  Additions to property and equipment....         --       (23,002)     (198,868 )      (2,644)        198,868        (25,646)
  Proceeds from sales of assets..........         --       199,190            --            39        (198,868)           361
  Principal collected on note receivable
    from EPIC ESOP.......................     12,717            --        10,357            --         (23,074)            --
  Principal collected on intercompany
    note receivable......................     41,041            --            --            --         (41,041)            --
  Other..................................        (48)           --            --            --              --            (48)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    investing activities.................     53,710       164,097      (188,511 )      (2,605)        (64,115)       (37,424)
FINANCING ACTIVITIES
  Payments on debt obligations...........   (244,761)       (4,550)           --        (1,336)             --       (250,647)
  Principal payments on intercompany
    notes payable........................         --       (41,041)           --            --          41,041             --
  Proceeds from long-term borrowings.....     29,000            --       198,868            --              --        227,868
  Contribution to EPIC ESOP..............         --       (23,074)           --            --          23,074             --
  Intercompany dividends.................    153,308      (153,308)           --            --              --             --
  Contributions from minority
    interests............................         --            --            --           556              --            556
  Distributions and dividends to minority
    interests............................         --            --            --        (4,122)             --         (4,122)
  Payment of debt issue costs and other,
    net..................................    (10,473)           --            --        (1,290)             --        (11,763)
                                           ----------   ------------   ----------   ------------   ------------   ------------
  Net cash provided by (used in)
    financing activities.................    (72,926)     (221,973)      198,868        (6,192)         64,115        (38,108)
                                           ----------   ------------   ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................    (22,490)       10,423        16,485          (990)             --          3,428
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR...................................     26,874        35,579            --         2,938              --         65,391
                                           ----------   ------------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...................................   $  4,384      $ 46,002     $  16,485      $  1,948      $       --     $   68,819
                                           ----------   ------------   ----------   ------------   ------------   ------------
                                           ----------   ------------   ----------   ------------   ------------   ------------

                  EPIC HEALTHCARE GROUP, INC. AND SUBSIDIARIES

     The subsidiaries comprising the Guarantor Subsidiaries change from year to year due to new and/or revised agreements relating to the various subsidiaries of the Company. As a result, the investment in subsidiaries is presented on the cost basis.

     Intercompany receivables/payables relate to cash transfers between entities on collection of accounts receivable and payment of accounts payable and are included in cash flows provided by (used in) operating activities. Cash flows from operating, financing, and investing activities for each subsidiary are presented in the consolidating statement of cash flows based on that subsidiary's designation as a guarantor or nonguarantor subsidiary at the end of the period.

     Deferred income taxes and deferred income tax benefit are recorded in the accounts of EPIC Healthcare Group, Inc. and are not allocated to the subsidiaries. SFAS No. 109, "Accounting for Income Taxes," requires that the consolidated amount of current and deferred tax expense for a group that files a consolidated tax return shall be allocated among the members of the group when those members issue separate financial statements on a basis consistent with SFAS No. 109. The Company will adopt SFAS No. 109, including allocation of taxes within the consolidating financial statements, effective October 1, 1993.

     Certain prior period amounts have been reclassified or restated for intercompany transactions to conform with the fiscal 1993 presentation. In addition, certain amounts have been reclassified for a change made in the fourth quarter of 1992 in the method of allocating interest income from the EPIC ESOP for intercompany purposes.

- - ---------------------------------------------------------
- - ---------------------------------------------------------
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HEALTHTRUST, INC. - THE HOSPITAL COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HEALTHTRUST, INC. - THE HOSPITAL COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------
                               TABLE OF CONTENTS

                                           PAGE
                                           ----
The Company..............................     3
The Offerings............................     5
Investment Considerations................     6
The Acquisition and the Financing Plan...    12
Use of Proceeds..........................    16
Capitalization...........................    17
Selected Historical Financial
  Information............................    18
Selected Pro Forma Financial
  Information............................    21
Selected Operating Statistics............    22
Description of EPIC......................    23
Properties...............................    23
Price Range of Common Stock..............    28
Dividend Policy..........................    28
EPIC Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations.............................    29
Selling Stockholders.....................    38
Description of Capital Stock.............    40
Certain United States Tax Consequences to
  Non-United States Holders..............    41
Underwriting.............................    43
Legal Matters............................    44
Experts..................................    44
Available Information....................    45
Information Incorporated by Reference....    45
Index to Financial Statements............    46

- - ---------------------------------------------------------
- - ---------------------------------------------------------

- - ---------------------------------------------------------
- - ---------------------------------------------------------

                                6,220,404 SHARES

                           (LOGO)  HEALTHTRUST INC.
                                   The Hospital Company

                                  COMMON STOCK

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                 APRIL 28, 1994
- - ---------------------------------------------------------
- - ---------------------------------------------------------

                                                                      APPENDIX A


                          Graphic and Image Material
                          --------------------------

The inside front cover of the Prospectus contains a map of the United States marked to indicate the locations of the hospitals operated by each of Healthtrust, Inc. - The Hospital Company and EPIC Holdings, Inc. See "Properties" for a list of the names and locations of such hospitals.